Exhibit 10.1
TERM LOAN AGREEMENT
between
WYNN/CA PLAZA PROPERTY OWNER, LLC and
WYNN/CA PROPERTY OWNER, LLC,
as Borrower,
THE BANKS LISTED HEREIN,
as the Banks,
UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY,
as Administrative Agent and Lead Arranger,
FIFTH THIRD BANK,
as Joint Lead Arranger,
SUMITOMO MITSUI BANKING CORPORATION,
as Joint Lead Arranger,
and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Managing Agent
July 25, 2018

v

i

Section 15.4	Federal Reserve Bank or Other National Equivalent	103
Section 15.5	Agent's Register	103
Section 15.6	[Reserved]	103
Section 15.7	Prohibition of Assignments by Borrower	103
Section 15.8	Severance	103

v

EXHIBITS AND SCHEDULES

EXHIBIT A	—	Legal Description of Project

EXHIBIT B	—	Form of Cash Management Agreement

EXHIBIT C	—	Form of Tenant Direction Letter

EXHIBITS D-1, D-2, D-3, D-4	—	U.S. Tax Compliance Certificates

EXHIBIT E	—	Form of Collateral Assignment of Interest
Rate Protection Agreement

EXHIBIT F	—	Form of Assignment and Acceptance Agreement

EXHIBIT G	—	Form of Confidentiality Agreement

SCHEDULE 1.1	—	Approved Lenders

SCHEDULE 2.1	—	Excluded Transferees

SCHEDULE 2.2	—	LIBOR Provisions

SCHEDULE 5.1(a)	—	Leasing Matters

SCHEDULE 5.1(b)	—	Rent Roll

SCHEDULE 6.1(a)	—	States of Organization

SCHEDULE 6.1(b)	—	Borrower's Organizational Chart

SCHEDULE 6.3	—	Liabilities; Litigation

TERM LOAN AGREEMENT
This Term Loan Agreement (this “Agreement”) is entered into as of July 25, 2018 between WYNN/CA PLAZA PROPERTY OWNER, LLC, a Nevada limited liability company (“Plaza Owner”), and WYNN/CA PROPERTY OWNER, LLC, a Nevada limited liability company (“Esplanade Owner”) (each individually and collectively, as the context requires, “Borrower”), the BANKS listed on the signature pages and any successor or assign thereof (individually, a “Bank” and collectively, the “Banks”), and UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY, as agent for the Banks (“Agent”).
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan from the Banks.
WHEREAS, each Bank severally is willing to make the Loan to Borrower subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
ARTICLE 1

CERTAIN DEFINITIONS
Section 1.1    Certain Definitions. As used herein, the following terms have the meanings indicated:
“A/B Notes” has the meaning assigned in Section 15.8.
“Acceptable Counterparty” means a financial institution acceptable to Agent with a (a) long term issuer credit rating of at least BBB+ from S&P or (b) senior unsecured debt rating of at least Baa1 from Moody’s, and, solely at the time of entering into an Interest Rate Protection Agreement but not thereafter, not be on credit watch for a downgrading.
“Act” has the meaning assigned in Section 8.14(a).
“Accounts” means a debt service account (the “Debt Service Account”), an operating expense account (the “Operating Expense Account”), and an excess cash account (the “Excess Cash Account”), each as defined in the Cash Management Agreement, and the Operating Account.
“Affiliate” means with respect to any specified Person, any other Person controlled by, controlling or under common control with such specified Person.
“Agent” has the meaning assigned in the Preamble, and its successors and assigns.

“Agent’s Register” has the meaning assigned in Section 15.5.
“Agreement” means this Term Loan Agreement, as originally executed by Borrower, Agent and the Banks, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Alternative Index” means a published index, which the parties hereto acknowledge and agree may be an index that does not yet exist and/or is not commonly being used as of the date hereof, that Agent determines (i) is then-currently used in making determinations of the interest rate for variable rate commercial loans, (ii) is commonly accepted by market participants in portfolio commercial mortgage loans, and (iii) is publicly recognized by ISDA as an alternative to the Fixed LIBO Rate and for which ISDA has approved a hedge agreement or an amendment to hedge agreements, generally providing such published index as a standard alternative to the Fixed LIBO Rate; provided that such index shall be chosen and applied by Agent in consultation with Borrower and the Banks and in a manner consistent with then-prevailing market practice. In no event shall the Alternative Index be less than the Cost of Funds.
“Alternative Index Rate” means, as of any date of determination during any period for which the Interest Rate is calculated with reference to the Alternative Index pursuant to Section 2.6, the sum of the Alternative Index and the Alternative Index Rate Spread. In no event shall the Alternative Index Rate be less than Cost of Funds plus the Spread.
“Alternative Index Rate Spread” means, in connection with the conversion of the Loan from (1) a LIBO Rate loan to an Alternative Index Rate loan, the difference (expressed as the number of basis points and which may be negative) between (a) the interest rate in respect of the Loan (which, for the avoidance of doubt, includes the Spread), determined by taking the average interest rate from the six (6) most recent Interest Periods for which Fixed LIBO Rate was last applicable to the Loan, and (b) the Alternative Index on the last Rollover Date for which Fixed LIBO Rate was determined with respect to the Loan or (2) a Disruption Rate loan to an Alternative Index Rate loan, the difference (expressed as the number of basis points and which may be negative) between (a) the interest rate in respect of the Loan (which, for the avoidance of doubt, includes the spread over the Prime Rate set forth in Section 2.5(e)), determined by taking the average interest rate from the six (6) most recent Interest Periods for which the Disruption Rate was last applicable to the Loan, and (b) the Alternative Index on the date that the Disruption Rate was last applicable to the Loan.
“Appraisal” means an as-is appraisal of the Project prepared by an Appraiser, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and otherwise in form and substance satisfactory to Agent.
“Appraiser” shall mean Avison Young or any other “state certified general appraiser” as such term is defined and construed under applicable regulations and guidelines issued pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, which appraiser must have been licensed and certified by the applicable Governmental Authority having jurisdiction in the State, and which appraiser shall have been selected by Agent.

“Approved Lease” means any Lease in effect as of the date hereof and/or any other Lease approved in writing by Agent or entered into after the date which does not require the Agent’s approval pursuant to the terms of this Agreement.
“Approved Lenders” means the prospective lenders listed on Schedule 1.1.
“Assignee” has the meaning assigned in Section 15.1.
“Assignment” has the meaning assigned in Section 15.1.
“Assignment of Rents and Leases” means the Assignment of Rents and Leases dated as of the date hereof, as originally executed by Borrower in favor of Agent for the ratable benefit of the Banks, and pertaining to leases of space in the Project, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Banks” has the meaning assigned in the Preamble.
“Bank/AA Exposure” has the meaning assigned in Section 14.1.
“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, as amended from time to time.
“Bankruptcy Party” has the meaning assigned in Section 9.7.
“Base LIBO Rate” has the meaning assigned in Schedule 2.2(1)(a).
“Borrower” has the meaning assigned in the Preamble.
“Borrower Party” means any Guarantor and any sole member of any Borrower.
“Business Day” means every day of the week (other than a Saturday or Sunday or days which commercial national banks are not authorized or required to close in New York City) and, additionally, (i) whenever such day relates to the determination of the Fixed LIBO Rate, any such day on which Dollar deposits are also carried out in the London interbank market and banks are also open for business in London, England and (ii) whenever such day relates to an obligation of Agent and/or the Banks, and the giving and receiving by Agent and/or the Banks of prepayment or extension notices, when banks are also open for business in New York, New York.

“Cash Management Account” has the meaning assigned in Cash Management Agreement.
“Cash Management Agreement” means that certain Cash Management Agreement, to be executed (which Borrower covenants to do) promptly following a Cash Sweep Trigger by Borrower, Agent and Cash Management Bank, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time, in the form of Exhibit B with such changes thereto as Cash Management Bank shall reasonably request.
“Cash Management Bank” means Fifth Third Bank, N.A. or another bank acceptable to Agent.
“Cash Sweep Cure Event” has the meaning assigned in Section 2.9(b).
“Cash Sweep Debt Yield” means a Debt Yield of not less than (i) prior to and including January 2, 2020, seven percent (7.0%), (ii) after January 2, 2020 through and including July 1, 2021, seven and seventy-five one-hundredths percent (7.75%) and (iii) after July 1, 2021, eight and five tenths percent (8.5%).
“Cash Sweep Interest Coverage Ratio” means an Interest Coverage Ratio of not less than 1.50:1.0.
“Cash Sweep Period” means a period of time beginning on the date of a Cash Sweep Trigger and continuing until the date of a Cash Sweep Cure Event.
“Cash Sweep Trigger” has the meaning assigned in Section 2.9(a).
“Change” has the meaning assigned in Section 2.5(f).
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and the regulations promulgated thereunder from time to time.
“Collateral Assignment” means that certain Collateral Assignment dated as of the date hereof, as originally executed by Borrower in favor of Agent for the ratable benefit of the Banks, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Collateral Assignment of Interest Rate Protection Agreement” means that certain Collateral Assignment of Interest Rate Protection Agreement dated as of the date hereof, as originally executed by Borrower in favor of Agent for the ratable benefit of the Banks, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time, with respect to any Third-Party Interest Rate Protection Agreement.
“Commitment” means with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof or in any subsequent amendment hereof or in any assignment and assumption agreement related hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“control” or “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management and policies of an entity through the ownership of voting securities or equity interests, by contract or otherwise.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party or any of their respective Subsidiaries or Affiliates (as applicable), are treated as a single employer under Section 414(b) or (c) of the Code, and any organization which is required to be treated as a single employer with any Loan Party under Sections 414(m) or 414(o) of the Code.
“Cost of Funds” means for the given interest period, the interest rate determined by the Agent (i) by requesting the principal London office of any four (4) major reference banks in the London interbank market selected by Agent to provide such banks’ offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, two (2) Working Days prior to the interest period for the amounts for a comparable loan at the time of such calculation and, if at least two (2) such offered quotations are so provided, Costs of Funds shall be the arithmetic mean of such quotations, and (ii) if fewer than two (2) such quotations in clause (i) are so provided, Agent shall request any three (3) major banks in New York City selected by Agent to provide such banks’ rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time two (2) Working Days to the interest period for the amounts for a comparable loan at the time of such calculation and, if at least two (2) such rates are so provided, Costs of Funds shall be the arithmetic mean of such rates and, if at fewer than two (2) such quotations in clause (ii) are so provided, Cost of Funds shall be the Federal Funds Effective Rate plus ten (10) basis points. Costs of Funds shall be determined pursuant to the foregoing conclusively by Agent, absent manifest error.
“Creditors’ Rights Law” shall mean with respect to any Person any existing or future law of any state or Federal jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding‑up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.
“Crown Guarantor” means initially, individually and collectively, as the context requires, Crown Retail Services, LLC, a New York limited liability company and PPF Retail, LLC, a Delaware limited liability company.
“Debt” means, for any Person, without duplication: (1) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (1) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (1) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (1) all indebtedness guaranteed by such Person, directly or indirectly, and (1) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Debt Service” means the aggregate interest and scheduled principal on the Loan for the period of time for which calculated.
“Debt Yield” means, as of any date, the ratio of (a) Net Operating Income for the immediately following twelve (12)-month period to (b) the Principal Balance. For purposes of determining the Debt Yield, Net Operating Income will be adjusted as follows, (i) Operating Revenues will include (A) forward looking annualized revenue based on executed leases including annualized base rent and common area maintenance charges (including base rent and common area maintenance charge steps becoming effective in the next twelve (12) months) and (B) all percentage rent actually paid during the preceding twelve (12)-month period under Leases included under (A) above, and any other operating income actually received during the preceding twelve (12)-month period (in each case excluding amounts representing non-recurring items), and (ii) Operating Expenses will be limited to actual operating expenses paid by Borrower (as distinguished from those payable by the hotel owner under any reciprocal easement agreement affecting the Project) during the preceding twelve (12)-month period.
“Deed of Trust” means the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of the date hereof, as originally executed by Borrower in favor of _____________ for the benefit of Agent for the ratable benefit of the Banks, covering and creating a first lien on the Project, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable Legal Requirements, and (b) five percent (5%) per annum in excess of the LIBO Rate or Disruption Rate, as applicable (or, following the LIBOR Termination Date, the Alternative Index Rate or Disruption Rate, as applicable).
“Defaulted Amount” has the meaning assigned in Section 13.18.
“Defaulting Bank” means, subject to Section 13.18(b) or (d), any Bank that has a prospective funding obligation hereunder and (a) has failed to (i) fund all or any portion of its Commitment within two (2) Business Days after the date such Commitment was required to be funded hereunder unless such Bank notifies Agent and Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Bank any other amount required to be paid by it hereunder within two (2) Business Days after the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund its Commitment hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Creditors’ Rights Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 13.18(b) or (d)) upon delivery of notice of such determination to Borrower and each Bank.
“Defaulting Bank Purchase Price” has the meaning assigned in Section 13.18.
“Depositary Bank” means Fifth Third Bank, N.A. and its successors and assigns.
“Disruption Rate” has the meaning assigned in Section 2.5(e).
“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, modified, replaced and/or supplemented from time to time, and any orders, rules, regulations, rulings, authorizations, determinations, guidelines, directives and/or any other requirements and/or provisions issued under such Act, existing now or in the future.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Embargoed Person” has the meaning assigned in Section 14.1.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA or other plan established or maintained, or to which contributions have been made, by any Loan Party.
“Environmental Laws” means any Legal Requirement governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such Legal Requirements governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, discharge of, or exposure to, Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, modified, replaced and/or supplemented from time to time, and any current or future regulations thereunder.
“Esplanade Owner” has the meaning assigned in the Preamble, and its successors and assigns.
“Esplanade Project” means the real property interests described on Exhibit A-1, and all related facilities, amenities, fixtures, and personal property owned by Borrower.
“Esplanade REA” means the Declaration of Covenants and Easements, dated as of December 21, 2016, affecting the Esplanade Project and recorded as Instrument Number 20161221-0003705 in the Office of the County Recorder of Clark County, Nevada, as amended by the First Amendment to the Declaration of Covenants and Easements, dated as of October 2, 2017 and recorded as Instrument Number 20171003-0000452 in the Office of the County Recorder of Clark County, Nevada, as further amended by the Second Amendment to the Declaration of Covenants and Easements, dated as of November 17, 2017 and recorded as Instrument Number 20171117-0000854 in the Office of the County Recorder of Clark County, Nevada.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“European Union” means, at any time, those countries at such time members of the political and economic union known as the “European Union”.
“Event of Default” has the meaning assigned in Article 9.
“Excess Cash Account” has the meaning assigned in the Cash Management Agreement
“Excluded Taxes” means (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income (however denominated), or any branch profits or similar Taxes, in each case (i) imposed by the U.S., or by the jurisdiction under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or (ii) that are Other Connection Taxes; (b) in the case of a Bank, any U.S. federal Withholding Tax (including any U.S. federal back-up Withholding Tax) that is imposed on amounts payable to such Bank pursuant to a law in effect at the time such Bank becomes a party to this Agreement (other than pursuant to an assignment request by Borrower under Section 2.5(h)(i)) or designates a new lending office, except to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation (or assignment), to receive additional amounts from Borrower with respect to such Withholding Tax pursuant to Section 2.5(c); (c) Taxes attributable to such Recipient’s failure to comply with Section 2.5(a); and (d) any Taxes imposed under FATCA.
“Excluded Transferees” means the Persons identified on Schedule 2.1 hereto, and such Person’s respective Affiliates or subsidiaries.
“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended, modified, replaced and/or supplemented from time to time.
“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreement in connection with the foregoing (together with any Legal Requirements implementing such agreement) or any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FDIC” means the Federal Deposit Insurance Corporation or any successor agency.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published by the NYFRB as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Agreement” means that certain Fee Agreement dated as of the date hereof, as originally executed by Agent and Borrower, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Financial Covenant” has the meaning assigned in Section 8.18.
“Financial Covenant L/C” has the meaning assigned in Section 2.7.
“Fixed LIBO Rate” has the meaning assigned in Schedule 2.2(1)(b).
“Flood Laws” has the meaning assigned in Section 13.10(d).
“GAAP” means the generally accepted accounting principles, consistently applied, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles apply to partnerships, corporations or limited liability companies, as applicable.

“Governmental Authority(ies)” means any court, legislature, council, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, or any governmental, public or quasi-public authority, of any foreign, domestic, federal, state, county, city, borough, municipal government or other political subdivision of any of the foregoing, or any official thereof, whether now or hereafter in existence.
“Guarantor” means initially, individually and collectively, as the context requires, Crown Guarantor and/or Wynn Guarantor, together with any Replacement Guarantor that replaces Crown Guarantor or Wynn Guarantor as permitted in this Agreement. In the event that any Guarantor or Replacement Guarantor is replaced by any Replacement Guarantor, then the term “Guarantor”, as used in this Agreement, shall exclude the replaced Guarantor(s).
“Hazardous Material(s)” means (i) any and all substances, materials, wastes or mixtures which are or shall be listed, defined, or otherwise determined by any Governmental Authority to be hazardous, toxic or otherwise regulated, affected, controlled or which may give rise to liability or a standard of conduct under any Environmental Laws, including any substance identified under any Environmental Law based upon their harmful or deleterious properties as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material or toxic substance, or petroleum or petroleum-derived substance or waste; (ii) asbestos or asbestos-containing materials; (iii) polychlorinated biphenyls (PCBs) and compounds containing them; (iv) radon gas; (v) laboratory wastes; (vi) experimental products, including genetically engineered microbes and other recombinant DNA products; (vii) petroleum, crude oil, natural gas, natural gas liquid, liquefied natural gas, other petroleum or chemical products, whether liquid, solid or gaseous form, or synthetic gas useable as fuel; (viii) “source,” “special nuclear” and “by-product” material, as defined in the Atomic Energy Act of 1954, 42 U.S.C. § 3011 et seq., as amended from time to time; (ix) explosives, radioactive or flammable materials; (x) underground or above-ground storage tanks, whether empty or containing any substance; (xi) indoor air contaminants, mold, fungi, toxins, irritants and other allergens and microbial matter; and (xii) lead and lead-based paint.
“Hedging Breakage Costs” shall mean any loss, cost or expense payable by Borrower to the applicable counterparty under any Lender Interest Rate Protection Agreement as a result of the early termination of an Lender Interest Rate Protection Agreement by reason of a prepayment or acceleration of the Loan as specified in and as determined by such counterparty in its discretion (and which shall be binding absent manifest error) in accordance with such Lender Interest Rate Protection Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnity Agreement” means that certain Hazardous Materials Indemnity Agreement dated as of the date hereof, as originally executed by Wynn Guarantor and Borrower, as indemnitors, to and in favor of Agent for the ratable benefit of the Banks, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Independent Manager” of any corporation or limited liability company shall mean an individual serving as an independent manager at the time of appointment who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent managers, another nationally recognized company reasonably approved by Agent, that is not an Affiliate of such corporation or limited liability company and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as independent manager be:
(a)    a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company, or any of its respective equityholders or Affiliates (other than as an independent manager of an Affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent manager is employed by a company that routinely provides professional independent managers in the ordinary course of business);
(b)    a customer, creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its respective equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers and other corporate services to such corporation or limited liability company or any of its respective equityholders or Affiliates in the ordinary course of business);
(c)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(d)    a Person that controls or is under common control with (whether directly, indirectly or otherwise) any of the Persons referred to in clauses (a), (b) or (c) above.
A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent manager of a “special purpose entity” in the direct chain of ownership of such corporation or limited liability company shall not be disqualified from serving as an independent manager of such corporation or limited liability company, provided that the fees that such individual earns from serving as independent managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 8.14.

“Independent Manager Event” shall mean, with respect to an Independent Manager, (i) any acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties under the applicable organizational documents, (ii) such Independent Manager engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, (iv) such Independent Manager no longer meeting the definition of Independent Manager in this Agreement or (v) such Independent Manager’s resignation.
“Insurance Premiums” has the meaning assigned in Section 3.1(c).
“Interest Coverage Ratio” means, for the period of time for which calculation is being made, the ratio of: (a) Net Operating Income for the immediately following twelve (12)-month period, to (b) the interest to be paid for the following twelve (12)-month period based on the lower of the applicable interest rate at the time of determination or the capped rate based on the then in place Interest Rate Protection Agreement. For purposes of determining the Interest Coverage Ratio, Net Operating Income will be adjusted as follows, (i) Operating Revenues will include (A) forward looking annualized revenue based on executed leases including annualized base rent and common area maintenance charges (including base rent and common area maintenance charge steps becoming effective in the next twelve (12) months) and (B) all percentage rent actually paid during the preceding twelve (12)-month period under Leases included under (A) above, and any other operating income actually received during the preceding twelve (12)-month period (in each case excluding amounts representing non-recurring items), and (ii) Operating Expenses will be limited to actual operating expenses paid by Borrower (as distinguished from those payable by the hotel owner under any reciprocal easement agreement affecting the Project) during the preceding twelve (12)-month period.
“Interest Period” has the meaning assigned in Schedule 2.2(1)(c).
“Interest Rate Protection Agreement” has the meaning assigned in Section 2.8(a).
“IRS” has the meaning assigned in Section 2.5(a) or any successor agency.
“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor organization.
“Lease(s)” means lease(s), occupancy agreement(s), license agreement(s), concession(s) or other rental or occupancy arrangement(s) by or binding upon Borrower, as lessor, for space in the Project.
“Legal Requirement(s)” means, collectively, all foreign, domestic, federal, state, local and municipal laws, statutes, codes, ordinances, rules, rulings, orders, judgments, decrees, injunctions, arbitral decisions, regulations, authorizations, determinations, directives and any other requirements and/or provisions (including building codes and zoning regulations and ordinances) of all Governmental Authorities, whether now or hereafter in force, which may be or become applicable to Borrower or any Borrower Party, the relationship of lender and borrower, Agent, any Bank, the Project, any of the Loan Documents, or any part of any of them (whether or not the same may be valid) and all requirements, obligations and conditions of all instruments of record on the date hereof.
“Lender Interest Rate Protection Agreement” has the meaning assigned in Section 2.8(d).
“Lending Installation” means any office, branch, subsidiary or Affiliate of a Bank.
“LIBO Rate” has the meaning assigned in Section 2.2(a).
“LIBOR Breakage Costs” means such amount or amounts as shall be sufficient (in the opinion of Agent, which shall be conclusive absent manifest error, so long as made on a non-discriminatory basis) to compensate the Banks for any actual loss, cost or expense incurred by the Banks attributable to any payment or prepayment of all or any portion of the Principal Balance on a date other than a Payment Date, Rollover Date or Re-Set Date.
“LIBOR Termination Date” means the date on which Agent determines in good faith that the Fixed LIBO Rate is no longer available (except during any period of temporary disruption) for use by leading U.S. banks for the determination of interest on floating-rate commercial mortgage loans.
“Lien” means any interest in the Project securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.
“Loan” means the loan to be made by the Banks to Borrower under this Agreement and all other amounts secured by the Loan Documents.
“Loan Amount” has the meaning assigned in Section 2.1.
“Loan Documents” has the meaning assigned in Section 2.4(a), as any or all of the same may be supplemented, amended, restated and/or replaced from time to time.
“Loan Party” means any Borrower, any Borrower’s sole member and any Guarantor.
“Loan Year” means the period between the date hereof and July 24, 2019 for the first Loan Year and the period between each succeeding July 25 and July 24 until the Maturity Date.
“Manager” has the meaning assigned in Section 8.3.
“Material Action” shall mean, as to any Person, an action to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to general relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due (unless such admission is true), or to take action in furtherance of any of the foregoing.
“Material Adverse Effect” means the occurrence of an event that has a material adverse effect on Borrower or on Borrower’s business, properties, assets, operations or condition (financial or otherwise), or on any Borrower Party or on any such Borrower Party’s business, properties, assets, operations or condition (financial or otherwise), where, in each case, the same is likely to have a material adverse effect on the Project and Agent’s or the Banks’ interest in the Loan.
“Maturity Date” means the earlier of (a) the Scheduled Maturity Date or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.
“Member” has the meaning assigned in Section 8.14(a).
“Moody’s” means Moody’s Investors Service, Inc., and its successors in interest.
“Multi-Asset Person” means a Person in respect of which the Net Operating Income from the Project (or such portion thereof allocable to such Person) represents less than twenty-five percent (25%) of such Person’s aggregate gross income.
“Multiemployer Plan” means an Employee Benefit Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which any Loan Party or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions and which otherwise is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Cash Flow” means, for any period, the amount by which Operating Revenues exceed the sum, without duplication, of (a) Operating Expenses, (b) Debt Service, and (c) any actual payment into impounds, escrows, or reserves required pursuant to this Agreement, except to the extent included within the definition of Operating Expenses.
“Net Operating Income” means the amount by which Operating Revenues exceed Operating Expenses (excluding any actual payment into impounds, escrows or reserves required pursuant to this Agreement).
“Non-Defaulting Bank” has the meaning assigned in Section 13.18.
“Non-U.S. Bank” has the meaning assigned in Section 2.5(a)(i).
“Note(s)” means the Promissory Note dated as of the date hereof from Borrower payable to the order of each Bank evidencing the Loan, as originally executed, and any substitute promissory note(s) executed by Borrower as a result of an Assignment pursuant to Section 15.1, all as the same may be issued, supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Notice of Default” has the meaning assigned in Section 13.16(a).
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means all loans, advances, debts, liabilities and obligations for monetary amounts (whether such amounts are liquidated or determinable) owing by Borrower to Agent and/or the Banks, and all present or future covenants and duties of Borrower regarding such amounts, of any kind or nature, whether evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all interest (including, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any proceeding under any Creditors’ Rights Law, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), charges, expenses, reasonable attorneys’ fees and any other sum chargeable to Borrower under any of the Loan Documents and any obligations of Borrower under a Lender Interest Rate Protection Agreement.
“OFAC” has the meaning assigned in Section 14.2.
“Operating Account” has the meaning assigned in Section 2.4(b).
“Operating Account DACA” means that certain Deposit Account Control Agreement dated as of the date hereof, as originally executed by Borrower, Agent and Depositary Bank, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Operating Expenses” means all reasonable and necessary expenses of operating the Project in the ordinary course of business on an accrual twelve (12) month basis and which are directly associated with and fairly allocable to the Project for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, regularly scheduled tax impounds paid to Agent, maintenance costs, management fees and costs, accounting, legal, and other professional fees, wages, salaries, and personnel expenses specifically relating to the operation of the Project, but excluding Debt Service, capital expenditures, any of the foregoing expenses which are paid from deposits to cash reserves previously included as Operating Expenses, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loan or insurance or by any third party, any actual payment into impounds, escrows, or reserves required pursuant to this Agreement and any non-cash charges such as depreciation and amortization. Any management fee or other expense payable to Borrower or to an Affiliate of Borrower not in violation of this Agreement shall be included as an Operating Expense. Notwithstanding anything contained in this Agreement to the contrary, Operating Expenses shall not include (i) federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Project or (ii) any amounts paid or payable by the hotel owner under any reciprocal easement agreement affecting the Project or paid or payable by any tenant under a Lease.

“Operating Revenues” means all revenues of Borrower on an accrual twelve (12) month basis from operation of the Project or otherwise arising in respect of the Project after the date hereof which are properly allocable to the Project for the applicable period, including receipts from leases and parking agreements, license and concession fees and charges and other miscellaneous operating revenues, proceeds from rental or business interruption insurance, proceeds of any loans, withdrawals from cash reserves (except to the extent any operating expenses paid therewith are excluded from Operating Expenses), any sum received or receivable from any deposit held as security for performance of a tenant’s obligation, any other moneys paid or payable in respect of any display or advertising at the Project including any fixture or fitting at the Project for display or advertisement, any sum paid or payable, or the value of any consideration given, for the surrender or variation of any Lease, any sum paid or payable by any guarantor of any Lease, any interest paid or payable on, and any damages, compensation or settlement awards, and proceeds of any awards for temporary takings, but excluding security deposits and earnest money deposits until they are forfeited by the depositor, advance rentals until they are earned, and proceeds from a sale or other disposition.
“Other Connection Taxes” means with respect to any Recipient of a payment hereunder, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or the Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, filing, recordation or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.5(h)).
“Participant” has the meaning assigned in Section 15.2(a).
“Participant Register” has the meaning assigned in Section 15.2(b).
“Participation” has the meaning assigned in Section 15.2(a).
“Patriot Act” has the meaning assigned in Section 14.2.
“Payment Date” has the meaning assigned in Section 2.3(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means an Employee Benefit Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens and other matters disclosed in the title insurance policies approved in writing by Agent on or before the date of this Agreement, (c) Liens, if any, for Taxes, Other Taxes or similar taxes, levies or charges imposed by any Governmental Authority not yet due or delinquent or which Borrower is contesting in accordance with the requirements of Section 8.2, (d) any workers’, mechanics’ or other similar Liens affecting the Project, provided that any such Lien is bonded or discharged within thirty (30) days after Borrower first receives written notice of such Lien or which is being contested in accordance with the requirements of Section 8.2, (e) such other title and survey exceptions as Agent has approved or may approve in writing in Agent’s reasonable discretion, (f) Approved Leases, and (g) trade payables in the ordinary course of business as permitted under Section 8.8.
“Permitted Transfer” means (i) leasing of space within the Project, so long as Borrower complies in all material respects with the provisions of the Loan Documents relating to such leasing activity and any other Permitted Liens; (ii) a Transfer by devise or descent or by operation of law upon the death of an individual having a legal or beneficial ownership or economic interest in Borrower; (iii) transfers of direct or indirect ownership interests in and/or control of Borrower between or among existing direct and indirect owners and their affiliates; (iv) transfers of direct or indirect ownership interests in CA LV Retail LLC, a Delaware limited liability company, and/or CA LV Plaza Retail LLC, a Delaware limited liability company, as the case may be, provided Crown Guarantor maintains the same level of control over such entities interest in Borrower as on the date hereof; (v) any pledge of direct or indirect equity interests in, and/or right to distributions from, Wynn Guarantor or any other Multi-Asset Person to secure a loan to any such Persons that is secured by all or a substantial portion of any such Person’s assets; (vi) the transfer or issuance of any securities or any direct or indirect interests in any direct or indirect owner of Borrower, in either case, whose securities are publicly traded on a national exchange (regardless whether such transfer or issuance is of publicly traded securities or interests) or any Person who directly or indirectly holds such securities or interests or who is a Multi-Asset Person; (vii) the merger or consolidation of Wynn Guarantor or any other Multi-Asset Person with or into any other Person or sale or transfer of all or a substantial portion of the assets of Wynn Guarantor or any other Multi-Asset Person; (viii) transfers of up to 49.9% of direct or indirect ownership interests in Borrower provided (x) 50.1% of the direct or indirect ownership interests in Borrower is owned by, and (y) Borrower continues to be controlled by, one or more of Wynn Guarantor, Crown Guarantor and/or one or more Persons controlling or under common control with Crown Acquisitions LLC; and (ix) the replacement of Morgan Stanley Real Estate Advisor as an investment advisor of Prime Property Fund, LLC; provided that no transfer (other than a transfer of publicly-traded securities) shall constitute a Permitted Transfer if such transfer would result in a breach of Section 9.15 thereof.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
“Plaza Owner” has the meaning assigned in the Preamble, and its successors and assigns.

“Plaza Project” means the real property interests described on Exhibit A-2, and all related facilities, amenities, fixtures, and personal property owned by Borrower.
“Plaza REA” means the Declaration of Covenants and Easements, dated as of October 2, 2017, effecting the Plaza Project and recorded as Instrument Number 20171003-0000451 in the Office of the County Recorder of Clark County, Nevada.
“Pledge of Accounts” means that certain Pledge of Accounts dated as of the date hereof, as originally executed by Borrower and Agent for the ratable benefit of the Banks, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“PML” has the meaning assigned in Section 3.1(a)(vi).
“Post-Default Plan” has the meaning assigned in Section 13.10(d).
“Prime Rate” has the meaning assigned in Schedule 2.2(1)(e).
“Principal Balance” has the meaning assigned in Schedule 2.2(1)(f).
“Prohibited Person” means any Person: (a) listed in the Annex to, or that fails to comply with the provisions of, the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or that otherwise fails to comply with the provisions of, the Executive Order; (c) with whom any of the Banks is prohibited from dealing under applicable Legal Requirements; (d) that is otherwise engaging in any transaction in violation of any terrorism or money laundering Legal Requirements, including, without limitation, the Executive Order and the Patriot Act; (e) that commits, threatens or conspires to commit, or supports, “terrorism”, as such term is defined in the Executive Order or the Patriot Act; (f) that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or at any replacement website or other replacement official publication of such list; or (g) that is an Affiliate of a Person listed above.
“Project” means the Esplanade Project and/or the Plaza Project, individually and collectively, as the context requires.
“Ratable Share” at any time means, with respect to any Bank, its share of the Loan based on the proportion of the Principal Balance advanced by such Bank to the total Principal Balance at such time.
“REA Counterparty” means the “Hotel Owner” as defined in each REA.
“REAs” mean, collectively, the Esplanade REA and the Plaza REA.
“Recipient” means Agent or any Bank, as applicable.
“Recourse Indemnity” means that certain Recourse Indemnity Agreement dated as of the date hereof, as originally executed by Guarantor to and in favor of Agent for the ratable benefit of the Banks, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Redirection Notice” means a written notice from Agent to Depositary Bank whereby Agent is able to take control of the Operating Account and Borrower shall not have a right of withdrawal from the Operating Account.
“Regulation D” has the meaning assigned in the definition of Reserve Requirement.
“Replacement Bank” has the meaning assigned in Section 13.18.
“Replacement Guarantor” means any Person that replaces an existing Guarantor in accordance with the requirements of this Agreement.
“Required Banks” means Banks holding Ratable Shares of the Loan which aggregate to at least sixty-six and two-thirds percent (66 2/3%) of the Principal Balance.
“Requirements” has the meaning assigned in Section 8.13.
“Re-Set Date” has the meaning assigned in Schedule 2.2(1)(g).
“Reserve Requirement” means, for any Interest Period, the highest reserve percentage (expressed as a decimal) from time to time established by (x) the Council Regulation established by the European Central Bank, as revised from time to time, or (y) the Board of Governors of the U.S. Federal Reserve System or (z) any other banking authority to which any Bank is now or hereafter subject, including, without limitation, any (i) reserve on Eurocurrency Liabilities as defined in Regulation D of the Board of Governors of the U.S. Federal Reserve System (as the same may be amended, modified, replaced and/or supplemented from time to time, “Regulation D”) at the ratios provided in such Regulation D from time to time, and (ii) any marginal, supplemental or emergency reserves.
“Risk-Based Capital Guidelines” has the meaning assigned in Section 2.5(f).
“Roll Over Date” has the meaning assigned in Schedule 2.2(1)(h).
“S&P” means S&P Global Ratings, a division of The McGraw Hill Companies, Inc., and its successors in interest.
“Sanctioned Country” means a country or territory that is subject to comprehensive Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“Scheduled Maturity Date” means July 24, 2025.
“Secondary Market Transaction” has the meaning assigned in Section 8.15.

“Single Purpose Entity” has the meaning assigned in Section 8.14(a).
“Site Assessment” means an environmental engineering report for the Project prepared by an engineer engaged by Agent, at Borrower’s expense, and in a manner satisfactory to Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with good customary and commercial practice.
“Special Member” has the meaning assigned in Section 8.14(a).
“Spread” has the meaning assigned in Section 2.2(a).
“Spread Maintenance” means the product of (a) the Spread, (b) the prepaid amount of the Loan, and (c) a fraction, the numerator of which is the number of days between the date of prepayment and the twelve (12) month anniversary of the date hereof and denominator of which is 360.
“Tax Requirements” means, collectively, all foreign, domestic, federal, state, local and municipal laws, statutes, codes, ordinances, rules, rulings, orders, judgments, decrees, injunctions, arbitral decisions, regulations, authorizations, determinations, directives and any other requirements of all Taxing Authorities, including, without limitation, FATCA, whether now or hereafter in force (whether or not the same may be valid).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Taxing Authority, including any interest, additions to tax or penalties applicable thereto.
“Taxing Authority” means the U.S. government or the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).
“Tenant” means a tenant of the Project as set forth in a Lease.
“Terrorism Insurance” has the meaning assigned in Section 3.1(a)(viii).
“Terrorism Insurance Cap” has the meaning assigned in Section 3.1(a)(viii).
“Test Date” means the last day of each calendar quarter during the term of the Loan, commencing as of the calendar quarter ending March 31, 2019.
“Third-Party Interest Rate Protection Agreement” has the meaning assigned in Section 2.8(c).
“Transfer” has the meaning assigned in Section 8.1.
“TRIA” has the meaning assigned in Section 3.1(a)(viii).

“Unrelated Claims” has the meaning assigned in Section 12.3(d).
“U.S.” means The United States of America.
“U.S. Bank” has the meaning assigned in Section 2.5(a)(iii).
“Unfunded Defaulted Amount” has the meaning assigned in Section 13.18.
“Withholding Agent” means any Loan Party and Agent.
“Withholding Taxes” means any and all Taxes collected by withholding or deduction.
“Working Day” has the meaning assigned in Schedule 2.2(1)(i).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Wynn Guarantor” means Wynn Resorts, Limited, a Nevada corporation.
“Zoning Report” means that certain Zoning and Site Requirements Summary dated July 13, 2018 prepared by The Planning & Zoning Resources Company for the Project.
Section 1.2    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2

LOAN TERMS
Section 2.1    The Loan. Each of the Banks severally agrees, on the terms and conditions set forth in this Agreement, to make a loan to Borrower in the aggregate principal amount of SIX HUNDRED FIFTEEN MILLION and 00/00 ($615,000,000.00) (the “Loan Amount”) all of which is being disbursed to or at the direction of Borrower on the date hereof, as provided for in this Agreement.
Section 2.2    Interest Rate; Late Charge; Default Rate.
(a)    The Principal Balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at a floating rate of interest equal to the sum of (i) prior to the LIBOR Termination Date, the sum of one and seven-tenths percent (1.70%) per annum (the “Spread”) plus the Base LIBO Rate (the sum of the Base LIBO Rate plus the Spread being referred to herein as the “LIBO Rate”), and (ii) from and after the LIBOR Termination Date, the Alternative Index Rate. Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date of the initial advance or the date on which the immediately preceding payment was due.
(b)    In addition to the other payments required under this Section 2.2, if Borrower fails to pay any installment of interest or principal within three (3) Business Days after the date on which the same is due, Borrower shall pay to Agent, for the account of the Banks, a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to the greater of (i) interest at the Default Rate on such amount from the date when due until paid, or (ii) five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable Legal Requirements. These charges shall be paid to defray the expenses incurred by the Banks in handling and processing such delinquent payment(s) and to compensate the Banks for the loss of the use of such funds. These charges shall be secured by the Loan Documents.
(c)    In addition to the other payments required under this Section 2.2, from and after the occurrence of an Event of Default, the Loan shall bear interest at the Default Rate.
Section 2.3    Terms of Payment. Borrower hereby covenants to punctually (i) pay the Loan and the other Obligations, in immediately available funds, as provided herein, in the Note and in the other Loan Documents and (ii) perform the Obligations. Without limiting the foregoing, the Loan shall be payable as follows:
(a)    Interest. Borrower shall pay Agent, for the account of the Banks, interest in accordance with the terms of the Note and this Agreement. Interest on the Principal Balance of the Loan shall accrue from and after the date hereof until (but not including) October 1, 2018 and thereafter from the first Business Day of each month until (but not including) the first Business Day of the next succeeding month until the Obligations are indefeasibly paid in full. Commencing on October 1, 2018 and thereafter on the first (1st) Business Day of each month (each a “Payment Date”), Borrower shall pay interest in arrears until all amounts due under the Loan Documents are paid in full.
(b)    [Reserved].
(c)    Maturity. On the Maturity Date, Borrower shall pay to Agent, for the account of the Banks, all outstanding principal, accrued and unpaid interest, and any other Obligations.
(d)    Prepayment. From the date hereof until the twelve (12) month anniversary of the date hereof, upon not less than five (5) days’ prior notice to Agent, Borrower may prepay the Loan, in whole but not in part, upon payment by Borrower of Spread Maintenance. Thereafter, upon not less than five (5) days’ prior notice to Agent, Borrower may prepay the Loan, in whole or in part, without Spread Maintenance. In the event that Required Banks reasonably determine that (i) the Wynn or Encore hotel tower located at the Wynn Las Vegas hotel and casino resort have permanently closed or (ii) the casino operations of either such Wynn hotel have permanently ceased, Borrower shall promptly prepay the Loan, in whole but not in part. Agent on behalf of the Banks shall not be obligated to accept any prepayment unless it is accompanied by Spread Maintenance (if applicable), all accrued interest due under the Loan Documents, all amounts due under the last sentence of this Section 2.3(d) and all other obligations of Borrower due under the Loan Documents. Any prepayment of principal made on a date other than a Payment Date shall include any applicable LIBOR Breakage Costs (and, after the LIBOR Termination Date, any breakage fees and costs relating to any Interest Period in respect of the Alternative Index Rate). Notwithstanding the foregoing, Borrower may make a prepayment of the Loan in part and without Spread Maintenance at any time in order to cure or avoid a Cash Sweep Trigger. Any notice of prepayment shall be revocable by Borrower at any time provided Borrower reimburses Agent and the Banks for any out-of-pocket costs and expenses incurred in connection with such notice of prepayment.
(e)    Application of Payments. All payments received by Agent under the Loan Documents shall be applied: first, to any previously billed fees and expenses due hereunder to Agent under the Loan Documents; second, to any fees and expenses due to the Banks under the Loan Documents; third, to the payment of protective advances; fourth, to any Default Rate interest, late charges, or LIBOR Breakage Costs; fifth, to accrued and unpaid interest on the Loan and any accrued and unpaid amounts under any Lender Interest Rate Protection Agreement, on a pari passu basis; sixth, to the principal sum and other amounts due under the Loan Documents; and last, to any amounts due and owing under any Interest Rate Protection Agreement, including, without limitation, any Hedging Breakage Costs; provided, however, that notwithstanding any provision hereof to the contrary, after an Event of Default, Agent and the Banks may apply any payments received in respect of the Obligations in such order, manner and amount as the Required Banks shall determine in its sole discretion.
(f)    Set-Off. Subject to the terms and conditions of Section 2.5, all payments of the Obligations shall be made, without set-off, deduction, or counterclaim, in immediately available funds by wire transfer to Agent’s account set forth in the Note or to such other account(s) or location(s) as Agent may, from time to time, designate upon notice to Borrower.
Section 2.4    Security.
(a)    The Loan shall be evidenced, secured and supported by the following, all dated as of the date hereof (except as otherwise noted below) (collectively, with any amendments, supplements, restatements, consolidations, extensions, modifications, renewals, substitutions and replacements thereto from time to time, the “Loan Documents”):
(i)    this Agreement;
(ii)    the Note;
(iii)    the Deed of Trust;
(iv)    the Assignment of Rents and Leases;
(v)    any Collateral Assignment of Interest Rate Protection Agreement;
(vi)    the Collateral Assignment;

(vii)    the Pledge of Accounts;
(viii)    the Operating Account DACA
(ix)    the Cash Management Agreement;
(x)    the Recourse Indemnity;
(xi)    the Indemnity Agreement;
(xii)    any Lender Interest Rate Protection Agreement;
(xiii)    the Fee Agreement;
(xiv)    the financing statements referred to in the Deed of Trust; and
(xv)    such other assignments, pledges, documents and agreements as Agent may require.
(b)    Borrower’s operating account (the “Operating Account”) is held at Depositary Bank. Borrower has (i) entered into the Pledge of Accounts pursuant to which Borrower’s rights in and to the Operating Account are pledged to Agent, subject to the rights of tenants with respect to their respective security deposits held in the Operating Account and (ii) entered into the Operating Account DACA with Agent and Depositary Bank, whereby, upon an Event of Default or a Cash Sweep Trigger, Agent shall issue a Redirection Notice and immediately thereafter take control of the Operating Account, thereby suspending Borrower’s access to and right of withdrawal from the Operating Account. Upon issuing a Redirection Notice, Agent, pursuant to the Operating Account DACA, shall cause Depositary Bank to sweep funds from the Operating Account to (x) prior to the execution of the Cash Management Agreement, an account designated by Agent in its sole discretion and (y) after the execution of the Cash Management Agreement, the Cash Management Account (as defined in the Cash Management Agreement) and, after the execution of the Cash Management Agreement, Agent shall release funds from the Cash Management Account as specified in the Cash Management Agreement. Promptly after the date hereof, Borrower shall deliver to tenants under Leases at the Project direction letters in the form of Exhibit B to the Cash Management Agreement directing them to deposit their rents in the Operating Account.

Section 2.5    Withholding Taxes; Changes In Legal Requirements; Market Disruption.
(a)    U.S. Banks and Non-U.S. Banks. Any Bank that is entitled to an exemption from or reduction of Withholding Tax with respect to payments made under any Loan Document shall deliver to each of Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing:
(i)    Non-U.S. Bank. Each Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, as amended (each, a “Non-U.S. Bank”), shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent, on or prior to the date on which such Non-U.S. Bank becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable.
(A)    in the case of a Non-U.S. Bank claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of U.S. Internal Revenue Service (the “IRS”) Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal Withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal Withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed originals of IRS Form W-8ECI;
(C)    in the case of a Non-U.S. Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, deliver to Borrower and Agent (x) a certificate, substantially in the form of Exhibit D-1 (any such certificate a “U.S. Tax Compliance Certificate”), or any other form approved by Agent, to the effect that such Bank is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (y) executed originals of IRS Form W-8BEN-E; or
(D)    to the extent a Non-U.S. Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Bank is a partnership and one or more direct or indirect partners of such Non-U.S. Bank are claiming the portfolio interest exemption, such Non-U.S. Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.
(ii)    Any Non-U.S. Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent on or prior to the date on which such Non-U.S. Bank becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal Withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made.
(iii)    U.S. Bank. Each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Bank”), shall deliver to Borrower and Agent on or prior to the date on which such Bank becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent) an original executed IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup Withholding Tax.
(iv)    If a payment made to a Bank under any Loan Document would be subject to U.S. federal Withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and Agent at the time or times prescribed by Tax Requirements and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Tax Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.5(a)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(v)    Except as provided in the following sentence, each Bank further undertakes to deliver to Borrower and Agent renewals or additional copies of any form delivered pursuant to Sections 2.5(a)(i), (ii), (iii) or (iv), above, or any successor form, (x) on or before the date that such form expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form(s) so delivered by it, and (z) as may be reasonably requested by Borrower or Agent. All forms or amendments described in the preceding sentence shall be completed by such Bank and show that such Bank is entitled to receive payments under this Agreement without withholding of U.S. federal Withholding Taxes (or, in the case of IRS Form W-9, U.S. federal backup Withholding Taxes), unless an event (including any change in treaty or Tax Requirements) has occurred after the date hereof and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises Borrower and Agent that it is not capable of receiving payments without any deduction of U.S. federal Withholding Taxes or U.S. federal backup Withholding Taxes.
(b)    Intentionally Deleted.
(c)    Withholding Taxes.
(i)    Any and all payments by a Loan Party under the Loan Documents shall be made without deduction or withholding for any Taxes, except as required by Tax Requirements. In the event that any Tax is required by Tax Requirements to be withheld or deducted from any payment hereunder or under the Note or any of the other Loan Documents by a Withholding Agent, Borrower or Agent, as the case may be, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable Tax Requirements, and, if such Tax is an Indemnified Tax, the amount payable by such Loan Party hereunder or thereunder (as the case may be) shall be increased as necessary so that, after such deduction or withholding has been made (including such deduction or withholding applicable to additional sums payable under this Section 2.5(c)(i)), each Bank receives an amount equal to the sum it would have received hereunder or thereunder (as the case may be) if such Indemnified Tax had not been deducted or withheld.
(ii)    Borrower shall timely pay to the relevant Taxing Authority in accordance with applicable Tax Requirements, or, at the option of Agent, timely reimburse it for the payment of, any Other Taxes.
(iii)    Borrower shall indemnify Agent and each Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5) payable or paid by Agent or such Bank or required to be withheld or deducted from a payment to Agent or such Bank and any reasonable and actual out-of-pocket costs and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error. The indemnification obligations of Borrower under this Section 2.5(c)(iii) shall survive the payment of the Obligations and termination of this Agreement.
(iv)    Each Bank shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 15.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by Agent in connection with any Loan Document, and any actual out-of-pocket costs and expenses arising therefrom or with respect thereto, including, without limitation, reasonable attorneys’ fees, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability delivered to any Bank by Agent shall be conclusive absent manifest error. Each Bank hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by Agent to such Bank from any other source against any amount due to Agent under this Section 2.5(c)(iv).
(v)    Borrower consents to the disclosure by Agent and/or Banks to the IRS of any information on Borrower and its transactions with Agent and/or Banks that is required to be disclosed by any Legal Requirement or Tax Requirement, including, without limitation, the Code, as amended.
(vi)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5 (including by the payment of additional amounts pursuant to this Section 2.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.5 with respect to the Taxes giving rise to such refund), net of all actual out-of-pocket costs and expenses (including Taxes) of such indemnified party, including, without limitation, reasonable attorneys’ fees, and without interest (other than any interest paid by the relevant Taxing Authority with respect to such refund. Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.5(c)(vi) (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that such indemnified party is required to repay such refund to such Taxing Authority. Notwithstanding anything to the contrary in this Section 2.5(c)(vi), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.5(c)(vi) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.5(c)(vi) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(vii)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.5, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(viii)    Each party’s obligations under this Section 2.5 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

In the event that the provisions of this Section 2.5(c) result in a materially adverse economic consequence to Borrower, Borrower shall be permitted to prepay the Loan, in whole or in part, in accordance with Section 2.3(d), but without Spread Maintenance, in lieu of any payment otherwise required hereunder.
(d)    Changes In Legal Requirements. If, after the date hereof, the adoption of any Legal Requirement, or any change therein, or any change in the interpretation or administration thereof by any U.S., New York State and/or foreign Governmental Authority, quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, including, without limitation, Dodd-Frank, (i) subjects such Bank to any additional charge with respect to the Note or to Taxes on payments to such Bank of principal, interest or other amounts due hereunder (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), (ii) imposes, modifies or makes applicable any additional reserve, assessment, insurance charge, special deposit, Reserve Requirement or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank, or (iii) imposes any other condition the result of which is to increase the cost to any Bank or any applicable Lending Installation of making, funding or maintaining its eurocurrency loans or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with its eurocurrency loans or requires any Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of eurocurrency loans made, or interest received, by it by an amount deemed material by such Bank, and the result of any of the foregoing is to increase the costs to such Bank of making, funding or maintaining the Loan, to reduce any amount received or receivable by such Bank thereunder or to reduce the rate of return on such Bank’s capital in respect of the Loan, then, within thirty (30) days after demand by such Bank pursuant to this Section 2.5(d), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided, however, that under no circumstance shall Borrower be obligated to gross up such Bank for Connection Income Taxes imposed on such Bank. No Bank shall discriminate against Borrower in making such demand. Such Bank’s determination of the amount of such increased cost or reduction shall be conclusive, absent manifest error. In the event that the provisions of this Section 2.5(d) result in a materially adverse economic consequence to Borrower, Borrower shall be permitted to prepay the Loan, in whole or in part, in accordance with Section 2.3(d), but without Spread Maintenance, in lieu of any payment otherwise required hereunder.
(e)    Market Disruption Clause. In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of a particular Interest Period, Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that (i) U.S. dollar deposits, in an amount approximately equal to the Loan (or the portion thereof which is to bear interest at a LIBO Rate during such particular Interest Period in accordance with the provisions of this Agreement), are not generally available at such time in the London Interbank Market, (ii) reasonable means do not exist for ascertaining a Base LIBO Rate for such particular Interest Period, (iii) the Base LIBO Rate for the requested Interest Period does not cover the cost of funds to the Banks for such Interest Period, or (iv) change in any Legal Requirements or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for Agent to make or maintain a LIBO Rate with respect to the Principal Balance or any portion thereof, and in the case of each of (i)-(iv) Agent has determined there is no Alternative Index Rate available, Agent shall so notify Borrower, and the interest rate applicable to the portion of the Loan with respect to which such LIBO Rate was to pertain shall automatically convert to a rate of interest equal to the sum of the Prime Rate, which shall in no event be less than zero, plus seven-tenths of one percent (0.70%) (such sum being the “Disruption Rate”) as of the impending Re-Set Date, it being agreed that the Disruption Rate shall remain in effect thereafter with respect to such portion of the Loan unless and until Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that the aforesaid circumstances no longer exist or an Alternative Index is available, whereupon the interest rate applicable to such portion of the Loan shall be converted back to a LIBO Rate determined in the manner hereinabove set forth in this Agreement or converted to an Alternative Index Rate effective as of the first Re-Set Date for such portion of the Loan which commences two (2) Business Days or more after such good faith determination by Agent. If the interest rate applicable to all or any portion of the Principal Balance is converted from a LIBO Rate to the Disruption Rate on a date other than a Roll Over Date in accordance with the provisions of the preceding sentence, Borrower shall pay to Agent on demand any LIBOR Breakage Costs. Any change in the Disruption Rate as a result of a change in the Prime Rate shall be effective on the effective date of any such change in the Prime Rate. The Disruption Rate and the components thereof shall be calculated for the actual number of days elapsed on the basis of a 360-day year. Each determination of the Disruption Rate shall be made by Agent and shall be conclusive and binding upon Borrower absent manifest error.
After the LIBOR Termination Date, if Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers absent manifest error) that (i) U.S. dollar deposits, in an amount approximately equal to the Loan (or any portion thereof which is to bear interest at an Alternative Index Rate during any period in accordance with the provisions of this Agreement), are not generally available at such time in the applicable market, (ii) reasonable means do not exist for ascertaining the Alternative Index Rate during such period, or (iii) the Alternative Index Rate for the requested period does not cover the cost of funds to the Banks for such period, Agent shall so notify Borrower, and the interest rate applicable to the portion of the Loan with respect to which such Alternative Index Rate was to pertain shall automatically convert to a rate of interest equal to the Disruption Rate (or upon expiration of any then applicable interest rate period), it being agreed that the Disruption Rate shall remain in effect thereafter with respect to such portion of the Loan unless and until Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that the aforesaid circumstances no longer exist, whereupon the interest rate applicable to such portion of the Loan shall be converted by Agent back to the Alternative Index Rate determined in the manner set forth in this Agreement within two (2) Business Days after such good faith determination by Agent.
(f)    Changes in Capital Adequacy Regulations. If a Bank reasonably determines the amount of capital required or expected to be maintained by such Bank, any Lending Installation of such Bank or any corporation or other entity controlling such Bank is increased as a result of a Change in Legal Requirements, including, without limitation, any Risk-Based Capital Guidelines, then, within thirty (30) days after demand by such Bank pursuant to this Section 2.5(f), Borrower shall pay such Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Bank determines is attributable to this Agreement, its loans hereunder, or its obligation to make the Loan hereunder (after taking into account such Bank’s policies as to capital adequacy). Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with Dodd-Frank shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the U.S. or other financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Change” means (i) any change which takes effect after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof which takes effect after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Bank or any Lending Installation or any corporation controlling any Bank. Any such change the application of which is phased in over time shall be deemed, as to the application(s) which take effect after the date hereof, a “Change.” “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the U.S. on the date of this Agreement, including, without limitation, transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the U.S., including, without limitation, transition rules, and any amendments, modifications and/or replacements of, and/or supplements to, such regulations adopted and which take effect prior to the date of this Agreement. In the event that the provisions of this Section 2.5(f) result in a materially adverse economic consequence to Borrower, Borrower shall be permitted to prepay the Loan, in whole or in part, in accordance with Section 2.3(d), but without Spread Maintenance, in lieu of any payment otherwise required hereunder.
(g)    Alternate Lending Installation Office, Bank Statements; Survival of Indemnity. To the extent reasonably possible (as determined in the sole discretion of the affected Bank), each Bank shall designate another Lending Installation of such Bank with respect to its percentage of the Loan and shall take other measures in its sole but good faith discretion to reduce any liability of Borrower to such Bank under this Section 2.5, so long as such designation or other measure is not disadvantageous in any material respect to such Bank in such Bank’s sole but good faith discretion. Each Bank shall promptly deliver a statement to Agent and to Borrower as to the amount due, if any, under this Section 2.5. Such statement shall set forth in reasonable detail the calculations upon which such Bank determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the statement shall be payable within thirty (30) days after receipt by Borrower of the statement. The obligations of Borrower under this Section 2.5 shall survive payment of the Obligations and termination of this Agreement.
(h)    Mitigation.
(i)    If any Bank requests compensation under Section 2.5(c), or requires Borrower to pay any Indemnified Taxes or additional amounts to any Bank or any Taxing

Authority for the account of any Bank pursuant to Section 2.5(d), then such Bank shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Commitment and its Note hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Bank, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.5(c) or 2.5(d), as the case may be, in the future, and (B) would not subject such Bank to any unreimbursed cost or expense and, in either case, would not otherwise be disadvantageous to such Bank. Borrower hereby agrees to pay all reasonable and actual out-of-pocket costs and expenses incurred by any Bank in connection with any such designation or assignment.
(ii)    If any Bank requests compensation under Section 2.5(c), or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Taxing Authority for the account of any Bank pursuant to Section 2.5(d) and, in each case, such Bank has declined or is unable to designate a different lending office in accordance with Section 2.5(h)(i), then Borrower may, at its sole expense and effort, upon notice to such Bank and Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article 15), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.5(c) or Section 2.5(d)) and obligations under this Agreement and the related Loan Documents to an institutional investor that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:
(A)    Borrower shall have paid to Agent the assignment fee (if any) specified in Section 15.1;
(B)    such Bank shall have received payment of an amount equal to the outstanding principal of its Commitment, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any LIBOR Breakage Costs and/or Hedging Breakage Costs) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(C)    in the case of any such assignment resulting from a claim for compensation under Section 2.5(d) or payments required to be made pursuant to Section 2.5(c), such assignment will result in a reduction in such compensation or payments thereafter;
(D)    such assignment does not conflict with applicable Legal Requirements; and
(E)    in the case of any assignment resulting from a Bank becoming a Non‑Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Section 2.6    Alternative Index.
(a)    Notwithstanding the foregoing or anything to the contrary set forth herein, in the event that Agent or Borrower shall have determined in the exercise of good faith reasonable judgment that (i) there is a phase out of the Fixed LIBO Rate (or the Fixed LIBO Rate is reasonably likely to be phased out and commercial real estate lenders are generally exercising their rights to suspend the use of the Fixed LIBO Rate for floating rate loans based on such phase out) and (ii) there is an Alternative Index, then Agent (or Borrower, as the case may be) shall forthwith give notice by telephone of such determination, confirmed in writing, to Agent (or Borrower) at least one (1) day prior to the last day of the related Interest Period (provided that, with respect to the circumstances described in the foregoing clause (ii), the party making such determination agrees to notify the other party thirty (30) days’ prior to the conversion, unless such conversion is a result of an unanticipated Fixed LIBO Rate cessation, in which case such party shall only be obligated to notify the other party at least one (1) day prior to the last day of the related Interest Period). If such notice is given, the Loan shall be converted, on the last day of the then current Interest Period, to the Alternative Index and interest on the Loan shall thereafter be payable in accordance with the Alternative Index Rate, provided that such conversion is then in effect for borrowers under similar loans pursuant to which Agent serves as administrative agent or otherwise consistent with market practice generally.
(b)    In the event the Loan is converted to the Alternative Index Rate, Borrower shall be permitted to amend the Interest Rate Protection Agreement in a manner reasonably acceptable to Agent and consistent with market practice at the time related to the amendment of interest rate hedges in connection with the phase out of Fixed LIBO Rate.
Section 2.7    Financial Covenant L/C.
(a)    As used herein, the term “Financial Covenant L/C” means a letter of credit in form and substance satisfactory to Agent, in its sole discretion, naming Agent as beneficiary, which can be drawn upon in the City, County and State of New York and which otherwise complies with the provisions of this Section 2.7. Any letter of credit delivered under this Section 2.7 must be issued by a commercial bank licensed to do business and with offices in the City, County and State of New York and having (a)(i) a long term issuer credit rating of at least “A” from S&P or (ii) senior unsecured debt rating of at least “A2” from Moody’s or (b) an SUMIBK CP M-Mkt rating of at least (i) “A-1” from S&P or (ii) “P-1” from Moody’s, and in any event not be on a credit watch for a downgrading, as of the date on which the Financial Covenant L/C is issued or renewed. If any issuer of a Financial Covenant L/C shall no longer have such required debt rating, Borrower shall, within thirty (30) days after notice from Agent, cause a replacement letter of credit to be issued by a commercial bank licensed to do business in New York which has such required senior debt rating or commercial paper rating (upon issuance of such replacement letter of credit, Agent will simultaneously release the letter of credit being replaced). If any issuer of a Financial Covenant L/C shall enter into any form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, including any receivership or conservatorship instituted or commenced by the FDIC, or is otherwise declared insolvent or downgraded by the FDIC, or if a trustee, receiver, conservator or liquidator is appointed for such issuer, then Borrower shall, within fifteen (15) Business Days, deliver to Agent a replacement letter of credit to be issued by a commercial bank licensed to do business in New York which has a required debt rating. Each Financial Covenant L/C shall be irrevocable, shall be in effect for an initial period of not less than one year, and (if reasonably commercially available) shall provide that the same shall be automatically renewed for successive periods of at least one year, without any action whatsoever on the part of Agent, in which case the issuing bank shall have the right to elect not to renew such letter of credit only on written notice to Agent given not less than (30) days prior to the then current expiration date thereof. However, the privilege of the issuing bank to elect not to renew said letter of credit shall not diminish the obligation of Borrower to maintain an irrevocable letter of credit with Agent at all times required hereunder. In addition, each Financial Covenant L/C shall provide that Agent shall have the right to draw down an amount up to the face amount of the letter of credit (and in multiple partial draws) upon presentation to the issuing bank of Agent’s certified statement that Agent is entitled to draw such amount under the provisions of this Agreement, and that the issuing bank will honor the Financial Covenant L/C without inquiry as to the accuracy of the statement and regardless of whether Borrower or any other account party contests the draw.
(b)    Borrower shall have the right from time to time to deliver to Agent a Financial Covenant L/C in the amount that, if applied to the outstanding Principal Balance of the Loan, would cure or avoid a Cash Sweep Trigger. Thereafter for so long as Agent is holding such Financial Covenant L/C, for purposes of determining whether a Cash Sweep Period exists, the outstanding principal balance of the Loan shall be deemed reduced by the amount of such Financial Covenant L/C.
(c)    If the issuing bank notifies Agent that it will not renew any then current Financial Covenant L/C, Agent will accept a replacement thereof (to be in effect not later than thirty (30) days prior to the expiration of the then expiring Financial Covenant L/C), upon the terms and conditions required by this Section 2.7.
(d)    Agent may draw upon any Financial Covenant L/C if (i) an Event of Default exists, (ii) it is not extended or replaced as provided herein at least thirty (30) days prior to its expiration (or earlier as provided in Section 2.7(a), in the case of the issuer failing to maintain a required debt rating) or (iii) Borrower is the subject of a proceeding, or a petition therefor, under any Creditors’ Rights Law, provided that any draw solely under this clause (iii) shall be limited to an amount equal to any payments made by Borrower to Agent on behalf of the Banks in the ninety (90) day period immediately preceding the commencement of such proceedings or filing of such petition. Any draw by Agent under any Financial Covenant L/C pursuant to this Section 2.7(d) shall be applied against the Obligations.
Section 2.8    Interest Rate Protection Agreement.
(a)    Prior to August 8, 2018, Borrower shall enter into one or more interest rate cap agreements with Agent, an Affiliate thereof or an Acceptable Counterparty conforming to the terms of this Section 2.8 and otherwise in form and substance reasonably satisfactory to Agent which shall effectively cap the interest rate of the entire Loan Amount at a LIBOR strike price of not more than three and three-quarters percent (3.75)% (together with all schedules and confirmations thereto, an “Interest Rate Protection Agreement”) in each case for the time period of Loan Years 2 through 6. At Borrower’s election, any Interest Rate Protection Agreement may be structured as a collar composed of an interest rate cap with a LIBOR strike price of not more than three and three-quarters percent (3.75)% and an interest rate floor with Borrower as the payor and a LIBOR strike price of not more than one percent (1.00)%.
(b)    In the event the Interest Rate Protection Agreement is terminated prior to the end of Loan Year 6, Borrower shall replace such terminated Interest Rate Protection Agreement on or before five (5) Business Days after the termination thereof with a new Interest Rate Protection Agreement which shall effectively cap the interest rate of the entire Loan Amount at a LIBOR strike price required by Section 2.8(a) above. If any provider of an Interest Rate Protection Agreement shall no longer qualify as an Acceptable Counterparty and does not provide a guaranty from an entity that satisfies the ratings requirements for an Acceptable Counterparty, Borrower shall, within thirty (30) days after such Person’s failure to qualify, cause a replacement Interest Rate Protection Agreement to be issued by an Acceptable Counterparty. If any provider of an Interest Rate Protection Agreement shall enter into any form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, including any receivership or conservatorship instituted or commenced by the FDIC, or is otherwise declared insolvent or downgraded by the FDIC, or if a trustee, receiver, conservator or liquidator is appointed for such issuer, then Borrower shall, within ten (10) Business Days, deliver to Agent a replacement Interest Rate Protection Agreement from an Acceptable Counterparty.
(c)    The obligations of Borrower under any Interest Rate Protection Agreements entered into with an Acceptable Counterparty other than a Bank or an Affiliate thereof (each, a “Third-Party Interest Rate Protection Agreement”) shall not be secured by or encumber any of the collateral securing the Obligations and Borrower shall collaterally assign to Agent for the benefit of the Banks, pursuant to a Collateral Assignment of Interest Rate Protection Agreement in the form attached hereto as Exhibit E, all of Borrower’s right, title and interest to receive any and all payments under such Third-Party Interest Rate Protection Agreement (and any related guaranty, if any). Borrower shall promptly deliver to Agent (i) an executed copy of such Third-Party Interest Rate Protection Agreement, (ii) an acknowledgment and agreement (either in such Third-Party Interest Rate Protection Agreement or by separate instrument, in each case in form and substance reasonably satisfactory to Agent) of such counterparty acknowledging such assignment and agreeing to make any payments payable under or pursuant to such Third-Party Interest Rate Protection Agreement directly to Agent and (iii) a legal opinion from counsel (in-house or outside, as such counterparty so chooses) for such counterparty regarding the due authorization and enforceability of such Third-Party Interest Rate Protection Agreement. At such time as the Loan is indefeasibly repaid in full, all of Agent’s right, title and interest in any Third-Party Interest Rate Protection Agreement shall terminate and Agent shall execute and deliver, at Borrower’s sole cost and expense, such documents as may be required to evidence Agent’s release of such Third-Party Interest Rate Protection Agreement and to notify the relevant counterparty of such release. If Agent receives any payments under a Third-Party Interest Rate Protection Agreement (other than a payment by reason of a termination event (as defined in such Third-Party Interest Rate Protection Agreement) or any other payment during the existence of an Event of Default), Agent shall apply the same to interest payable on the next occurring Payment Date. If Agent receives any payments under a Third-Party Interest Rate Protection Agreement during the existence of an Event of Default or by reason of a termination event under such Third-Party Interest Rate Protection Agreement during the existence of an Event of Default, Agent shall have the right to apply same to any portion of the Obligations in any order it desires including, without limitation, if such Third-Party Interest Rate Protection Agreement has been partially or wholly terminated, to apply same to the cost of acquiring another Third-Party Interest Rate Protection Agreement in form and substance, and from any counterparty thereto, satisfactory to Agent in all respects. Notwithstanding the foregoing, if Agent receives any payments under a Third-Party Interest Rate Protection Agreement by reason of a termination event under such Third-Party Interest Rate Protection Agreement that is terminated while no Event of Default exists, Agent shall (a) purchase a replacement Interest Rate Protection Agreement for Borrower at Borrower’s sole cost and expense, or (b) make such amounts available (i) to Borrower to purchase or (ii) to reimburse Borrower for the cost of purchasing, a replacement Interest Rate Protection Agreement, and any funds in excess of the cost of such replacement Interest Rate Protection Agreement shall be remitted to Borrower.
(d)    The obligations of Borrower under any Interest Rate Protection Agreement to which any Bank or an Affiliate thereof is the counterparty (each, a “Lender Interest Rate Protection Agreement”) shall be secured pari passu by the Deed of Trust and other collateral for the Loan and any payments due thereunder shall be payable pari passu with Loan as set forth in Section 2.3(e), and all sums which may become due and payable by Borrower to the counterparty thereunder, in accordance with the terms and provisions of such Interest Rate Protection Agreement, including in connection with any termination thereof, shall be payable pursuant to this Agreement as additional interest on the Loan. For the avoidance of doubt, it is the intent of the parties that all obligations of Borrower under any Lender Interest Rate Protection Agreement (including, without limitation, the obligations of Borrower in connection with a termination of all or a portion of any such Interest Rate Protection Agreement) shall be payable to Agent as “additional interest”, constitute Obligations and be secured by the Deed of Trust and other collateral for the Loan. Borrower hereby assigns all of Borrower’s right, title and interest in, to and under any such Lender Interest Rate Protection Agreement and Borrower hereby agrees that a Bank, or an Affiliate thereof, as counterparty under the Lender Interest Rate Protection Agreement, shall make any payments that become payable under or pursuant to the Lender Interest Rate Protection Agreement directly to Agent for the benefit of the Banks. At such time as the Loan is indefeasibly repaid in full, all of Agent’s right, title and interest in any Lender Interest Rate Protection Agreement shall terminate and Agent shall execute and deliver, at Borrower’s sole cost and expense, such documents as may be required to evidence Agent’s release of such Lender Interest Rate Protection Agreement. If Agent receives any payments under an Lender Interest Rate Protection Agreement (other than a payment by reason of a termination event (as defined in such Lender Interest Rate Protection Agreement) or any other payment during the existence of an Event of Default), Agent shall apply the same to interest payable on the next occurring Payment Date. If Agent receives any payments under an Lender Interest Rate Protection Agreement during the existence of an Event of Default or by reason of a termination event under such Lender Interest Rate Protection Agreement during the existence of an Event of Default, Agent shall have the right to apply same to any portion of the Obligations in any order it desires, including, without limitation, if such Lender Interest Rate Protection Agreement has been partially or wholly terminated, to apply same to the cost of acquiring another

Lender Interest Rate Protection Agreement in form and substance, and from any counterparty thereto, satisfactory to Agent in all respects. Notwithstanding the foregoing, if Agent receives any payments under an Lender Interest Rate Protection Agreement by reason of a termination event under such Lender Interest Rate Protection Agreement that is terminated while no Event of Default exists, Agent shall (a) purchase a replacement Interest Rate Protection Agreement for Borrower at Borrower’s sole cost and expense, or (b) make such amounts available (i) to Borrower to purchase or (ii) to reimburse Borrower for the cost of purchasing, a replacement Interest Rate Protection Agreement, and any finds in excess of the cost of such replacement Interest Rate Protection Agreement shall be remitted to Borrower.
(e)    In the event that Borrower fails to purchase and deliver to Agent an Interest Rate Protection Agreement as and when required hereunder, Agent may purchase such Interest Rate Protection Agreement and the cost incurred by Agent in purchasing such Interest Rate Protection Agreement shall be paid by Borrower to Agent with interest thereon at the Default Rate from the date such cost was incurred by Agent until such cost is paid to Agent. Borrower shall not, without Agent’s prior consent, cause or permit any amendment to any Interest Rate Protection Agreement.
Section 2.9    Cash Management Agreement.
(a)    If (i) an Event of Default exists or (ii) the Project fails to maintain the Cash Sweep Interest Coverage Ratio or the Cash Sweep Debt Yield for three (3) consecutive calendar months (each, a “Cash Sweep Trigger”), Agent shall send a Redirection Notice, which shall cause Agent to have full control of the Operating Account until a Cash Sweep Cure Event. Upon issuing a Redirection Notice, Agent shall cause Depositary Bank to sweep funds from the Operating Account to (x) prior to the execution of the Cash Management Agreement, an account designated by Agent in its sole discretion and (y) after the execution of the Cash Management Agreement, the Cash Management Account (as defined in the Cash Management Agreement) and in either case, Agent shall release or cause the release of such funds as specified in the Cash Management Agreement or, if the Cash Management Agreement has not yet been executed, as contemplated by the form of Cash Management Agreement. Borrower shall enter into the Cash Management Agreement within ten (10) Business Days after the occurrence of an Event of Default or a Cash Sweep Trigger, whichever first occurs.
(b)    If at any time (and from time to time) the Cash Sweep Interest Coverage Ratio or the Cash Sweep Debt Yield is not attained, then Borrower may, at Borrower’s sole election and in order to prevent delivery of a Redirection Notice (x) deliver to Agent a Financial Covenant L/C, (y) deposit with Agent a cash reserve or (z) prepay the Loan in accordance with Section 2.3(d) (provided, however, that Spread Maintenance shall not apply to any such prepayment), in each case in such amount as, when deducted from the Principal Balance of the Loan, would result in the Cash Sweep Debt Yield and/or Cash Sweep Interest Coverage Ratio being attained. Any Financial Covenant L/C or cash deposit made by Borrower to satisfy the Cash Sweep Debt Yield and/or Cash Sweep Interest Coverage Ratio requirements of this Agreement shall be held by Agent as additional security for the Obligations until such time as a Cash Sweep Cure Event occurs. After the occurrence and during the continuance of an Event of Default, in addition to all other remedies provided to Agent as set forth in this Agreement, Agent for the benefit of the Banks shall be entitled, without notice to Borrower, to (i) draw upon any Financial Covenant L/C and to apply the proceeds to the

Obligations, (ii) apply any cash deposits made hereunder to the Obligations and/or (iii) apply any funds on deposit in the Accounts, each in accordance with Section 2.3(e). If no Event of Default exists or is continuing, Borrower shall be entitled to withdraw funds from the Excess Cash Account such amounts necessary to pay for tenant improvement costs, leasing commissions, and other leasing costs in connection with Approved Leases, subject to submission by Borrower and approval by Agent of a request for withdrawal in form and substance reasonably acceptable to Agent, accompanied by such supporting documentation as Agent may reasonably request.
(c)    If no Event of Default is continuing, Agent shall promptly send a notice to Depositary Bank removing the cash sweep direction and return control of the Operating Account to Borrower provided that (i) the Project has achieved the required Cash Sweep Interest Coverage Ratio and the Cash Sweep Debt Yield for three (3) consecutive calendar months, (ii) Borrower has taken any of the curative actions permitted by Section 2.3(b) or (iii) Borrower indefeasibly repays or prepays the Loan in full in accordance with Section 2.3(d), but Spread Maintenance shall not apply to any such repayment or prepayment (either, a “Cash Sweep Cure Event”).
(d)    While an Event of Default exists and is continuing, Agent may apply any sums then held in the Operating Account or Cash Management Account (other than the security deposits) in accordance with Section 2.3(e) above. Until expended or applied, amounts held in the Operating Account or Cash Management Account (other than the security deposits) shall constitute additional security for the Obligations.
(e)    Notwithstanding the foregoing, Borrower shall not be required to reserve with Agent any amounts in respect of insurance premiums, real estate taxes, assessments or any other charges or expenses relating to the Project to the extent the same are the obligation of the REA Counterparty pursuant to one or more of the REAs.
Section 2.10    Fees.
(a)    Certain Fees. Contemporaneously herewith, Borrower shall pay to Agent certain fees with respect to the Loan in accordance with the terms of the Fee Agreement.
(b)    Administrative Agent Fee. In addition to any fees referred to in the Fee Agreement, Borrower shall pay to Agent a fee (the “Administrative Agent Fee”) in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) per annum, paid quarterly in advance. The first quarterly installment of the Administrative Agent Fee shall be payable by Borrower to Agent on the date hereof (pro-rated for the current calendar quarter) and is fully earned and non-refundable on the date hereof. Borrower shall continue paying to Agent the Administrative Agent Fee on the Payment Date occurring every September, January, April, and July thereafter until the Scheduled Maturity Date (pro-rated for the final quarter). When paid, such future payments of the Administrative Agent Fee shall be fully earned and non-refundable. Upon resignation or removal of Agent in accordance with Section 13.11(a), Agent shall immediately and automatically cease to have any additional rights to future payments of the Administrative Agent Fee. Upon appointment of a successor Agent in accordance with Section 13.11(b), such successor Agent shall be entitled to future payments of the Administrative Agent Fee, which shall be paid in accordance with this Section 2.10(b). If no successor Agent is appointed upon Agent’s removal or resignation, then until such time that a successor Agent is appointed, the Administrative Agent Fee shall be paid to the Banks pro rata as a share of each Bank’s Commitment to the Loan Amount.
ARTICLE 3

INSURANCE, CONDEMNATION AND IMPOUNDS
Section 3.1    Insurance. Subject to Section 3.1(g) Borrower shall maintain, or cause to be maintained, insurance as follows:
(a)    Casualty; Business Interruption.
(i)    Property insurance against loss customarily included under so called “all risk” policies including flood, collapse, theft and earthquake, boiler and machinery, acts of terrorism, and such other insurable hazards as from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height and type of construction. Such insurance policy shall also insure the additional expense of demolition and increased cost of construction due to the enforcement of Legal Requirements regulating reconstruction at the time of rebuilding following a loss, which insurance for demolition and increased cost of construction may contain a sublimit of $3,000,000. The amount of such “all risk” insurance shall be not less than one hundred percent (100%) of the replacement cost value of the improvements. Each such insurance policy shall contain an agreed amount (coinsurance waiver) and replacement cost value endorsement and shall cover, without limitation, all tenant improvements and betterments, which Borrower is required to insure in accordance with any lease.
(ii)    If any portion of the improvements is located within an area designated as “flood prone” or a “special flood hazard area” (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), flood insurance shall be provided, in an amount not less than the maximum limit of coverage available under the federal flood insurance plan with respect to the Project. Agent reserves the right to require flood insurance in excess of that available under the federal flood insurance plan. Should the available aggregate limits of flood insurance be eroded by losses so that the remaining limits available to pay losses are less than 40% of the required limits, Borrower shall promptly purchase additional coverage to restore the available limit and aggregate limit to not less than 80% of the required amount of flood insurance. Amounts of flood insurance required by this paragraph (a)(ii) shall be solely for the protection of the improvements. If the amounts of flood insurance required by any ground lease, condominium declaration, reciprocal easement agreement, covenants, conditions and restrictions, or the like are greater than the amounts required herein, then Borrower shall maintain such higher amounts of flood insurance. If the flood insurance and associated aggregate limits are shared among other locations, then the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of flood insurance to be provided herein.

(iii)    Comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Agent on terms consistent with the commercial property insurance policy required under subsection (i) above.
(iv)    Rent loss and/or business interruption insurance on an actual loss sustained basis as an extension to coverage required by (i) and (ii) above, in an amount not less than the amount of rent receivable or business income earned in an 18-month period and additionally providing a 2-year extended period of indemnity. Agent on behalf of the Banks shall be named as loss payee as respects this coverage.
(v)    During any period of repair or restoration, builder’s “All-Risk” insurance in an amount equal to not less than the full insurable completed value of the Project against such risks (including so called “all risk” perils coverage and collapse of the Improvements) to reasonable limits as Agent may reasonably request, in form and substance acceptable to Agent.
(vi)    The amount of earthquake insurance shall be based on a “Probable Maximum Loss” Study (“PML”) for the Project, which must be conducted by a seismic engineering company satisfactory to Agent. The results of the PML study, on an individual location basis and for all locations insured in the same earthquake insurance policies, shall be used to determine the amount of earthquake coverage to be provided by Borrower. The amount of insurance shall be determined by adding the total expected damage to all improvements subject to a single earthquake event in a given region together with the expected loss of rental income for each property, singly and collectively, for a given regional event. Earthquake insurance shall provide a limit inclusive of rent loss for “Very High”, “High”, and “Moderate” Hazard Earthquake Risk ratings. Other lower risk-rated buildings, as determined by Agent, shall provide one times the annual rental loss. The total amount of earthquake insurance in limits shall be the sum of expected property damage, reconstruction cost and rental income loss calculation. Should the available aggregate limits of earthquake insurance be eroded by losses so that the remaining limits available to pay losses are less than 40% of the required limits, Borrower shall purchase additional coverage to restore the available limit and aggregate limit to not less than 80% of the required amount of earthquake insurance. Amounts of earthquake insurance required by this paragraph (a)(vi) shall be solely for the protection of the improvements. If the amounts of earthquake insurance required by any ground lease, condominium declaration, reciprocal easement agreement, covenants, conditions and restrictions, or the like are greater than the amounts required herein, then Borrower shall maintain such higher amounts of earthquake insurance. If the earthquake insurance and associated aggregate limits are shared among other locations, then the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of earthquake insurance to be provided herein.
(vii)    Environmental liability insurance against any and all claims, including all legal liability that could be imposed against Agent or the Banks to the extent insurable, and all court costs and attorneys’ fees and expenses, arising out of or in connection with the presence of any Hazardous Materials at the Project, providing coverage in an amount not less than $10,000,000.

(viii)    The policies of insurance set forth in the foregoing clauses (i), (iii), (iv) and (v) shall not exclude from coverage acts of terrorism and such policies, therefore, shall include one hundred percent (100%) replacement cost insurance without co-insurance for damage to, or loss of rents from, the Project caused by terrorist activities. All policies of insurance set forth in this Section 3.1(a) shall have deductibles of not more than five percent (5%) of the insurable value of the Project. Should the available aggregate limits of terrorism coverage be eroded by losses so that the remaining limits available to pay losses are less than 40% of the required limits, Borrower shall purchase additional coverage to restore the available limit and aggregate limit to not less than 80% of the required amount of terrorism coverage. Amounts of terrorism coverage required by this paragraph (a)(viii) shall be solely for the protection of the improvements. If the amounts of terrorism coverage required by any ground lease, condominium declaration, reciprocal easement agreement, covenants, conditions and restrictions, or the like are greater than the amounts required herein, then Borrower shall maintain such higher amounts of terrorism coverage. If terrorism coverage and associated aggregate limits are shared among other locations, then the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of terrorism coverage to be provided herein. Notwithstanding the foregoing, or anything else contained in this Agreement to the contrary or otherwise, with respect to insurance against terrorism required to be maintained by Borrower hereunder (“Terrorism Insurance”), Borrower shall only be required to maintain such coverage to the extent that such Terrorism Insurance is commercially available. For so long as the Federal Terrorism Risk Insurance Act, as the same may be amended from time to time (“TRIA”), remains in effect, the term “terrorism” as used herein shall have the meaning ascribed to “terrorism” in TRIA. Notwithstanding the foregoing sentence, Borrower shall not be obligated to expend more than 200% of the annual all-risk property premium on Insurance Premiums for Terrorism Insurance in any calendar year (the “Terrorism Insurance Cap”), and if the cost of Terrorism Insurance exceeds the Terrorism Insurance Cap, Borrower shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap and such insurance shall have a deductible of not more than five percent (5%) of the insurable value of the Project.
(b)    Liability.
(i)    General liability insurance, including, without limitation, commercial general liability insurance; owned (if any), hired and non-owned auto liability; and umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, providing in combination no less than $35,000,000 per occurrence ($50,000,000 during any ground-up construction) and in the annual aggregate, per location. If aggregate limits are shared among more than one location, a $45,000,000 limit shall be obtained. The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, contractual liability (covering, to the maximum extent permitted by law the mortgagor’s obligation to indemnify the mortgagee as required under this Agreement) products and completed operations liability coverage.
(ii)    Workers’ compensation and disability insurance if required by law.

(c)    Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Agent to name Agent on behalf of the Banks as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Agent on behalf of the Banks, without contribution, under a standard New York (or local equivalent) mortgagee clause. With respect to all insurance required for the Project under Section 3.1(a), no Person other than Agent shall be named as loss payee. All premiums for such insurance policies and endorsements shall be paid for when the same are due and payable and all such policies and endorsements shall contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed, authorized or approved to do business in the State of Nevada, with a rating of “A:X” or better as established by Best’s Rating Guide (or an equivalent rating approved in writing by Agent). If any insurance company issuing such insurance shall no longer have such required rating, Borrower shall, within ten (10) Business Days after notice from Agent, cause a replacement insurance policy(ies) to be issued by an insurance company licensed to do business in the State of Nevada which has such required rating (upon issuance of such replacement insurance policy(ies), Agent will simultaneously release the insurance policy(ies) being replaced). If any insurance company issuing such insurance shall enter into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or required to run off its insurance coverages, Borrower shall, within ten (10) Business Days after notice from Agent, deliver to Agent a replacement insurance policy(ies) to be issued by an insurance company licensed to do business in the State of Nevada which has such required rating. Each policy shall provide that such policy may not be cancelled or materially changed (if such coverage for material changes is commercially available) except upon ten (10) days’ (for non-payment) and thirty (30) days’ (for all other causes) prior written notice of intention of non-renewal or cancellation to Agent and that no act or thing done by Borrower shall invalidate any policy as against Agent. Borrower shall deliver to Agent, upon request by Agent, copies of documentation for the current policy period that were similarly provided for closing to the Agent. Borrower also shall deliver to Agent, within ten (10) Business Days after Agent’s request, a certificate of each insurance carrier evidencing the coverages set forth herein and within thirty (30) Business Days after Agent’s request, evidence that all insurance premiums (“Insurance Premiums”) due thereon have been paid and that such coverages are in full force and effect. The proceeds of insurance policies coming into the possession of Agent shall not be deemed trust funds, and Agent shall be entitled to apply such proceeds as herein provided. Borrower may effect such coverage under its blanket insurance policies, provided that (i) any such policy of blanket insurance either shall specify therein, or Borrower shall furnish Agent with written statement from the insurer under such policy so specifying, (x) the maximum amount of the total insurance afforded by the blanket policy allocated to the Project and (y) any sublimits in such blanket policy applicable to the Project, which amounts shall not be less than the amount required pursuant to this Section 3.1(c); (ii) any policy of blanket insurance hereunder shall comply in all respects with the other provisions of this Section 3.1(c); and (iii) the protection afforded Borrower under any policy of blanket insurance hereunder shall be no less than that which would have been afforded under a separate policy or policies relating only to the Project. Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 3.1 unless Agent is included thereon as a named insured with loss payable to Agent under a standard mortgage endorsement of the character and to the extent above described. Borrower shall promptly notify Agent whenever any such separate insurance is taken out and shall promptly deliver to Agent the policy or policies of such insurance. Each insurance policy shall contain a provision whereby the insurer: (1) waives any right to claim any premiums and commissions against Agent, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (2) provides that Agent is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Agent, such insurance policy shall not be invalidated by and shall insure Agent regardless of (X) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (Y) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (Z) any foreclosure or other action or proceeding taken by Agent pursuant to any provision of this Agreement or any of the other Loan Documents.
(d)    Adjustments. Borrower shall give prompt written notice of any loss to Agent. With respect to any loss exceeding $750,000, Borrower shall, with the reasonable approval of Agent, adjust and compromise any claim under insurance policies, appear in and prosecute any action arising from such insurance policies, collect and receive insurance proceeds, and pay Agent’s expenses, if any, incurred in the collection of such proceeds. Nothing contained in this Section 3.1(d), however, shall require Agent to incur any expense or take any action hereunder.
(e)    Bank’s Right to Procure Insurance. Notwithstanding anything to the contrary contained herein, if at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent shall have the right (but not the obligation), upon notice to Borrower, to take such action as Agent deems necessary to protect is interests in the Project, including, without limitation, the obtaining of such insurance coverage as Agent deems appropriate, and all premiums paid and expenses incurred by Agent in connection with such action shall be paid by Borrower and shall be secured by the Deed of Trust.
(f)    Delivery of Policies. Borrower shall promptly when available deliver to Agent certified copies (or other reasonable evidence) of the insurance policies required to be maintained pursuant to this Section 3.1, provided, however, neither Agent nor any Bank shall be deemed by reason of the custody of such insurance policies or copies thereof to have knowledge of the contents thereof. Borrower also shall deliver to Agent, within ten (10) days of Agent’s request, a certificate of each insurance carrier evidencing the coverages set forth herein together with evidence that all insurance premiums due thereon have been paid and that such coverages are in full force and effect. Not later than thirty (30) days prior to the expiration date of each of the insurance policies, Borrower shall deliver to Agent binders of all such renewal insurance policies. Such proof of renewal insurance shall include evidence satisfactory to Agent that all insurance premiums therefor have been paid and that the insurance coverages are in full force and effect. Any certificate of insurance delivered to Agent in compliance with the requirements of this Agreement shall include a letter from the relevant insurance company confirming that the entity issuing such certificate of insurance is authorized to do so, and in delivering such certificate they are acting as an agent of the insurance company providing the coverage. If such letter is not provided, then Agent will only accept insurance company issued binders confirming that the required insurance is in full force and effect.

(g)    Notwithstanding the foregoing or any other provision herein to the contrary, provided the REAs are in full force and effect and the REA Counterparty is in compliance with its obligations to maintain insurance in respect of the Project pursuant to the REAs, the provisions of this Section 3.1 shall be inapplicable; provided further that:
(i)    All insurance policies respecting the Project maintained pursuant to the REA shall name Agent on behalf of the Banks as an additional insured or loss payee thereunder, as its interest may appear, under a mortgagee clause substantially similar to the mortgagee clause contained in the casualty policy maintained as of the date hereof or otherwise reasonably acceptable to Agent;
(ii)    All insurance policies respecting the Project maintained pursuant to the REA shall be issued by insurance companies with a rating of “A:X” or better as established by Best’s Rating Guide or otherwise reasonably acceptable to Agent;
(iii)    All insurance policies respecting the Project maintained pursuant to the REA shall provide that such policy may not be cancelled except upon ten (10) days’ (for non-payment) and thirty (30) days’ (for all other causes) prior written notice of intention of non-renewal or cancellation to Agent;
(iv)    All insurance policies respecting the Project maintained pursuant to the REA shall contain a waiver of subrogation against Agent and the Banks; and
(v)    All property insurance policies respecting the Project maintained pursuant to the REA shall have deductibles of not more than $2,500,000 or such other amount as Agent shall reasonably approve.
Section 3.2    Use and Application of Insurance Proceeds. The provisions of the REAs shall control over any contrary or inconsistent provision of this Section 3.2 or any other provision of this Agreement relating to the use and application of insurance or condemnation proceeds. Subject to the foregoing, all insurance proceeds shall be paid to Agent, and Agent shall apply insurance proceeds to costs of restoring the Project or payment of the Loan as follows:
(a)    if the loss is less than or equal to $10,000,000, Agent shall apply the insurance proceeds to restoration provided (i) no Event of Default exists, and (ii) Borrower promptly commences and is diligently pursuing restoration of the Project;
(b)    if the loss exceeds $10,000,000 but is not more than 10% of the replacement value of the improvements, Agent shall apply the insurance proceeds to restoration provided that at all times during such restoration (i) no Event of Default exists; (ii) Agent reasonably determines that there are sufficient funds available to restore and repair the Project to a condition approved by Agent or Borrower deposits any deficiency with Agent; (iii) Agent reasonably determines that the Net Operating Income of the Project during restoration will be sufficient to pay Debt Service or Borrower deposits any deficiency with Agent; (iv) Agent reasonably determines that Leases that will remain in effect and the Tenants thereunder will be obligated to pay Rent after restoration; (v) Agent reasonably determines that restoration and repair of the Project to a condition approved by Agent will be completed within six months after the date of loss or casualty and in any event one hundred eighty (180) days prior to the Scheduled Maturity Date; (vi) Agent reasonably determines that all permits required under Legal Requirements are available for the restoration and that the restoration is permitted under applicable Legal Requirements; and (vii) Borrower promptly commences and is diligently pursuing restoration of the Project;
(c)    if the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(b) above, in Agent’s sole discretion, Agent may apply any insurance proceeds it may receive to the payment of the Loan without any Spread Maintenance or other prepayment fee but with payment of LIBOR Breakage Costs, if any, or allow all or a portion of such proceeds to be used for the restoration of the Project;
(d)    insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices, terms and conditions for construction loan advances;
(e)    the net proceeds of rent loss and/or business interruption insurance shall be paid to Agent, with any excess available after payment of principal, interest and any other amounts due under the Loan being delivered to Borrower; and
(f)    any excess insurance proceeds remaining after restoration of the Project may be applied to the reduction of the Principal Balance of the Loan, in Agent’s sole discretion.
Section 3.3    Condemnation Awards. Borrower shall immediately notify Agent of the institution of any proceeding for the condemnation or other taking of the Project or any portion thereof. Agent may participate in any such proceeding and Borrower will deliver to Agent all instruments necessary or required by Agent to permit such participation. Without Agent’s prior consent not to be unreasonably withheld, conditioned or delayed, Borrower (1) shall not agree to any compensation or award, and (2) shall not take any action or fail to take any action which would cause the compensation to be determined. Subject to the immediately following sentence, all awards and compensation for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to Agent. Borrower authorizes Agent to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Agent’s sole discretion to apply the same toward the payment of the Loan (provided, however, no Spread Maintenance shall be due in connection with any such payment), notwithstanding that the Loan may not then be due and payable, or to the restoration of the Project; provided, however, if the award is less than or equal to $10,000,000 and Borrower requests that such proceeds be used for improvements required to be made as a result of such condemnation, Agent will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Event of Default, subject to the same conditions as are applicable to the application of insurance proceeds to restoration under Section 3.2(b). In the event that Agent permits (where Agent is not otherwise obligated to do so) such compensation or award to be applied towards restoration of the Project, any excess insurance proceeds remaining after restoration of the Project may be applied to the reduction of the Principal Balance of the Loan, in Agent’s sole discretion (provided, however, no Spread Maintenance shall be due in connection with any such payment). Borrower, upon request by Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to Agent, free and clear of all Liens, charges or encumbrances, other than Permitted Liens. The provisions of the REAs shall control over any contrary or inconsistent provision of this Section 3.3 or any other provision of this Agreement relating to the use and application of insurance or condemnation proceeds.
ARTICLE 4

ENVIRONMENTAL MATTERS
Section 4.1    Representations and Warranties on Environmental Matters. To Borrower’s knowledge without additional inquiry, except as set forth in the Site Assessment or as disclosed in the Indemnity Agreement or as otherwise would not reasonably be expected to have a Material Adverse Effect, (1) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, disposed of or otherwise present at or about the Project in violation of Environmental Laws (except for cleaning and other products currently used in connection with the operation, routine maintenance or repair of the Project in compliance with Environmental Laws), (2) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project does not, and did not previously, violate any such requirements under Environmental Laws, and (3) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened in writing, nor have any settlements been reached by or with any parties or any Liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws.
Section 4.2    Covenants on Environmental Matters.
(a)    Borrower shall (i) comply in all material respects with applicable Environmental Laws; (ii) notify Agent promptly upon Borrower’s discovery of any material spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Project (except for cleaning and other products used in connection with the operation, routine maintenance or repair of the Project in compliance with Environmental Laws); (iii) except for cleaning and other products used in connection with operation, routine maintenance or repair of the Project in compliance with Environmental Law and subject to what is permitted under the REAs, promptly remove such Hazardous Materials which could result in liability under or a violation of any Environmental Law which would reasonably be expected to have a Material Adverse Effect and remediate the Project in material compliance with Environmental Laws; (iv) promptly forward to Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any such spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the material requirements of Environmental Laws or any similar Legal Requirements associated therewith, as they may affect the Project, Borrower, Agent or any Bank; and (v) cooperate with any environmental consultant or engineer performing or updating a Site Assessment (as reasonably requested by Agent), including responding to any interview request and the questions propounded thereat.
(b)    Borrower shall (i) not cause, shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from causing, any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project (except for cleaning and other products used in connection with operations, routine maintenance or repair of the Project in compliance with Environmental Laws) that in any such case could result in liability under or a violation of any Environmental Law which would reasonably be expected to have a Material Adverse Effect, (ii) not conduct, shall prohibit any other Person within the control of Borrower from conducting, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from conducting, any activity that requires a permit or other authorization under Environmental Laws that in any such case could result in liability under or a violation of any Environmental Law which would reasonably be expected to have a Material Adverse Effect unless such permit or other authorization has been obtained.
(c)    Borrower shall provide to Agent, at Borrower’s expense promptly upon the reasonable written request of Agent from time to time, a Site Assessment or, if reasonably required by Agent, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of such Hazardous Materials found on, under, at or within the Project. Agent agrees, however, that it shall not request a Site Assessment or update more often than once every twelve (12) months, unless (i) Agent has a reasonable basis to believe the Project is not being operated in compliance with Environmental Laws or (ii) an Event of Default shall have occurred and be continuing.
Section 4.3    Allocation of Risks and Indemnity. As between Borrower, on one hand, and Agent and the Banks, on the other hand, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Agent or by Legal Requirements. Borrower shall indemnify, defend and hold harmless Agent and the Banks from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable out-of-pocket costs of defense) actually incurred and arising out of or associated, in any way, with non-compliance with Environmental Laws, or the release or the existence of Hazardous Materials in, on, or about the Project, or a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law; however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from Agent’s or the Banks’ (or their respective employees, agents, representatives or contractors) gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. Borrower’s obligations under this Section 4.3 shall arise upon the discovery of the presence of any Hazardous Material (but not for any Hazardous Material introduced to the Project following the sale, foreclosure or deed-in-lieu and without any fault by Borrower, its Affiliates or their agents and employees), whether or not any Governmental Authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment and shall continue notwithstanding the repayment of the Loan or any Transfer of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise).

Section 4.4    No Waiver. Notwithstanding any provision in this Article or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Agent and the Banks do not waive and expressly reserve all rights and benefits now or hereafter accruing to Agent and/or the Banks under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Agent or the Banks pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”
Section 4.5    Obligations Unsecured. Borrower acknowledges and agrees that, notwithstanding anything to the contrary contained in any of the Loan Documents, the representations, warranties and covenants of Borrower contained in this Article 4 are independent obligations which are not secured by the Deed of Trust or any other Loan Document. Borrower further acknowledges that it is the intent of Agent and the Banks to create separate obligations of Borrower under this Article 4 which can be enforced against Borrower without regard to the existence of the Deed of Trust or the other Loan Documents or the Liens or security interests contained therein.
ARTICLE 5

LEASING MATTERS
Section 5.1    Representations and Warranties on Leases. Except for matters set forth in Schedule 5.1(a) attached hereto and made a part hereof, Borrower represents and warrants to Agent and the Banks as of the Closing Date, with respect to Leases, that: (1) to Borrower’s knowledge, the rent roll delivered to Agent is true, correct and complete based on Leases in full force and effect on the date hereof; (2) the Leases (including amendments) are in writing, and, to Borrower’s knowledge, there are no oral agreements with respect thereto; (3) to Borrower’s knowledge, the copies of the Leases delivered to Agent are true, correct and complete; (4) to Borrower’s knowledge, neither the landlord nor any tenant has given or received written notice that either is in default under any of the Leases (other than with respect to defaults that have been cured); (5) Borrower has no knowledge of any notice of termination or default with respect to any Lease; (6) Borrower has not assigned or pledged any of the Leases, the rents or any interests therein except to Agent; (7) to Borrower’s knowledge, except as set forth in the rent roll delivered to Agent, no tenant or other party has any right or option to purchase all or any portion of the Project; (8) except as set forth in the Leases, to Borrower’s knowledge, no tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease; and (9) to Borrower’s knowledge, no tenant has prepaid more than one (1) month’s rent in advance (except for bona fide security deposits).
Section 5.2    Standard Lease Form; Approval Rights; Security Deposits.
(a)    All Leases and material amendments and waivers of any Lease must be executed as commercially reasonable market transactions, as determined in Borrower’s good faith discretion. All Major Leases must have a minimum rent (including base rent, other fixed charges and Borrower’s good faith projected percentage rent) of $300 per rentable square foot. Any Major Lease or material amendment or waiver which does not satisfy the foregoing criteria shall be subject to Agent’s reasonable approval. A “Major Lease” is (i) if the Debt Yield at the time the Lease is executed is less than 8%, any Lease which demises more than 4000 rentable square feet or (ii) if the Debt Yield at the time the Lease is executed is 8% or greater, any Lease which demises more than 10,000 rentable square feet.
(b)    Any Lease other than a Major Lease, and any termination, amendment or waiver of a Lease that is not Major Lease, shall not require Agent’s approval.
(c)    Borrower shall have the right to terminate any Lease provided that (i) Borrower is simultaneously replacing such terminated Lease with one or more Leases that either (x) do not require Agent’s approval or (y) are reasonably approved by Agent, (ii) the tenant thereunder is in default beyond any applicable and cure period, or (iii) the Debt Yield is equal to or greater than 7% excluding the Lease to be terminated.
(d)    If Borrower delivers a written request for Agent’s approval of any new Lease, material modification, amendment and/or waiver of any Lease or Lease extension, Agent shall give Borrower written notice that either (i) it grants its consent or approves such Lease, (ii) it needs additional information or (iii) it does not grant its consent or does not approve such Lease within ten (10) Business Days after receipt of such request. Agent’s approval of any Lease shall be deemed granted if (a) a second written request therefor is sent to Agent not less than five (5) Business Days after Borrower’s initial request therefor shall have been received by Agent together with copies of all documentation and information reasonably required by Agent, and (b) within five (5) Business Days after Agent’s receipt of such second request (which shall state in bold, upper case letters that failure to respond thereto within five (5) Business Days after receipt shall constitute deemed approval), Agent shall have failed to deny such approval in writing.
(e)    Borrower shall hold, in trust, all tenant security deposits. Within ten (10) days after Agent’s request, Borrower shall furnish to Agent a statement of all tenant security deposits, and copies of all Leases not previously delivered to Agent, certified by Borrower as being true and correct.
(f)    Agent, on behalf of the Banks, agrees, after Borrower’s request and at Borrower’s expense, to enter into a subordination non-disturbance and attornment agreement mutually agreeable to Agent, Borrower and Tenant in connection with any Lease entered into after the date hereof and in compliance with this Section 5.2. Borrower, at Borrower expense, shall obtain from each tenant under a Lease entered into after the date hereof that by its terms is not subordinated to the Deed of Trust a subordination non-disturbance and attornment agreement mutually agreeable to Agent, Borrower and Tenant.
Section 5.3    Covenants. Borrower shall (1) perform the obligations which Borrower is required to perform under the Leases in all material respects; (2) enforce the material obligations to be performed by the tenants; (3) promptly furnish to Agent any notice of default or termination received by Borrower from any tenant, and any notice of default or termination given by Borrower to any tenant; (4) not collect any rents for more than one (1) month in advance of the time when the same shall become due, except for bona fide security deposits; (5) except for Approved Leases, not enter into any ground lease, sandwich lease or master lease of any portion of the Project; (6) not further assign or encumber any Lease; (7) except as permitted under Section 5.2 above, not cancel or accept surrender or termination of any Lease without Agent’s consent (not to be unreasonably withheld, conditioned or delayed); and (8) except as permitted under Section 5.2 above, not modify or amend any Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of such Lease, and any action in violation of clauses (5), (6), (7) and (8) of this Section 5.3 shall be void at the election of Agent.
Section 5.4    Tenant Estoppels. At Agent’s request (but no more frequently than one time per Loan Year, unless in connection with an Event of Default, an Assignment or a Participation) and subject to the applicable Lease provisions, Borrower shall use commercially reasonable efforts to obtain and furnish to Agent, written estoppels in form and substance reasonably satisfactory to Agent (or in the form or substance required under such Lease), executed by tenants under Leases in the Project and confirming the term, rent and other provisions and matters relating to the Leases.
ARTICLE 6

REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Agent and the Banks as of the Closing Date that:
Section 6.1    Organization and Power. (1) Each Loan Party is duly organized, validly existing and in good standing under the Legal Requirements of the state of its formation or existence set forth on the organizational chart attached hereto as Schedule 6.1, (2) each Loan Party is qualified to do business and in good standing under the Legal Requirements of every state in which it does business or is otherwise required to qualify under that state’s Legal Requirements, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, (3) each Borrower is in compliance with Legal Requirements applicable to doing business in the State of Nevada, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect, and (4) each Loan Party has the power and authority to own its property, borrow or guarantee, as the case may be, the Loan and enter into and perform its obligations under the Loan Documents. Borrower is not a “foreign person” within the meaning of § 1445 (f)(3) of the Internal Revenue Code, as amended.
Section 6.2    Validity of Loan Documents. The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (2) will not violate any Legal Requirement or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable Creditors’ Rights Laws generally affecting the enforcement of creditors’ rights.
Section 6.3    Liabilities; Litigation; Bankruptcy.
(a)    The financial statements delivered by Borrower and each Borrower Party are true, correct and complete in all material respects with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or any Borrower Party that would reasonably be expected to have a Material Adverse Effect. Except as disclosed in such financial statements or on Schedule 6.3 attached hereto and made a part hereof, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any Creditors’ Rights Law) pending or, to the knowledge of Borrower, threatened, against the Project, Borrower or any Borrower Party which if adversely determined would reasonably be expected to have a Material Adverse Effect.
(b)    Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under any Creditors’ Rights Law or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.
Section 6.4    Taxes and Assessments. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project.
Section 6.5    Other Agreements; Defaults.
(a)    Neither the execution, delivery or performance by each Borrower Party of the Loan Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the respective Loan Documents), nor compliance by each such Borrower Party with the terms and conditions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any provision of any Legal Requirement applicable to such Borrower Party, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the respective Loan Document) upon any of the property or assets of such Borrower Party pursuant to the terms of any contractual obligation to which such Borrower Party is a party or by which it or any of its property or assets is bound or to which it or any of its property or assets may be subject, (iii) will violate any provision of any organizational document of such Borrower Party, where any such contravention, conflict, violation, breach or default referred to in clause (i), (ii) or (iii) of this Section 6.5(a), would reasonably be expected to have a Material Adverse Effect, or (iv) requires any approval or consent of partners, members or any other Person which has not been obtained.
(b)    Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit or restriction which would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Borrower Party is in violation of any agreement which violation would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Borrower Party has (i) entered into any agreement, the default by Borrower or such Borrower Party, as the case may be, under which may result in an Event of Default under this Agreement or any of the other Loan Documents, or (ii) granted a Lien on any of the collateral for the Loan to secure any obligation of Borrower or any Borrower Party under any agreement with any Person other than Agent and/or the Banks. Borrower is not a party to, or bound by, any so-called integrated cash management arrangement with any of its Affiliates or sponsors.
Section 6.6    Compliance with Legal Requirements.
(a)    Borrower has all material requisite approvals, consents, licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and/or operate the Project as currently operated and to carry on its business as currently conducted, and except as set forth on Schedule 6.6(a), the Project is in compliance with all material Legal Requirements and except as shown in any property condition report provided to Agent, is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. Except as set forth on Schedule 6.6(a) and in the Zoning Report, the Project does not constitute, in whole or in part, a non-conforming use under Legal Requirements;
(b)    No notice of condemnation has been received by Borrower and, to Borrower’s knowledge, no condemnation is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project; and
(c)    The Project (taking into account the easements and other rights appurtenant thereto under the REAs) has adequate rights of legal and physical access to public rights of ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the use and enjoyment of the Project for its current purpose are located in the public right-of-way near the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to the REAs or another perpetual easement benefitting Project. All roads necessary for the utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are reasonably accessible to the Project pursuant to the REAs or another perpetual easement benefitting the Project.
Section 6.7    Location of Borrower. Each Borrower’s principal place of business and chief executive offices are, and the office where each Borrower maintains all records relating to the Project and the other collateral under the Loan Documents is, located at the address stated in Section 11.1.
Section 6.8    ERISA.
(a)    There is no Lien outstanding or security interest given by any Loan Party or member of the Controlled Group in connection with any Pension Plan. No Loan Party or member of the Controlled Group has incurred any withdrawal liability under Section 4201 of ERISA with respect to such any Loan Party’s or Controlled Group member’s complete or partial withdrawal from any Multiemployer Plan, except where such withdrawal liability could not reasonably be expected to have a Material Adverse Effect. No accumulated funding deficiency (whether or not waived) under Section 412 of the Code or Section 302 of ERISA has occurred with respect to any Pension Plan except where such accumulated funding deficiency could not reasonably be expected to have a Material Adverse Effect.

(b)    No part of the funds to be used by a Loan Party in satisfaction of their respective obligations under this Agreement and the other Loan Documents, constitute “plan assets” within the meaning of Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, any “plan” within the meaning of Section 4975 of the Code that is subject to Section 4975 of the Code or any entity the underlying assets of which are deemed to include plan assets
Section 6.9    Margin Stock. No part of the proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
Section 6.10    Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and other material tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and other material taxes, charges and assessments payable by Borrower (other than the payment of any taxes, charges, and assessments the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which appropriate reserves have been provided in the books of Borrower).
Section 6.11    Solvency. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will be immediately following the making of the Loan, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
Section 6.12    Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein, taken as a whole, not materially misleading. There is no fact presently known to Borrower which has not been disclosed to Agent which materially and adversely affects, nor as far as Borrower can foresee, might materially and adversely affect, the Project or the business, assets, properties, operations or condition (financial or otherwise) of Borrower.
Section 6.13    Single Purpose Entity. Each Borrower is and has at all times since its respective formation been a Single Purpose Entity (except that neither Borrower has had Independent Managers and neither Borrower’s operating agreement has contained all provisions required by Section 8.14 prior to the date hereof).

Section 6.14    Property Specific Representations.
(a)    Borrower has good, marketable, insurable and indefeasible fee simple title to the Project, to the extent constituting real property, subject to no Liens or other encumbrances except Permitted Liens.
(b)    Except as set forth in the Zoning Report, the Project complies in all material respects with all applicable zoning ordinances and no special use permits are required for the continued use of the Project for its current use.
Section 6.15    Taxpayer I.D. Number. Esplanade Owner’s U.S. taxpayer identification number is 37-1843558 and Plaza Owner’s U.S. taxpayer identification number is 37-1844538.
Section 6.16    Organization I.D. Number. Esplanade Owner’s entity number is E0519572016-5 and Plaza Owner’s entity number is E0529732016-7.
Section 6.17    Legal Name. Each Borrower’s exact legal name, as that name appears on its Articles of Organization, is as set forth on the first page hereof.
Section 6.18    Use of Proceeds. Borrower is borrowing the Loan for its own use and not as an agent for any third party and for only lawful purposes.
ARTICLE 7

FINANCIAL REPORTING
Section 7.1    Financial Statements.
(a)    Quarterly Reports. Borrower shall deliver to Agent within sixty (60) days after the end of each calendar quarter with respect to the first three calendar quarters of each calendar year:
(i)    an unaudited balance sheet and statement of operations (showing quarterly and year-to-date activity) in accordance with GAAP for each Borrower and for the Project for such calendar quarter, and a compliance certificate setting out the Interest Coverage Ratio and the Debt Yield as of the end of such calendar quarter; and
(ii)    quarterly leasing status reports (until the Project is 95% leased) and rent rolls/occupancy summaries for the Project.
(b)    Annual Reports.
(i)    Borrower shall deliver to Agent within one hundred twenty (120) days after the end of each calendar year current, certified, unaudited (as of the end of such calendar year) financial statements in accordance with GAAP (balance sheet, statement of operations, statement of member’s equity, statement of cash flows and footnotes) for each Borrower and for the Project, and a compliance certificate setting out the Interest Coverage Ratio and the Debt Yield as of the end of such calendar quarter; and

(ii)    annually, upon request, Borrower shall cause each Guarantor to deliver to Agent, within one hundred twenty (120) days after the fiscal year-end, a certified, unaudited statement of such Guarantor’s net worth.
(c)    Appraisals. Within forty-five (45) days before each of the second, fourth and sixth anniversary of the date of the Appraisal delivered in connection with underwriting the Loan, Agent or any of the Banks may commission a new and/or updated Appraisal of the Project, which Appraisal shall be obtained at Borrower’s sole cost and expense, but no more than $10,000 in the aggregate. In addition to the foregoing, Agent may, at its option, commission a new and/or updated Appraisal of the Project from time to time after the date hereof; provided, however, that Borrower shall only be required to reimburse Agent for such new and/or updated Appraisal if an Event of Default exists or if such Appraisal is required by applicable Legal Requirements.
(d)    Certification; Supporting Documentation. Each such report and financial statement of Borrower shall be in scope and detail reasonably satisfactory to Agent and shall be accompanied by a certificate of a duly authorized representative of Borrower, stating that such information is true, correct and complete and that, to the best of his or her knowledge, no Event of Default has occurred, or if an Event of Default has occurred, specifying the nature thereof and the action proposed to be taken with respect thereto.
Section 7.2    Accounting Principles. All financial statements shall be prepared in accordance with GAAP.
Section 7.3    Other Information. Each Borrower shall deliver, or cause to be delivered, to Agent such reasonably requested additional information regarding Borrower, its subsidiaries, its business, any Borrower Party, and the Project within forty-five (45) days after Agent’s request therefor; provided, however, that with respect to any Guarantor as of the date hereof, it shall not be deemed a reasonable request if Agent requests any additional information other than updates to the information delivered by such Guarantor in connection with the closing of the Loan.
Section 7.4    Annual Budget. Within ninety (90) days after the commencement of each fiscal year, Borrower will provide to Agent its annual operating and capital improvements budget for such fiscal year.
Section 7.5    Audits and Records.
(a)    Agent shall have the right to choose and appoint a certified public accountant to perform financial audits as it reasonably deems necessary. Borrower shall be responsible for the cost of any such audit if it is performed during the continuance of an Event of Default or if it discloses any material misstatement in Borrower’s financial statements previously delivered pursuant to this Agreement. Borrower shall permit Agent and any Bank(s) to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expense relative to the Project; and
(b)    At any time during regular business hours upon reasonable prior written notice, Borrower shall permit Agent, Bank(s) and/or any of their respective agents or representatives (including any auditor chosen by Agent) to have access to, and to examine, all of Borrower’s books and records, including, without limitation, those relating to the ownership, development, management, leasing and/or operation of the Project and permit Agent and any Bank(s) to copy and make abstracts from any and all of Borrower’s books and records relating to the Project.
Section 7.6    Annual Ownership Report. At Agent’s request, within thirty (30) days after the end of each calendar year, Borrower shall deliver to Agent, then-current organizational chart of Borrower with the same level of detail provided for in the form attached hereto as Schedule 6.1.
Section 7.7    Electronic Submissions. Subject to Section 11.1 as to any approval, consent, demand, notice or, request, any budgets, reports, statements, rent rolls (which shall contain at least the following information: rent roll date, tenant name, suite or unit identification, type of space, rentable square foot area, base rent per rentable square foot, annual base rent, expense reimbursements, lease commencement date, rent commencement date and lease expiration date), leasing reports, sales reports and/or other information required to be submitted by Borrower or its agents, contractors or employees to Agent under this Agreement shall be delivered electronically via email in PDF or other electronic format to Agent at the email address from time to time to be designated by the relevant loan officer of Agent.
ARTICLE 8

COVENANTS
Borrower covenants and agrees with Agent and the Banks as follows:
Section 8.1    Due on Sale and Encumbrance; Transfers of Interests.
(a)    Without the prior approval of Agent, which may be withheld in its sole and absolute discretion, other than a Permitted Transfer, the Loan shall become due and payable upon the occurrence of any Transfer referred to in Section 8.1(b).
(b)    Without limiting the foregoing, except with respect to Permitted Transfers (for which the consent of Agent shall not be required):
(i)    neither Borrower nor any other Person having a direct or indirect legal, beneficial or record ownership or economic interest in Borrower shall (x) directly or indirectly Transfer all or any portion of its, his or her interest in the Project or any part thereof (including any ownership or economic interest in Borrower); (y) further encumber, alienate, grant a Lien or grant any other interest in the Project or any part thereof (including any ownership or economic interest in Borrower), whether voluntarily or involuntarily; or (z) enter into any easement or other agreement granting rights in or restricting the use or development of the Project; and
(ii)    no new manager or member having the ability to control the affairs of Borrower shall be admitted to or created in Borrower (nor shall any existing manager, managing member or controlling member withdraw from Borrower), and no change in Borrower’s organizational documents relating to control over Borrower and/or the Project shall be effected.

(c)    With respect to any and all Transfer(s), promptly upon any Loan Party having knowledge of the same, if such Transfer resulted or would result in a Person owning twenty percent (20%) or more of the direct or indirect interests in Borrower (or such lesser percentage as may be required from time to time under applicable Legal Requirements) who was not a beneficial owner of at least twenty percent (20%) of such interests prior to the Transfer, then Borrower shall provide Agent with (i) notice of such Transfer, (ii) sufficient information about the transferee so that Agent and the Banks may fulfill their “know your customer” requirements (which, by way of example, may include the receipt and review of copies of operating agreements, by-laws, partnership agreements, articles of incorporation, articles of organization, certificates of formation, certificates of good standing, W-9 forms, updated organizational charts, valid governmental forms of identification and such other information or documentation reasonably required by Agent and the Banks with respect to such “know your customer” requirements) and (iii) such other information or documentation reasonably required by Agent and the Banks from time to time with respect to such “know your customer” requirements, and such Permitted Transfer shall, unless such transaction involved publicly traded securities, require Agent’s written confirmation (which confirmation shall not be unreasonably delayed) that such transferee is neither an Embargoed Person, a Prohibited Person or a restricted person described in Article 14, failing which such proposed Permitted Transfer shall be void ab initio. With respect to a transaction involving publicly traded securities, Borrower shall, promptly after it acquires knowledge thereof, so advise Agent and Agent shall then either promptly confirm or reject that the applicable transferee is neither an Embargoed Person, a Prohibited Person or a Restricted Person described in Article 14.
(d)    As used in this Section 8.1, “Transfer” shall include the sale, transfer, conveyance, grant, mortgage, pledge hypothecation, lease, license, declaration of trust, assignment or other disposal of a legal or beneficial ownership or economic interest in (i) the Project, (ii) any membership interest in Borrower, and (iii) any membership interest in any sole member of Borrower; “Transfer” shall not include the leasing of portions of the Project so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity. In addition, “Transfer” shall not include the disposition of personal property in the ordinary course of business or the creation, modification or termination of any Permitted Lien.
(e)    Notwithstanding anything in this Section 8.1 to the contrary, there shall be no change in the day-to-day control, management and advisory service of Borrower, except (x) in accordance with this Agreement and Borrower’s operating agreement as it exists on the date hereof and (y) in connection with any Permitted Transfer.
Section 8.2    Taxes; Charges. Except to the extent REA Counterparty is obligated to pay the same pursuant to the REAs, Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon the Project or become payable during the term of the Loan, and will promptly furnish Agent with evidence of such payment; provided, however, that Borrower shall be permitted to contest the same in good faith by appropriate proceedings and with respect to which appropriate reserves have been provided in the books of the Borrower. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on the Project; however, Borrower may contest the validity of such claims and demands so long as (a) Borrower notifies Agent that it intends to contest such claim or demand, (b) Borrower provides Agent with an indemnity, bond or other security reasonably satisfactory to Agent (including an endorsement to Agent’s title insurance policy insuring against such claim or demand, if available) assuring the discharge of Borrower’s obligations for such claims and demands, including interest and penalties, and (c) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment.
Section 8.3    Project Management. The Project is and shall continue to be managed by Borrower or one of its Affiliates. In no event, may Borrower (i) enter into a property or asset management or leasing agent agreement without Agent’s prior reasonable consent and then only if the manager or leasing agent (“Manager”) is reasonably acceptable to Agent and enters into an assignment and subordination agreement with respect to its agreement with Borrower in form and substance reasonably acceptable to Agent or (ii) amend or terminate any such management or leasing agent agreement without Agent’s prior reasonable consent. Agent may (x) remove any Manager who is an Affiliate of Borrower upon an Event of Default or a default beyond applicable cure periods under such management or leasing agent agreement and (y) remove any Manager for fraud, gross negligence, willful misconduct or misappropriation of funds, and Manager will agree to the foregoing in the assignment and subordination agreement.
Section 8.4    Operation; Maintenance; Inspection; Alterations.
(a)    Borrower shall observe and comply in all material respects with all Legal Requirements applicable to the ownership, use and operation of the Project. Borrower shall maintain the Project in good condition and promptly repair any damage or casualty, subject to the terms of this Agreement. Borrower shall permit Agent and its agents, representatives and employees, upon reasonable prior notice to Borrower during normal business hours, to inspect the Project and conduct such environmental and engineering studies as Agent may require, provided such inspections and studies do not materially interfere with the use and operation of the Project.
(b)    Borrower shall obtain Agent’s prior consent to any alterations of any portion of the Project that will have a Material Adverse Effect. In addition, No approval shall be required for (i) alterations required by applicable Legal Requirements, (ii) alterations pursuant to any (x) Lease existing as of the date hereof, or (y) any Approved Lease, or (iii) alterations that are non-structural, such as carpeting or painting.
(c)    Any request for Agent’s prior consent to an alteration that is required under this Agreement shall be delivered to Agent together with all materials reasonably determined by Borrower to be necessary for Agent to evaluate such request. If Agent does not notify Borrower of its disapproval of a proposed alteration (with reasonably detailed reasons therefor) within ten (10) Business Days after request by Borrower, then the same shall be deemed approved. Borrower shall promptly reimburse Agent for its out-of-pocket costs and expenses reasonably incurred in reviewing any request.

Section 8.5    Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes imposed on Agent or the Banks. If there shall be enacted any Legal Requirements (1) deducting the Loan from the value of the Project for the purpose of taxation, (2) affecting any Lien on the Project, or (3) changing existing Legal Requirements of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Agent, on demand, all taxes, costs and charges for which Agent is or may be liable as a result thereof; provided; however, that (i) this Section 8.5 shall not apply to Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes imposed on Agent or the Banks and (ii) if such payment would be prohibited by Legal Requirements or would render the Loan usurious, then instead of collecting such payment, Agent may declare all amounts owing under the Loan Documents to be immediately due and payable.
Section 8.6    Legal Existence; Name; Organizational Documents.
(a)    Each Borrower shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the Legal Requirements of the state of its formation and in every state in which it does business, and all material qualifications, licenses and permits applicable to the ownership, use and operation of the Project. Neither Borrower nor any sole member of such Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets to, or acquire all or substantially all of the assets of the business of, any Person, or permit any subsidiary of Borrower to do so.
(b)    Each Borrower shall conduct business only in its own name and shall not change its name, identity, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower (i) shall have obtained the prior consent of Agent to such change not to be unreasonably withheld, conditioned or delayed, and (ii) shall have taken all actions necessary or requested by Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.
(c)    Borrower shall not, nor shall it permit any sole member of such Borrower, if any, to, amend such Borrower’s organizational documents without the prior consent of Agent, and each Borrower shall maintain its separateness as an entity, including maintaining separate books (subject, however, to Section 8.14(a)(viii)), records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity.
Section 8.7    Affiliate Transactions. Without the prior consent of Agent, Borrower shall not engage in any transaction affecting the Project with an Affiliate of Borrower, except for arm-length transactions that are no less favorable to Borrower than would generally be available in the marketplace for a similar transaction with an unaffiliated third-party. It is hereby agreed that the

REAs and any Approved Lease existing as of the date hereof shall not be considered affiliate transactions for the purposes of this Section 8.7.
Section 8.8    Limitation on Other Debt. Borrower shall not, without the prior consent of Agent, incur any Debt other than the Loan and customary trade payables (including planned capital improvements) which are payable, and shall be paid, within sixty (60) days of when incurred.
Section 8.9    Further Assurances. Borrower shall within ten (10) Business Days after Agent’s request (1) cure any defects in the execution and delivery of the Loan Documents, and (2) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Agent may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith and to consummate fully the transaction contemplated under this Agreement and the other Loan Documents.
Section 8.10    Estoppel Certificates. Borrower, within fifteen (15) days after request (but not more often than one time per Loan Year, unless in connection with an Event of Default, Assignment or Participation), shall furnish to Agent a statement, duly acknowledged, setting forth the amount due on the Loan, the interest rate, the date to which interest has been paid, whether any known offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and stating that no Event of Default has occurred, or if an Event of Default has occurred, specifying the nature thereof and the action proposed to be taken with respect thereto, and such other matters as Agent reasonably may request.
Section 8.11    Notice of Certain Events. Borrower shall promptly notify Agent of (1) any Event of Default, together with a detailed statement of the steps being taken to cure such Event of Default; (2) any notice of default received or sent by Borrower under other obligations relating to the Project or otherwise material to Borrower’s business which would reasonably be expected to result in a Material Adverse Effect on Borrower or the Project; (3) any pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, affecting Borrower or the Project which would reasonably be expected to result in a Material Adverse Effect, and (4) any change in the information provided in the Certification Regarding Beneficial Owners of Legal Entity Customers that was delivered on the date hereof.
Section 8.12    Indemnification. Borrower shall defend, indemnify and hold harmless Agent and the Banks and their respective directors, officers, employees, attorneys, agents, successors and assigns from and against any and all deficiencies, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, awards, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and expenses, in connection with (1) any inspection, review or testing of or with respect to the Project, (2) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Agent or the Banks are designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document or to the Project, (3) any proceeding instituted by any Person claiming a Lien, and (4) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loan, the Project, or any of the transactions contemplated in the Loan Documents, including, without limitation, those arising from the joint, concurrent, or comparative negligence of Agent, except to the extent any of the foregoing is caused by Agent’s or any Bank’s gross negligence or willful misconduct (including that of the employees, agents, representatives and contractors of each, in each case acting within the scope of their authority), as determined by a court of competent jurisdiction by a final and non-appealable judgment; provided, that, Borrower’s indemnification obligations to Agent and the Banks pursuant to this Section 8.12 shall continue in full force and effect with respect to each other Bank that did not commit the gross negligence or willful misconduct. Borrower shall have no liability under this Section 8.12(i) for Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes imposed on Agent or the Banks, other than any such Taxes relating to indemnification for amounts other than such Taxes, and (ii) in connection with any litigation or other dispute between Agent and one or more of the Banks and/or between any Bank and any other Bank.
Section 8.13    Compliance With Legal Requirements. Borrower shall fully, faithfully and punctually comply (and shall use commercially reasonable efforts to cause all lessees and other Persons that occupy or enter upon the Project at all times so to comply) with all material Legal Requirements of any Governmental Authority having jurisdiction over Borrower or the Project now or hereafter in effect (including any of the foregoing that heretofore have been promulgated but which are not yet in effect), in each instance as modified, amended, renewed and/or extended, which are applicable to Borrower, to the Project or any portion thereof, to the use, manner of use, occupancy, possession, condition, operation, maintenance, alteration, repair, replacement, or restoration of the Project or any portion thereof or to the conduct of Borrower’s business at the Project (“Requirements”), including, without limitation, Requirements that, if violated, would cause the Project or a part thereof to be subject to forfeiture. Notwithstanding the foregoing, Borrower may contest the validity of such Requirements so long as (a) Borrower notifies Agent that it intends to contest the same, (b) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense, and (c) such contest will not subject Borrower, any Borrower Party or the Project to any potential civil or criminal liability.
Section 8.14    Single Purpose Covenants.
(a)    Each Borrower shall at all times be a Single Purpose Entity. For the purpose of this Agreement a “Single Purpose Entity” means a Person which shall at all times: (i) exist solely for the purpose of, and not engage in any business or activity other than, the owning, operating, financing, leasing and otherwise dealing with the Project and activities incidental thereto; (ii) not acquire or own any assets other than the Project and such incidental personal property as may be necessary for the ownership and operation thereof; (iii) not incur any indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than as expressly permitted by this Agreement; (iv) maintain its books and records separate from any other Person; (v) maintain its bank accounts separate from any other Person; (vi) conduct business in its own name; (vii) hold all of its assets in its own name and not commingle its assets with those of any other Person; (viii) maintain its financial statements, accounting records and other entity documents separate from any other Person; provided, however, that the assets of any Borrower may be included in a consolidated financial statement of its Affiliate (such assets shall also be listed on Borrower’s own separate balance sheet); (ix) pay its own liabilities and expenses (including, without limitation, salaries of its own employees, if any) only out of its own funds, to the extent there is sufficient income from the Project to do so, it being understood and agreed that the foregoing shall not require such Borrower’s indirect or direct members to make any additional capital contributions to such Borrower; (x) observe all organizational formalities necessary to maintain its separate existence, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation; (xi) except for capital contributions or capital distributions permitted under the terms and conditions of such Borrower’s organizational documents and properly reflected on its books and records, the REAs, any Approved Leases and any agreements entered into in accordance with Section 8.7, not enter into or be party to any transaction with its partners, members, stockholders or Affiliates except in the ordinary course of its business and on terms and conditions that are intrinsically fair, commercially reasonable and are no less favorable to such Borrower than would be obtained in a comparable arms-length transaction with an unaffiliated third party; (xii) except as contemplated hereby, not guarantee or become obligated for the debts of any other Person; (xiii) not (1) except as contemplated hereby, hold out its credit or assets as being available to satisfy the obligations of any other Person or otherwise pledge its assets to secure the obligations of any other Person or (2) make any loans or advances to any Person, or (3) own any stock or securities of, any Person, or (4) buy or hold evidence of indebtedness issued by any other Person or (5) with respect to such Borrower, own any subsidiary, or make any investment in, in any Person (or, with respect to such Borrower’s sole member, own any subsidiary, or make any investment in any Person other than its investment in such Borrower); (xiv) not acquire obligations or securities of its partners, members, stockholders or other Affiliates, as applicable; (xv) allocate fairly and reasonably any shared expenses (including, without limitation, office space and services performed by an employee of an Affiliate) with any other Person and promptly reimburse any such other Person for expenses incurred on behalf of Borrower; (xvi) use separate stationery, invoices, and checks bearing its own name; (xvii) not pledge its assets for the benefit of any other Person or make any loans or advances to any Person; (xviii) hold itself out as a separate and distinct entity under its own name and not as a division or part of any Person; (xix) correct any known misunderstanding regarding its separate and distinct identity; (xx) intend to maintain adequate capital in light of its contemplated business obligations; provided, however, that the foregoing shall not require such Borrower’s members, partners or shareholders to make additional capital contributions to such Borrower; (xxi) (1) comply in all respects with the provisions of its organizational documents and (2) not amend, modify, terminate or fail to comply with the provisions of its organizational documents to the extent the same relate to its Single Purpose Entity status, in each case without the prior written consent of Agent (not to be unreasonably withheld); (xxiii) not, to the fullest extent permitted by Legal Requirements, (1) dissolve or liquidate or consolidate or terminate or transfer or otherwise dispose of all or substantially all of its assets or change its legal structure or merge with or into any other entity in whole or in part, or (2) take any Material Action or action that might cause such entity to become insolvent, in each case, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of all directors or managers of such Borrower or such Borrower’s sole member, as applicable , including, without limitation, the Independent Manager; (xxiv) not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (xxv) not fail to (1) file its own tax returns separate from those of any other Person, except to the extent that such Borrower is treated as a “disregarded entity” or part of a consolidated (or combined) group for tax purposes and is not required to file its own tax returns under applicable Legal Requirements and (2) pay any taxes required to be paid under applicable Legal Requirements; provided, however, that such Borrower shall not have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of such Borrower; (xxv) not have any of its obligations guaranteed by an Affiliate, except as contemplated by the Loan Documents; (xxvi) not identify itself as a department or division of any other Person; (xxviii) omitted; and (xxix) with respect to such Borrower, have organizational documents that provide that (1) upon the occurrence of any event that causes the last remaining member of such Borrower (“Member”) to cease to be the member of such Borrower (other than (x) upon an assignment by Member of all of its member’s interest in such Borrower and the admission of the transferee in accordance with the Loan Documents and such Borrower’s operating agreement, or (y) the resignation of Member and the admission of an additional member of such Borrower in accordance with the terms of the Loan Documents and such Borrower’s operating agreement), the personal representative of Member shall, within ninety (90) days, agree in writing to continue the existence of such Borrower and to the admission of such personal representative or its nominee or designee, as the case may be, as a substitute member of such Borrower, effective as of the occurrence of the event that caused Member to cease to be a member of such Borrower, and any Person acting as the Independent Manager of such Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Borrower, automatically be admitted to such Borrower as a member (“Special Member”) and shall continue such Borrower’s existence without dissolution and (2) Special Member may not resign from such Borrower or transfer its rights as Special Member or be removed as Special Member unless (x) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Nevada law and (y) such successor Special Member has also accepted its appointment as the Independent Manager. Such Borrower’s organizational documents shall further provide that (v) Special Member shall automatically cease to be a member of such Borrower upon the admission to such Borrower of a substitute member, (w) pursuant to Section 86.095(3) of the Nevada Revised Statutes, as amended, modified, replaced and/or supplemented from time to time (the “Act”), Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of such Borrower assets, (x) pursuant to Sections 86.095(1) and (2) of the Act, Special Member shall not be required to make any capital contributions to Borrower and shall not receive a member’s interest in such Borrower, (y) Special Member, in its capacity as Special Member, may not bind such Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Borrower, including, without limitation, the merger, consolidation or conversion of such Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager, to vote on such matters required by such Borrower’s operating agreement. In order to implement the admission to each Borrower of Special Member, Special Member shall execute a counterpart to such Borrower’s operating agreement. Prior to its admission to each Borrower as Special Member, Special Member shall not be a member of such Borrower. Neither Borrower nor any member or Affiliate of such Borrower may remove an Independent Manager or Special Member without Agent’s prior consent (not to be unreasonably withheld). Any action initiated by or brought against Member or Special Member under any Creditors Rights Law shall not cause Member or Special Member to cease to be a member of a Borrower and upon the occurrence of such an event, the existence of such Borrower shall continue without dissolution. Each Borrower’s operating agreement shall also provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve such Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Law, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Borrower. The organizational documents of each Borrower shall provide an express acknowledgment that Agent is an intended third party beneficiary of the provisions of such organizational documents required pursuant to this Section 8.14. For the avoidance of doubt, compliance with the immediately preceding six sentences shall also comprise elements of the definition of “Single Purpose Entity.”
(b)    The organizational documents of each Borrower shall include the following provisions: (i) at all times there shall be, and such Borrower or such Borrower’s sole member, as applicable, shall cause there to be, at least one (1) Independent Manager; (ii) the sole member of such Borrower shall not take any Material Action unless at the time of such action there shall be at least one Independent Manager; (iii) such Borrower shall not, without the written consent of its sole member and the Independent Manager, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Manager shall, to the fullest extent permitted by law, including Sections 86.095(4) and 86.286(5) of the Act, and notwithstanding any duty otherwise existing at law or in equity, consider only the interests of such Borrower (including its creditors), and except for its duties to such Borrower with respect to voting on matters as set forth immediately above (which duties shall extend to the constituent equity owners of such Borrower solely to the extent of their respective economic interests in such Borrower but shall exclude (1) all other interests of such constituent equity owners, (2) the interests of other affiliates of such Borrower, and (3) the interests of any group of affiliates of which such Borrower is a part), the Independent Manager shall not have any fiduciary duties to such constituent equity owners, any officer or any other Person; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing; and (iv) no Independent Manager of such Borrower may be removed or replaced other than as a result of an Independent Manager Event, and any such removal or replacement shall not occur unless Borrower provides Agent with not less than five (5) Business Days’ prior written notice of (1) any proposed removal of an Independent Manager, together with a statement as to the reasons for such removal, and (2) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Manager; provided, however, no resignation or removal of an Independent Manager shall be effective until a successor Independent Manager is appointed and has accepted his or her appointment.
Section 8.15    Cooperation. Borrower acknowledges that, subject to Sections 11.9, 15.1 and 15.2, the Banks and their successors and assigns may without notice to or consent from Borrower (a) sell this Agreement, the Deed of Trust, the Note, the other Loan Documents, and any and all servicing rights thereto to one or more investors as a whole loan, (b) participate the Loan to one or more investors, (c) deposit this Agreement, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell the Loan or interests therein to investors (the transactions referred to in clauses

(a) through (d) are hereinafter each referred to as a “Secondary Market Transaction”). Borrower shall cooperate with Agent and the Banks in effecting any such Secondary Market Transaction and shall cooperate to implement all requirements imposed by Moody’s or S&P involved in any Secondary Market Transaction. Borrower shall provide such information and documents relating to Borrower and the Project as Agent may reasonably request in connection with such Secondary Market Transaction, together with such opinion(s) of counsel as Agent may reasonably request. In addition, Borrower shall make available to Agent all information concerning its business and operations that Agent may reasonably request. Subject to the terms of Section 11.26, Agent shall be permitted to share all such information with the investment banking firms, Moody’s, S&P, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. Subject to the terms of Section 11.26, it is understood that the information provided by Borrower to Agent may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. Agent and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by or on behalf of Borrower. Borrower also agrees to execute any amendment of or supplement to this Agreement and the other Loan Documents as Agent may reasonably request in connection with any Secondary Market Transaction, provided that such amendment or supplement does not change any of the economic terms of the Loan or materially increase Borrower’s non-monetary Obligations or materially diminish Borrower’s rights under this Agreement and the other Loan Documents. All costs and expenses (other than Borrower’s own attorneys’ fees) in connection with any request or action by Agent or any Bank under this Section 8.15 shall be borne by Agent or such Bank, as the case may be.
Section 8.16    Interest Coverage Ratio. The Interest Coverage Ratio shall be calculated quarterly, beginning on the first Test Date, by Borrower within (i) sixty (60) days after the end of each calendar quarter with respect to the first three calendar quarters of each calendar year and (ii) one hundred twenty (120) days following the end of the immediately preceding calendar year. Borrower shall promptly certify to Agent such calculation in writing, together with all statements and background information used for such calculation.
Section 8.17    Debt Yield. The Debt Yield shall be calculated quarterly, beginning on the first Test Date, by Borrower within (i) sixty (60) days after the end of each calendar quarter with respect to the first three calendar quarters of each calendar year and (ii) one hundred twenty (120) days following the end of the immediately preceding calendar year. Borrower shall promptly certify such calculation and deliver to Agent such certification and all statements and background information used for such calculation.
Section 8.18    Financial Covenants. Borrower shall cause each Guarantor to maintain throughout the term of the Loan a consolidated net worth (excluding its interest in the Project) of not less than $100,000,000.00 (determined in accordance with GAAP or another accounting method reasonably acceptable to Agent). The foregoing financial requirements and covenants imposed upon each Guarantor are referred to in this Agreement as the “Financial Covenants.”
Section 8.19    [Reserved].

Section 8.20    Accounts.
(a)    Borrower represents, warrants and covenants that there are and (except with Agent’s consent, not to be unreasonably withheld) shall be no deposit, securities or similar accounts (other than the Operating Account and the Accounts) maintained by Borrower with respect to the Project. Borrower shall promptly (i) deposit or cause to be deposited all Operating Revenues into the Operating Account and (ii) send a notice, substantially in the form of Exhibit B to the Cash Management Agreement, to all tenants now or hereafter occupying space at the Project directing them to pay all sums due under their respective Leases (including, without limitation, rents and any Lease termination payments) into the Operating Account.
(b)    Borrower agrees that, until the Obligations are indefeasibly satisfied in full, Borrower shall not (i) close the Operating Account, (ii) open any accounts for the operations of the Project except for the Operating Account, the Accounts and any other accounts approved by Agent in its reasonable discretion or (iii) rescind, withdraw or change the directions sent pursuant to Section 8.20(a) without Agent’s prior written consent. The foregoing shall not prohibit Borrower from opening, maintaining and utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower to the extent permitted under this Agreement and the other Loan Documents and provided that, prior to the use of such separate accounts, Borrower pledges and grants to Agent for the benefit of Banks a security interest in all such funds and accounts as additional security for the Loan and enters into a control agreement(s) evidencing and/or securing such pledge as Agent shall require.
(c)    Borrower hereby pledges and grants to Agent for the benefit of the Banks a security interest in the Operating Account, the Accounts and in all such funds and accounts as additional security for the Obligations and shall enter into such control agreement(s) evidencing and/or securing such pledge as Agent shall require.
(d)    Borrower acknowledges that if, during a Cash Sweep Period, Depositary Bank sets off and/or charges the Operating Account for any fees and expenses of the Depositary Bank within fifteen (15) days of such set off or charge, Borrower shall deposit, or shall cause to be deposited, into the Operating Account an amount equal to such set off or charge.
(e)    During a Cash Sweep Period, Borrower shall provide to Agent electronic access to the Accounts.
Section 8.21    ERISA. Borrower shall not establish any pension plan for employees which would cause Borrower to be subject to ERISA. However, the foregoing shall not prohibit Borrower from being a party to any collective bargaining agreement for its employees which provides for Pension Plan contributions.
Section 8.22    Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.
(a)    Borrower acknowledges that Agent has made the Loan to Borrower upon the security of its collective interest in the Projects and in reliance upon the aggregate of the Projects. Borrower agrees that the Deed of Trusts are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of the Deed of Trusts shall constitute an Event of Default under each of the other Deed of Trusts; (ii) an Event of Default under this Agreement shall constitute an Event of Default under each Deed of Trust; (iii) each Deed of Trust shall constitute security for the Note as if a single blanket lien were placed on all of the Projects as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.
(b)    To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Projects, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other similar matters whatsoever to defeat, reduce or affect the right of Agent under the Loan Documents to a sale of the Projects for the collection of the Obligations without any prior or different resort for collection or of the right of Agent to the payment of the Obligations out of the net proceeds of a Project in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Deed of Trusts, any equitable right otherwise available to Borrower which would require the separate sale of the Projects or require Agent to exhaust its remedies against any Project or any combination of the Projects before proceeding against any other Project or combination of Projects; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of any combination of the Projects.
Section 8.23    No Cash Distributions. While an Event of Default or Cash Sweep Period exists, Borrower shall not declare or pay any dividend or make any other distribution to its interest owners, directly or indirectly, issue any further ownership interests or alter any rights attaching to its issued ownership interests as at the date of this Agreement, or repay or redeem any of its invested capital. Any fees to Borrower, Guarantor, any of their respective affiliates, principals, partners, sureties or any related Person shall be subordinate to Debt Service on the Loan.
ARTICLE 9

EVENTS OF DEFAULT
Each of the following shall constitute an Event of Default under the Loan:
Section 9.1    Payments. Borrower’s failure to pay (w) any regularly scheduled installment of principal due under this Agreement or the Note on its due date, (x) interest or other regularly scheduled amount due under this Agreement or the Loan Documents within three (3) Business Days after the date when due, (y) the Loan at the Maturity Date, whether by acceleration or otherwise, or (z) any other amount required to be paid by Borrower hereunder or under any of the other Loan Documents within the time periods applicable to any such payment after notice by Agent to Borrower as set forth herein or therein, or if no time period and/or notice period is expressly set forth, within fifteen (15) Business Days after Agent’s demand therefor.

Section 9.2    Insurance. Borrower’s failure to (i) deliver or cause to be delivered to Agent any binder or certificate required to be delivered pursuant to Section 3.1(c) within five (5) Business Days after notice by Agent to Borrower or (ii) maintain insurance as required under Section 3.1(a) and (b) of this Agreement, or (b) in the event that a copy of the insurance policy with respect to a specific insurance coverage has not already been delivered to Agent, the failure of Borrower to deliver to Agent such insurance policy within five (5) Business Days after the time limits required by Section 3.1(c), or (c) the failure of any binder or certificate delivered to Agent in respect of insurance to be maintained by Borrower to accurately reflect in any respect the insurance coverage required to be provided under Section 3.1(a) or (b), as the case may be.
Section 9.3    Sale, Encumbrance, Etc. The Transfer of any part or all of the Project, or any interest therein, or of any interest in Borrower, in violation of Section 8.1.
Section 9.4    Covenants. Borrower’s or, to the extent applicable, any Borrower Party’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents, and the continuance of such failure for thirty (30) days after notice by Agent to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents. Borrower or such Borrower Party, as applicable, shall have an additional period of time reasonably necessary (not to exceed one hundred eighty (180) days) to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within thirty (30) days; and (3) Borrower or such Borrower Party, as applicable, is diligently undertaking to cure such default. The notice and cure provisions of this Section 9.4 do not apply to the other Events of Default described in this Article 9 (excluding Sections 9.10, 9.11, 9.12 and 9.13).
Section 9.5    Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made; provided, however, that any breach by Borrower of any representation or warranty that, by its nature, is reasonably susceptible of cure, shall not constitute an Event of Default unless Borrower fails to cure such breach within twenty (20) days from the earlier of (A) the date of written notice to Borrower from Agent requesting that Borrower cure such material breach, and (B) the date Borrower has actual knowledge of such material breach.
Section 9.6    Single Purpose Entity. The failure of either Borrower to maintain its status as a Single Purpose Entity; provided, however, that such violation or failure to comply with a particular single purpose entity covenant (set forth in the definition of Single Purpose Entity) shall not constitute an Event of Default if (A) such violation or failure to comply was inadvertent, immaterial and non-recurring, (B) such violation or failure to comply is curable and such Borrower shall promptly cure such violation or failure to comply within thirty (30) calendar days of such Borrower’s obtaining actual knowledge of such failure and (C) if requested by Agent upon its reasonable determination that such default might be considered by a court as a factor in the court’s finding for a consolidation of the assets of such Borrower with the assets of another Person, such Borrower causes its legal counsel to deliver a legal opinion to the effect that such violation or failure to comply shall not result in the substantive consolidation of such Borrower with any other Person, which opinion shall be acceptable to Agent in its reasonable discretion.

Section 9.7    Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower or any Borrower Party (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any Creditors’ Rights Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of ninety (90) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Bankruptcy Code.
Section 9.8    Voluntary Petitions, Etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any Creditors’ Rights Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.
Section 9.9    Misapplication or Misappropriation of Funds. Borrower’s intentional misuse of funds disbursed from any reserve account, except to the extent that such intentional misuse of funds is caused by any employee of the Borrower or its Affiliates and (a) such funds are replaced within twenty (20) days after the earlier of the date on which Borrower has notice of the misuse or the date on which Agent gives written notice thereof to Borrower, and (b) such employee is promptly terminated.
Section 9.10    Anti-Terrorism and Anti-Money Laundering. The failure of Borrower or any of its Affiliates to comply with the provisions of Article 14.
Section 9.11    Other Loan Documents. The occurrence of an Event of Default under any of the other Loan Documents.
Section 9.12    Invalidity of Loan Documents. Any of the Loan Documents having been determined by a court of competent jurisdiction by a final and non-appealable judgment to be invalid in whole or material part.
Section 9.13    Default under REAs. The occurrence of a material default by Borrower in its obligations under either REA which is not cured after written notice from REA Counterparty and expiration of any applicable cure period.
Section 9.14    Termination of REAs. The termination of either REA.
Section 9.15    ERISA.
(a)    The assets of any Loan Party become “plan assets” within the meaning of Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of

ERISA, of any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, any “plan” within the meaning of Section 4975 of the Code that is subject to Section 4975 of the Code or any entity the underlying assets of which are deemed to include plan assets.
(b)    The occurrence of any of the following (i) any Loan Party or any member of the Controlled Group incurs any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (ii) the receipt by any Loan Party or any member of the Controlled Group from the PBGC or a plan administrator of any notice relating to the intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; or (iii) the incurrence by any Loan Party or any member of the Controlled Group of any liability with respect to the complete or partial withdrawal from any Multiemployer Plan, if in each case in clauses (i) through (iii), such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect.
ARTICLE 10

REMEDIES
Section 10.1    Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Section 9.7 or 9.8, the obligations of Agent and the Banks to advance amounts hereunder shall automatically and immediately terminate, and all amounts due under the Loan Documents automatically and immediately shall become due and payable, all without notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of any kind, all of which are hereby expressly waived by Borrower; provided; however, that if the Bankruptcy Party under Section 9.7 or 9.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Agent’s election, in Agent’s sole discretion.
Section 10.2    Remedies - Other Events. Except as set forth in Section 10.1 above, while any Event of Default exists, Agent may (1) by notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of Agent to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.
Section 10.3    Agent’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Agent or the Banks may have because of such Event of Default, Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Agent shall elect to pay any sum due with reference to the Project,

Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, if any Hazardous Materials affect or threaten to affect the Project, Agent may (but shall not be obligated to) give such notices and, subject to the terms of the Indemnity Agreement, take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. Borrower shall indemnify, defend and hold Agent and the Banks harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Agent pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Agent, except as a result of Agent’s or the Banks’ gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment or any other exclusion provided for in the Indemnity Agreement. All sums paid by Agent pursuant to this Section 10.3, and all other sums expended by Agent to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Agent upon demand.
Section 10.4    Guarantor Cure Right. In the event that any default occurs with respect to a Guarantor in the performance of its obligations under the Recourse Indemnity and/or Indemnity Agreement or takes an action, or omits to take an action, or otherwise causes an Event of Default which would result in the occurrence of a default or Event of Default hereunder or under the other Loan Documents, Agent and the Banks agree that the occurrence or failure to occur of such event or events shall not constitute an default or Event of Default hereunder or under the other Loan Documents if: (a) within thirty (30) days from the date of the occurrence of such default, Borrower presents to Agent a Replacement Guarantor that meets the requirements of this Section 10.4 and Section 8.18 or is otherwise acceptable to the Banks; (b) promptly upon Agent’s approval of such Replacement Guarantor (to the extent such approval is required, in which case which approval may be conditioned upon such Replacement Guarantor’s satisfaction of Agent’s customary due diligence requirements), Replacement Guarantor executes a replacement Recourse Indemnity and/or Indemnity Agreement containing the same coverage and terms as those being replaced; (c) such Replacement Guarantor shall then and at all times thereafter comply with the Financial Covenants and the other covenants applicable to Guarantor in the Loan Documents; (d) Borrower delivers or causes to be delivered to Agent (i) such documents executed by Replacement Guarantor under which such Replacement Guarantor assumes all obligations of the Guarantor being replaced from the effective date of such replacement, (ii) copies of the organizational documents of such Replacement Guarantor, provided that in the case of a private equity fund or similar entity, such documents may be redacted to exclude proprietary or confidential material so long as Agent is provided the information necessary to perform its customary due diligence, (iii) an opinion from counsel to such Replacement Guarantor in form and substance reasonably acceptable to Agent, and (iv) such other documents which Agent may reasonably require to effect the replacement of the applicable

Guarantor by such Replacement Guarantor; and (e) after giving effect to such replacement, no defaults related to the Replacement Guarantor exist.
ARTICLE 11

MISCELLANEOUS
Section 11.1    Notices. Any approval, confirmation, consent, demand, determination, notice, request or other communication required or permitted to be given under this Agreement shall be in writing and either shall be sent by overnight air courier service, personally delivered to a representative of the receiving party, or sent by telecopy (provided an identical notice is also sent simultaneously by overnight courier or personal delivery as otherwise provided in this Section 11.1). All such communications shall be sent or delivered, addressed to the party for whom it is intended at its address set forth below.
If to Borrower:    c/o Crown Acquisitions, Inc.
667 Madison Avenue, 12th Floor
New York, New York 10065
Attention:    Ms. Brittany Bragg
Telecopy:    (212) 629-9424

-and-
c/o Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention:    General Counsel
Telecopy:    (702) 770-1102

- and -

c/o Morgan Stanley Real Estate Advisor, Inc.
3280 Peachtree Road, 20th Floor
Atlanta, Georgia 30305
Attention:    Ms. Candice Todd
Telecopy:    (404) 812-8433

With copies to:    Latham & Watkins LLP
12670 High Bluff Drive
San Diego, Ca 92130
Attention:    Brett P. Rosenblatt, Esq.
Telecopy:    (858) 523-5450

- and -

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
Attention:    Arthur S. Adler, Esq.
Telecopy:    (212) 291-9001

If to Agent:        United Overseas Bank Limited, New York Agency
592 Fifth Avenue, 10th Floor
New York, New York 10036
Attention:    Mr. William A. Sinsigalli
Telecopy:    (212) 382-1881

With a copy to:    Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020-1089
Attention:    Gary A. Goodman, Esq.
Telecopy:    (212) 768-6800

Any communication so addressed and mailed shall be deemed to be given on the earliest of (1) when actually delivered or (2) on the first (1st) Business Day after deposit with an overnight air courier service, in each case to the address of the intended addressee (except as otherwise provided in the Deed of Trust), and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Agent or Borrower, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above, and electronic confirmation of complete receipt is received by the transmitting party during recipient’s normal business hours or on the next Business Day if not so confirmed during recipient’s normal business hours, and an identical notice is also sent simultaneously by overnight courier or personal delivery as otherwise provided in this Section 11.1. Either party may designate a change of address by notice to the other by giving at least ten (10) days prior notice of such change of address.
Section 11.2    Amendments and Waivers. No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Banks, do any of the following: (1) reduce the principal of, or interest on, the Note or any fees due thereunder or any other amount due hereunder or under any of the Loan Documents; (2) postpone any date fixed for any payment of principal of, or interest on, the Note or any fees due hereunder or under any of the Loan Documents; (3) amend this Section 11.2 or any other provision requiring the consent of all of the Banks; (4) waive any default under Section 9.1; or (5) result in any of the actions listed in Section 13.4(a). Notwithstanding the foregoing, Borrower is entitled to rely on the signature of Agent on any such amendment or waiver as evidence that the requisite number of the Banks have executed such amendment or waiver. For the avoidance of doubt, nothing herein or in any of the other Loan Documents shall be, or shall be deemed to constitute, a waiver, amendment, modification, forbearance or extension with respect to the Loan or the other Loan Documents other than in accordance with the express terms and conditions hereof for the limited and express purposes contemplated hereby. In addition, no single or multiple waivers, amendments, modifications, forbearances or extensions, whether previously entered into or entered into in the future, shall constitute, or be deemed to constitute, a course of dealing creating any additional obligation to waive, amend, modify, forbear or extend any obligations or conditions under any of the Loan Documents, unless expressly agreed in writing by the parties hereto.
Section 11.3    Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury Legal Requirements. Accordingly, all agreements between Borrower, on one hand, and Agent and the Banks, on the other hand, with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Agent or the Banks or charged by Agent or the Banks for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by Legal Requirements. If the Loan would be usurious under applicable Legal Requirements (including the Legal Requirements of the State of Nevada, the State of New York and the U.S.), then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable Legal Requirements that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable Legal Requirements , and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Agent, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable Legal Requirements. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable Legal Requirements, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable Legal Requirements, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if previously paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the Legal Requirements of the State of New York, without giving effect to New York’s principles of conflicts of laws, except that if at any time U.S. federal Legal Requirements permit Agent or the Banks to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the Legal Requirements of the State of New York (whether such U.S. federal Legal Requirements directly so provide or refer to the Legal Requirements of any state), then such U.S. federal Legal Requirements shall to such extent govern as to the rate of interest which Agent or the Banks may contract for, take, reserve, charge or receive under the Loan Documents.
Section 11.4    Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan

Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.
Section 11.5    Reimbursement of Expenses. Subject to the limitation set forth in Section 8.15, (a) Borrower shall promptly upon request pay all out-of-pocket expenses incurred by Agent and the Banks in connection with the origination of the Loan and the preparation, negotiation, execution and delivery of the Loan Documents, including, without limitation, such fees and expenses of Agent’s and the Banks’ environmental, engineering, insurance and other consultants, premiums for title insurance and endorsements thereto and fees, charges or taxes for the recording or filing of Loan Documents, and the reasonable fees and expenses of Agent’s and the Banks’ attorneys, whether incurred by Agent and/or the Banks prior to, on or after the date hereof. Borrower shall also promptly upon request from time to time pay all expenses of Agent and the Banks in connection with (i) the administration of the Loan, including, without limitation, amendments, modifications, consents, waivers, audit costs, inspection fees, settlement of condemnation and casualty awards, expenses, charges and expenses of any other architectural/engineering consultants and (ii) the Assignment, Participation or syndication of the Loan, and (b) Borrower shall promptly upon request reimburse Agent and the Banks for all amounts expended, advanced or incurred by Agent and/or the Banks to collect the Note, or to enforce the rights of Agent and the Banks under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Agent and the Banks under the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts will include, without limitation, all court costs, reasonable attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Agent and/or the Banks in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the tenth (10th) Business Day after demand therefor until the date of reimbursement to Agent, all of which shall constitute part of the Loan and shall be secured by the Loan Documents. This Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
Section 11.6    Approvals; Third Parties; Conditions. All approval rights retained or exercised by Agent with respect to leases, contracts, plans, studies and other matters are solely to facilitate the Banks’ credit underwriting, and shall not be deemed or construed as a determination that Agent or the Banks have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Agent and the Banks and Borrower and may not be enforced, nor relied upon, by any Person other than Agent and the Banks and Borrower. All conditions to the obligations of Agent or the Banks hereunder, including the obligation to make the Loan, are imposed solely and exclusively for the benefit of Agent, the Banks, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Agent or the Banks will refuse to make the Loan in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent at any time in Agent’s sole discretion.
Section 11.7    Agent Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Agent the right or power to exercise control over the affairs or management of Borrower, the power of Agent being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrower, on the one hand, and Agent and/or the Banks, on the other hand, is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Agent and/or the Banks, and Borrower or to create an equity in the Project in Agent or any of the Banks. Agent neither undertakes nor assumes any responsibility or duty to Borrower or to any other person with respect to the Project or the Loans, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (a) neither Agent nor any of the Banks shall be construed as (i) a partner, joint venturer, agent, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners or (ii) having a common interest in profits or income between Agent, the Banks and Borrower, or to create an equity interest in the Project in Agent or any of the Banks, and neither Agent nor any of the Banks intend to ever assume such status; (b) neither Agent nor any of the Banks shall in any event be liable for any Debts, costs, liabilities, expenses or losses incurred or sustained by Borrower; and (c) neither Agent nor any of the Banks shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members or partners.
Section 11.8    Time of the Essence. Time is of the essence with respect to this Agreement.
Section 11.9    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Agent, the Banks and Borrower and the respective successors and permitted assigns of Agent, the Banks and Borrower, provided that neither Borrower nor any other Borrower Party shall, without the prior consent of Agent, assign any rights, duties or obligations hereunder or under any other Loan Document.
Section 11.10    Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan. For portfolio management purposes, or in connection with Participations or a Secondary Market Transaction, Agent (with the consent of all of the Banks) may elect to divide the Loan into two (2) or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrower are not effectively increased or otherwise modified. Borrower agrees to cooperate with Agent and to execute such documents as Agent reasonably may request to effect such division of the Loan, provided Borrower shall only be responsible for its attorneys’ fees and expenses, if any, in connection therewith.
Section 11.11    Waivers. NO COURSE OF DEALING ON THE PART OF AGENT OR THE BANKS, THEIR RESPECTIVE OFFICERS, EMPLOYEES, CONSULTANTS OR AGENTS, NOR ANY FAILURE OR DELAY BY AGENT AND/OR THE BANKS WITH RESPECT TO EXERCISING ANY RIGHT, POWER OR PRIVILEGE OF AGENT AND/OR THE BANKS UNDER ANY OF THE LOAN DOCUMENTS, SHALL OPERATE AS A WAIVER THEREOF. WITHOUT LIMITING THE FOREGOING, BORROWER ACKNOWLEDGES THAT AGENT, ON BEHALF OF THE BANKS, SHALL HAVE THE RIGHT TO EXERCISE ANY OF ITS RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS AT ANY TIME THAT AN EVENT OF DEFAULT HAS OCCURRED, WHETHER

THE SAME SHALL BE MONETARY OR NON-MONETARY IN NATURE. IF AGENT AND/OR THE BANKS ACCEPT ANY PAYMENT(S) UNDER THE LOAN DOCUMENTS WITH KNOWLEDGE OF ANY EVENT OF DEFAULT, THEN SUCH ACCEPTANCE OF PAYMENT(S) SHALL NOT BE DEEMED A WAIVER OF SUCH EVENT OF DEFAULT. AGENT AND/OR THE BANKS MAY ACCEPT ANY PAYMENT(S) AND THEREAFTER ENFORCE THEIR RIGHTS AND REMEDIES ON ACCOUNT OF ANY EVENT OF DEFAULT THAT OCCURRED BEFORE OR AT THE TIME OF SUCH PAYMENT(S).
Section 11.12    Cumulative Rights. Rights and remedies of Agent and the Banks under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
Section 11.13    Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.
Section 11.14    Phrases. When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to” and “including, without limitation”, the phrase “satisfactory to Agent” shall mean “in form and substance satisfactory to Agent in all respects”, the phrase “with Agent’s consent” or “with Agent’s approval” shall mean such consent or approval at Agent’s discretion, and the phrase “acceptable to Agent” shall mean “acceptable to Agent at Agent’s sole discretion” unless otherwise specified
Section 11.15    Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.
Section 11.16    Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
Section 11.17    Agent’s and the Banks’ Promotional Material. All references to Borrower or to Agent and/or the Banks contained in any press release, advertisement or promotional material issued by Borrower or by Agent and/or the Banks shall be approved in writing by the other party in advance of issuance (subject to Section 11.26(c)).
Section 11.18    Survival. All of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article 4), and under the indemnification provisions of the other Loan Documents shall survive the repayment in full of the Loan and the release of the Liens evidencing or securing the Loan, and shall survive the Transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.

Section 11.19    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LEGAL REQUIREMENTS, BORROWER, ON THE ONE HAND, AND AGENT AND THE BANKS, ON THE OTHER HAND, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR AGENT AND THE BANKS TO ENTER THIS AGREEMENT.
Section 11.20    Waiver of Punitive or Consequential Damages. NEITHER AGENT, THE BANKS NOR BORROWER NOR GUARANTOR OR ANY BORROWER PARTY SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER OR TO ANY OTHER PERSON FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THE LOAN OR THE TRANSACTION CONTEMPLATED HEREBY, INCLUDING ANY BREACH OR OTHER DEFAULT BY ANY PARTY HERETO.
Section 11.21    Governing Law/Jurisdiction. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO NEW YORK’S PRINCIPLES OF CONFLICTS OF LAW). BORROWER, AGENT AND EACH BANK HEREBY IRREVOCABLY (I) SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, (II) WAIVE ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (III) WAIVE ANY CLAIM THAT SUCH PROCEEDINGS OR ACTIONS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND (IV) WAIVE THE RIGHT TO OBJECT, WITH RESPECT TO SUCH ACTION OR PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. EACH OF AGENT, BANKS AND BORROWER HEREBY AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO AGENT, EACH BANK OR BORROWER, AS APPLICABLE AT THE ADDRESS FOR NOTICES PURSUANT TO SECTION 11.1, AND SERVICE SO MADE SHALL BE COMPLETE FIVE DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

Section 11.22    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Agent and the Banks, on the one hand, and Borrower and Borrower Parties on the other hand, and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
Section 11.23    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
Section 11.24    Nature of Obligations of Banks. The obligations of the Banks hereunder are several and not joint. Failure of any Bank to fulfill its obligations hereunder shall not result in any other Bank becoming obligated to advance more than its Commitment, nor shall such failure release or diminish the obligations of any other Bank to fund its Commitment provided herein.
Section 11.25    Waiver of Set-Off. Borrower hereby irrevocably waives the right to assert any counterclaim (except mandatory counterclaims) in any action or proceeding brought against it by Agent or any Bank or their respective agents or otherwise to offset any obligation to make the payments required by the Loan Documents. No failure by Agent or any Bank to perform any of its obligations hereunder shall be valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.
Section 11.26    Confidentiality. Except as otherwise provided by applicable Legal Requirements, Agent and each Bank shall utilize all financial statements and reports and all other non-public information obtained from or on behalf of Borrower or Guarantor pursuant to the requirements of this Agreement or in connection with the transactions contemplated by this Agreement, which statements, reports and information have been identified as confidential or proprietary by the Borrower or Guarantor in accordance with Agent’s or such Bank’s (as the case may be) customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices, but in any event Agent and such Bank may make disclosure: (a) to any of their respective Affiliates; (b) as reasonably requested by any proposed Assignee, Participant or other transferee in connection with the contemplated transfer of any Note or participations therein as permitted hereunder, provided that Agent requires that such Person treat such information confidentially in accordance with the terms hereof; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent’s or such Bank’s independent auditors and other professional advisors; (e) if an Event of Default exists, to any other Person in connection with the exercise by the Agent and/or the Banks of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Bank on a nonconfidential basis from a source other than the Borrower or any Affiliate.
Section 11.27    Construction. In this Agreement, unless a contrary intention appears, (1) an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement; (2) assets includes present and future properties, revenues and rights of every description; (3) an authorization includes an authorization, consent, approval, resolution, permit, license, exemption, filing, or registration; (3) disposal means a Transfer, whether voluntary or involuntary, and dispose will be construed accordingly; (4) indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money; (5) a currency is a reference to the lawful currency for the time being of the relevant country; (6) a Legal Requirement is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation; and (7) a time of day is a reference to New York, New York time. Further, unless the contrary intention appears, a reference to a “month” or “months” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that: if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not); if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate. Unless the contrary intention appears: a reference to a party will not include that party if it has ceased to be a party under this Agreement; a word or expression used in any other Loan Document or in any notice given in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement; and any obligation of Borrower or any Guarantor under the Loan Documents which is not a payment obligation remains in force for so long as any payment obligation of Borrower or any Guarantor may be or is capable of becoming outstanding under the Loan Documents.
Section 11.28    Use of Websites. Except as provided below, Borrower may deliver any information under this Agreement to Agent and the Banks by posting it on to an electronic website if (1) Agent and each Bank agree; (2) Borrower and Agent designate an electronic website for this purpose; (3) Borrower notifies Agent of the address of and password for the website; and (4) the information posted is in a format agreed between Borrower and Agent. Agent must supply each Bank with the address of and password for the website. Notwithstanding the above, Borrower must supply to Agent in paper form a copy of any information posted on the website together with sufficient copies for: any Bank not agreeing to receive information via the website; and within ten Business Days of request any other Bank, if that Bank so requests. Borrower shall promptly upon becoming aware of its occurrence, notify Agent if the website cannot be accessed; the website or any information on the website is infected by any electronic virus or similar software; the password for the website is changed; or any information to be supplied under this Agreement is posted on the website or amended after being posted. If the circumstances in the immediately preceding sentence occur, Borrower shall supply any information required under this Agreement in paper form until Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.
Section 11.29    Language. Any notice or other writing given in connection with a Loan Document must be in English.
Section 11.30    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 11.31    Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.
Section 11.32    Compliance with Gaming Laws.
(a)    Agent and each Bank hereby acknowledges that one or more of the Affiliates of Borrower is the holder of privileged gaming licenses, and that, as such, such entities are required to adhere to strict laws and regulations in all applicable jurisdictions regarding business relationships. If at any time Borrower receives a written notice from any gaming authority that any Bank is not qualified to make or hold Loans to, or owed by, Borrower under applicable gaming laws (and such Bank is notified by Borrower and Agent in writing of such disqualification), then, in each case, Borrower may, at its sole expense and effort, either (x) within ten (10) Business Days of receiving such certificate upon notice to such Bank and Agent (A) terminate the Commitments of such Bank and (B) pay-off any outstanding portion of the Loan made by such Bank (and all Banks hereby consent to such non-ratable pay-off of such Bank’s portion of the Loan notwithstanding anything to the contrary set forth in this Agreement), together with accrued interest thereon, or (y) upon notice to such Bank and Agent, require such Bank to transfer and assign, without recourse, all of its interests, rights and obligations under this Agreement to an Approved Lender that shall assume such assigned obligations; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) Borrower shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to such Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loan plus all fees and other amounts accrued for the account of such Bank hereunder with respect thereto. Each Bank hereby grants to Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Bank, as assignor, any Assignment necessary to effectuate any assignment of such Bank’s interests hereunder in the circumstances contemplated by this Section 11.32.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Agent, each Bank and each participant agrees to cooperate with any applicable gaming authority in connection with the administration of their regulatory authority over Borrower or its Affiliates including, without limitation, the provision of such documents or other information as may be requested by such gaming authority relating to any Bank, Agent, participant, Borrower or to the Loan Documents. Agent, each Bank and each participant agrees to comply with any order of a gaming authority issued in connection with any proceeding under the gaming laws.
ARTICLE 12

LIMITATIONS ON LIABILITY
Section 12.1    Limitation on Liability.
(a)    Without limiting Section 11.20, except as provided below or in any guaranty or indemnity, none of Borrower, nor any Borrower Party, any Affiliate of either of them, nor any member, partner, officer, director or employee of any of the foregoing shall be personally liable for amounts due under the Loan Documents. Borrower shall be personally liable to Agent and the Banks for any actual deficiency, loss, cost (including reasonable attorneys’ fees and expenses), expense, claim, liability, judgment, award, obligation, penalty, action, suit, disbursement or damage actually suffered by Agent and any of the Banks because of: (i) Borrower’s commission of a criminal act; (ii) intentional misapplication by Borrower, any other Borrower Party or any of their respective Affiliates of any funds derived from the Project and/or the Leases, including, without limitation, security deposits, rents, issues, profits, insurance proceeds and condemnation awards; (iii) fraud or intentional misrepresentation by Borrower, any other Borrower Party or any of their respective Affiliates made in or in connection with the Loan Documents or the Loan; (iv) the failure to deposit rents into the lockbox account; (v) Borrower’s or any property manager’s (that is an Affiliate of Borrower) collection of rents more than one (1) month in advance (other than escalations which are collected when due) or entering into or modifying Leases, or receipt of monies by Borrower, any such property manager or any other Borrower Party in connection with the modification of any Lease, in violation of any of the Loan Document; (vi) distributions by Borrower to its owners of amounts comprising Operating Revenue or any other collateral for the Loan, during a Cash Sweep Period or the continuance of an Event of Default; (vii) any brokerage commission or finder’s fee claimed from Agent and/or any of the Banks in connection with the transaction contemplated by the Loan Documents arising through Borrower or any Borrower Party; (viii) damage or destruction to the Project caused by the intentional physical waste of Borrower, any other Borrower Party or any of their respective Affiliates or any of their respective agents, employees or contractors (in each case acting within the scope of their authority), including, without limitation, the intentional removal or disposal of any material portion of the Project in violation of any of the Loan Documents; (ix) Borrower’s failure to maintain insurance as required by the Loan Documents or Borrower’s failure to pay any Real Estate Taxes or other assessments affecting the Project; (x) Borrower’s failure to comply with obligations with respect to environmental matters under Article 4 of the Loan Agreement; (xi) any claim or allegation made by Borrower or any other Borrower Party in writing in a judicial proceeding between Borrower or such Borrower Party, on the one hand, and Agent and/or the Banks, on the other, commenced subsequent to an Event of Default, that this Agreement or the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between Borrower and Agent and/or the Banks; (xii) Borrower, any Borrower Party or any of their respective Affiliates takes any action in bad faith (as determined in a non-appealable decision made by a court of competent jurisdiction) which impedes, enjoins, prevents, hinders, frustrates, delays, stays or interferes with Agent’s and the Banks’ exercise of any rights or remedies under any of the Loan Documents, at law or in equity, from and after the occurrence of an Event of Default; and/or (xiii) voluntary transfers of interests in the Property or direct or indirect interests in Borrower, in each case in violation of the Loan Documents (but excluding Leases entered into good faith and in the ordinary course and there shall no Guarantor liability if the failure in question was a failure to provide to Agent notice or information to be provided under the Loan Documents in connection with such transfer).
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Obligations shall be fully recourse to Borrower in the event that: (i) Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower files, or joins in the filing (by its execution) of, an involuntary petition against Borrower under the Bankruptcy Code or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (iii) Borrower files an answer consenting to or otherwise joins in (by its execution of) any involuntary petition filed against it by any other Person under the Bankruptcy Code (and the Obligations shall not become recourse as a result of Borrower’s acknowledgment of its insolvency or other actions taken by Borrower in good faith) or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (iv) any Affiliate, officer, director, or representative which controls Borrower consents to or joins in (by its execution of) an application (other than by or on behalf of the Banks) for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Project; (v) Borrower makes an assignment for the benefit of creditors (other than in favor of Agent or any Lender) or admits, in writing in any legal proceeding, its insolvency, unless such admission is made in an answer to a complaint, petition allegation or other process filed or made by another Person (not an Affiliate of Borrower) and Borrower believes in good faith that such admission is true; and/or (vi) the failure of Borrower to maintain its status as a Single Purpose Entity where the same results in a substantive consolidation of the Borrower into an insolvency proceeding of another Person (but specifically excluding any such failure relating to solvency and/or the adequacy of capital and/or payment of obligations from Borrower’s assets or the incurrence of trade or operating debt).
Section 12.2    Limitation on Liability of Agent, the Banks and their Officers, Employees, Etc. Any obligation or liability whatsoever of Agent and/or the Banks which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Agent’s and/or the Banks, as applicable, assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Agent’s or the Banks’ shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
Section 12.3    Claims Against Agent and/or the Banks.

(a)    Neither Agent nor the Banks shall be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the default shall have been given to Agent within forty-five (45) days after Borrower first had actual knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and neither Agent nor the relevant Bank(s), as the case may be, remedies or cures the default, if any there be, with reasonable promptness thereafter.
(b)    If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Agent and/or any of the Banks has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, then Agent’s and/or such Bank’s responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of the Loan Documents, the obligation to grant such consent or give such approval; and (ii) in the case of any such failure to grant such consent or give such approval, or in the case of any other default by Agent and/or any of the Banks, where it is also determined that Agent and/or the relevant Bank(s), as the case may be, acted in bad faith, or Agent’s and/or such Bank’s default constituted gross negligence or willful misconduct, the payment of any actual direct, compensatory damages sustained by Borrower as a result thereof plus Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings.
(c)    In no event, however, shall Agent and/or any of the Banks be liable to Borrower or anyone else for other damages such as, but not limited to, indirect, speculative or punitive damages whatever the nature of the breach by Agent and/or the relevant Bank(s), as the case may be, of its obligations under this Loan Agreement or under any of the other Loan Documents. In no event shall Agent and/or the relevant Bank(s), as the case may be, be liable to Borrower or anyone else unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent within the time period specified above.
(d)    Borrower agrees that so long as any of the Obligations remains outstanding, Borrower shall not assert, and Borrower hereby waives, any right of offset, claim, counterclaim or defense against Agent, any Bank or any of the Obligations, which right of offset, claim, counterclaim or defense arises out of obligations, liabilities or circumstances unrelated to the Obligations, the Loan or the Project (such offsets, claims, counterclaims or defenses being, collectively, “Unrelated Claims”). Any assignee of a Bank’s interest in and to the Loan Documents shall take the same free and clear of all Unrelated Claims, and no Unrelated Claim shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon any of the Loan Documents, and any such right to interpose or assert any such Unrelated Claim in any such action or proceeding is hereby expressly waived by the Borrower for the benefit of such assignee.
ARTICLE 13

THE AGENT
Section 13.1    Appointment and Authorization. Subject to Section 13.4 and except as specifically otherwise provided herein, United Overseas Bank Limited, New York Agency, is hereby appointed by each Bank as Agent hereunder and under each other Loan Document. Each Bank hereby irrevocably authorizes Agent to enter into the Loan Documents for the benefit of the Banks, to act as agent for the Banks with full power and authority to collect and administer the Loan, to exercise (or refrain from exercising) on behalf of the Banks all rights and remedies of the Banks under the Loan Documents, to take such actions as the Banks are obligated or entitled to take under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Except as specifically otherwise provided herein, Agent shall have the power to issue consents, approvals and waivers and determine compliance with the terms and conditions of the Loan Documents as to whether any document, item or matter is satisfactory or acceptable, each without the consent of the Banks. Further, Agent may at any time convene a meeting of the Banks. Agent, in its management and administration of the Loan, or in connection with the exercise of any rights and remedies under the Loan Documents or at law or equity, agrees to use the same diligence and care as customarily used by Agent with respect to loans held by it entirely for its own account. Agent shall promptly deliver to the Bank copies of all financial statements that Agent receives from Borrower or Guarantor pursuant to Section 7.1.
Notwithstanding the use of the defined term “Agent”, it is expressly understood and agreed that Agent shall not have a fiduciary relationship or any fiduciary responsibilities to any Bank by reason of this Agreement or any of the other Loan Documents and that Agent is merely acting as the contractual representative of the Banks. In its capacity as the Banks’ contractual representative, Agent (i) is a “representative” of the Banks within the meaning of Section 9-105 of the Uniform Commercial Code and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each Bank hereby agrees to assert no claim against Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank hereby irrevocably waives. No implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against or with respect to Agent.
Section 13.2    Reliance on Agent. All acts of and communications by Agent, as agent for the Banks, shall be deemed legally conclusive and binding on the Banks; and Borrower or any third party (including any court) shall be entitled to rely on any and all communications or acts of Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of Banks or the Required Banks in all circumstances where an action by Banks or the Required Banks is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable Legal Requirements without the right or necessity of making any inquiry of any individual Bank as to the authority of Agent with respect to such matter. In no event shall any of the foregoing limit the rights or obligations of any Bank with respect to any other Bank pursuant to this Article 13. Each Bank acknowledges and agrees for the benefit of Agent and Borrower that Agent shall be, and Borrower shall be entitled to deal with Agent as, the exclusive representative of the Banks on all matters relating to the Loan, this Agreement and each of the other Loan Documents.
Section 13.3    Powers. Agent shall have and may exercise such powers under the Loan Documents as are delegated to Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto, and may exercise all other powers as are not reserved to the consent of the Required Banks or to the consent of all Banks pursuant to Section 13.4. Each Bank agrees that any action taken by Agent pursuant to this Article 13 or at the direction or with the consent of all the Banks or the Required Banks in accordance with this Agreement, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Banks. Agent shall not be considered, or be deemed, a separate agent of the Banks hereunder, but is, and shall be deemed, an Agent acting in its capacity as an Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to Agent or which Agent is otherwise entitled to take hereunder. Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action, except any action specifically provided by the Loan Documents to be taken by Agent.
Section 13.4    Consents and Approval.
(a)    Agent shall not, without first obtaining the consent of the Banks holding Ratable Shares totaling one hundred percent (100%) of the Loan, take any of the following actions:
(i)    amend the interest rate or Maturity Date set forth in the Loan Documents (except as may be expressly permitted in the Loan Documents),
(ii)    provide a written release of any material portion of the collateral for the Loan, or a written release of any obligations of any Guarantor (except as set forth in the Loan Documents),
(iii)    increase the Loan Amount (other than as a result of an advance which Agent directs to be made after an Event of Default to cure an Event of Default or to comply with any of Borrower’s covenants or otherwise to protect the value of the Project or the priority or validity of any Lien or security interest in favor of, or purportedly in favor of, the Banks (or Agent for the benefit of the Banks),
(iv)    waive, defer, forgive or reduce any principal or interest or fees (other than a fee due to less than all the Banks, provided that the consent of each such affected Bank is obtained) due under the Loan or extend the time for payment of any such principal or interest or fees (other than a fee due to less than all the Banks, provided that the consent of each such affected Bank is obtained), including, without limitation, the Maturity Date, except as set forth in Section 2.11,
(v)    permit Borrower to further encumber or hypothecate all or a material portion of the Project, except to the extent expressly permitted under the Loan Documents,
(vi)    change the Ratable Share or Commitment of any Bank, except in connection with a transfer of a Bank’s interest permitted under this Agreement,
(vii)    make any amendment to this Section 13.4 or any amendment to the percentage specified in the definition of Required Banks or otherwise change the definition of Banks,
(viii)    release any Guarantor from any of its material obligations under the Loan Documents, or

(ix)    take any action specifically requiring the consent of all the Banks under any of the other terms of this Agreement or any of the other Loan Documents.
(b)    Agent shall not, without first obtaining the consent of the Required Banks, take any of the following actions:
(i)    permit (x) Borrower to Transfer any direct or indirect interest in the Project or (y) Guarantor or any other Person to Transfer any direct or indirect interest in Borrower, in each case, except to the extent expressly permitted under the Loan Documents,
(ii)    declare the Note to be immediately due and payable following an Event of Default or any rescission of any such acceleration,
(iii)    (A) bring any action to foreclose the Lien of the Deed of Trust; or conducting a foreclosure sale pursuant to a power of sale; or accept a deed in lieu of foreclosure, (B) appoint a receiver for the collection of rents, (C) file or approve any plan in any proceeding under any Creditors’ Rights Law involving Borrower or any Borrower Party or the Project, (D) bring any suit to collect any of the Obligations or to sue on the Recourse Indemnity following an Event of Default, or (D) take any other remedial action or refrain from taking any remedial action, subject to Section 13.16,
(iv)    approve the Post-Default Plan,
(v)    material amendment or waiver with respect to the definition of “Cash Sweep Period” or any related definitions, or with respect to Section 2.9 or of the Cash Management Agreement,
(vi)    replacement of Manager or material amendment of any management or leasing agent agreement,
(vii)    material amendment or waiver with respect to the types, nature or amounts of insurance coverage,
(viii)    material amendment or waiver of any prohibition against distributions,
(ix)    material amendment or waiver of Guarantor financial covenants, or
(x)    following a substantial casualty or condemnation, any decision with respect to (x) restoration of the Property, (y) adjustment of casualty or condemnation claims or (z) application of insurance proceeds or condemnation awards.
(c)    As to any matter which is subject to a vote of the Banks, any of the Banks may require Agent to initiate such a vote. In such event, Agent shall be bound by the results of such vote, so long as the action voted in favor of is permissible under the Loan Documents and under applicable Legal Requirements, and subject to the obligation of each Bank to (x) contribute its

Ratable Share of all expenses and liabilities incurred in connection therewith and (y) indemnify Agent as more fully set forth in this Agreement.
(d)    In addition to the required consents or approvals referred to in this Section 13.4, Agent may at any time request instructions from the Banks with respect to any actions or approvals which, by the terms of this Agreement or of any of the other Loan Documents, Agent is permitted or required to take or to grant without instructions from any Banks, and if such instructions are promptly requested, Agent shall be absolutely entitled to take or to refrain from taking any action or to withhold any approval and shall not have any liability whatsoever to any Bank, Borrower or any Borrower Party for taking or refraining from taking any action or withholding any approval under any of the Loan Documents. In the event that Agent requests instructions from the Banks with respect to any matter as to which, pursuant to the express provisions of this Agreement, Agent is required to act in a reasonable manner, then the Banks shall also act in a reasonable manner with respect to their instructions to Agent as to such matter. Without limiting the foregoing, no Bank, Borrower or any Borrower Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Banks or, as applicable, all Banks, and each Bank, severally to the extent of its Ratable Share, hereby agrees to indemnify Agent against and hold it harmless from any and all loss it may incur by reason of taking or refraining from taking such action. Agent shall be fully justified as against the Banks in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be further indemnified to its satisfaction by the Banks ratably in proportion to their respective Commitments against any and all liability, cost and expense that Agent may incur by reason of taking or continuing to take any such action. If any indemnity or other assurances furnished to Agent for any purpose shall, in the reasonable opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished. Under no circumstances shall Agent be required to take any action that Agent in good faith believes (i) could reasonably cause it to incur any loss, or (ii) is in violation of any Legal Requirement. Notwithstanding anything that may be construed to the contrary in this subsection (d), neither Agent nor any the Banks may rely on the foregoing as against Borrower or any Borrower Party to the extent that Agent’s action or inaction would otherwise result in a breach by Agent or the Banks of their respective obligations to Borrower’s or any Borrower Party hereunder or under any of the Loan Documents and neither Borrower nor any Borrower Party shall be deemed by reason of this subsection (d) to have waived its rights with respect to a failure of Agent or any of the Banks to perform their respective obligations hereunder or under the other Loan Documents.
(e)    All communications from Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter as to which such determination, consent, approval or disapproval is requested, and (iii) shall include the recommendation of Agent. Each Bank shall reply within five (5) Business Days after request for approval, or such lesser time as may be reasonably determined by Agent due to time constraints in the Loan Documents (or other relevant factors) and specified in the request for approval. In the event any Bank fails to reply to a request for approval from Agent within five (5) Business Days or such lesser time, such Bank shall be deemed to have approved (and voted in favor of) Agent’s recommendation with respect to any matters set forth in the request.
Section 13.5    Rights as a Bank. Agent, in its capacity as a Bank, shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Bank and may exercise the same as though it were not Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Agent in its individual capacity. Borrower and each Bank acknowledge and agree that Agent, the Banks and/or their respective Affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of banking, trust, debt, equity advisory or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower, Guarantor, any other Borrower Party or any of its or their Affiliates. Banks acknowledge that pursuant to such activities, Agent named herein and its Affiliates may receive information regarding Borrower, any other Borrower Party and their respective Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower, such other Borrower Parties and such Affiliates), and acknowledge and agree that Agent named herein and its Affiliates shall be under no obligation to provide such information to Banks.
Section 13.6    Employment of Agents and Advisors.
(a)    Agent may undertake or execute any of its duties hereunder and under any other Loan Document by or through its directors, officers, shareholders, members, partners, managers, employees, agents, and attorneys-in-fact and neither Agent nor any of the foregoing shall have any liability hereunder, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.
(b)    Agent shall be entitled to rely upon any notice, certification, consent, resolution, certificate, affidavit, letter, e-mail, telegram, statement, paper, document or other communication believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and to rely upon the advice of consultants (including accountants and other experts) selected by Agent.
(c)    It is understood and agreed that in the event Agent determines it is necessary to engage counsel for the Banks at any time, said counsel shall be selected by Agent. Agent shall be entitled to (and to rely on) advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document. Agent selected, and the other Banks consented to the selection of, Dentons US LLP as Agent’s counsel for all matters in connection with the Loan, the Project and the transactions contemplated by the Loan Documents. Any such legal counsel shall be deemed to be acting on behalf of the Banks in assisting Agent with respect to the Loan, but shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Banks may diverge. If, at any time during the term of the Loan, any Bank shall decide that its interests have become so divergent from the interests of the other Banks or Agent that it does not feel it is prudent to be represented by the same counsel, such Bank may retain, at its sole cost and expense, its own counsel (but such Bank shall nevertheless remain responsible for its pro rata share of costs, expenses and liabilities including with respect to counsel selected by Agent); provided, however, that notwithstanding any potential divergent interests of the

Banks and any retention of individual counsel, the Banks agree that the counsel selected by Agent to represent the Banks generally in connection with the Loan, the Project and the transactions contemplated by the Loan Documents shall remain as counsel for all matters in connection therewith.
Section 13.7    Reimbursement and Indemnification.
(a)    Each Bank agrees to indemnify and defend Agent and to reimburse Agent promptly on request, ratably, except for Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment: (i) for any amounts (excluding principal and interest on the Loan, loan fees and other amounts owing under Article 2) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents; (ii) for any other expenses incurred by Agent on behalf of the Banks in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including fees of receivers or trustees, court costs, title company charges, filing and recording fees and reasonable attorneys’ fees and costs), if not paid by Borrower; (iii) for any expenses incurred by Agent on behalf of the Banks and not paid or reimbursed by Borrower which may be necessary or desirable to preserve and maintain collateral securing any of the Obligations or to perfect and maintain perfected the Liens upon such collateral, including, without limitation, any advances made to pay taxes or insurance or otherwise to preserve the Lien of the Deed of Trust or to preserve and protect the Project; (iv) for any amounts and other expenses incurred by Agent on behalf of the Banks in connection with any default by any Bank hereunder or under the other Loan Documents, if not paid by such Bank; (v) for any expenses incurred by Agent and not paid or reimbursed by Borrower if Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to its rights and obligations under this Agreement; and (vi) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, which are not paid or reimbursed by Borrower. Each Bank shall, within five (5) days after a demand therefor, contribute its respective Ratable Share of the actual (or estimated) costs and expenses incurred (or to be incurred) by Agent in accordance with the terms of this Agreement. The obligations of the Banks under this Section 13.7 shall survive payment of the Obligations and termination of this Agreement.
(b)    Agent shall not have any liabilities or responsibilities to Borrower or any Borrower Party on account of the failure of any Bank to perform its obligations hereunder or under any other Loan Document or to any Bank on account of the failure of Borrower or Borrower Parties or any other Bank to perform its obligations hereunder or under any other Loan Document.
Section 13.8    Documents. Each Bank acknowledges that it has received, reviewed and approved of the Loan Documents. Agent on behalf of the Banks shall hold executed originals of all of the Loan Documents, other than the originals of the Notes, each of which shall be delivered to the relevant Bank named therein. Agent agrees to maintain appropriate accounting records reflecting the Banks’ respective interests in the Loan, which records shall be conclusive, absent manifest error. The Banks and their respective accountants and consultants shall be permitted to examine and make copies of books and records relating to the Loan at reasonable times upon reasonable prior notice to Agent.
Section 13.9    No Responsibility for Loan, Recitals, Etc. Neither Agent nor any of its directors, officers, agents, shareholders, members, partners, managers, employees, attorneys-in-fact or Affiliates shall be responsible or liable for or have any duty to ascertain, inquire into, or verify: (a) any recital, statement, warranty or representation made by any other party under or in connection with any Loan Document or any borrowing thereunder; (b) the performance or observance of any of the covenants or agreements of any other party to any Loan Document including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (c) the satisfaction of any condition specified herein or in any other Loan Document; (d) the validity, effectiveness, genuineness or enforceability of this Agreement or any Loan Document or any other instrument or writing furnished in connection therewith; or (e) the value, sufficiency, creation, perfection or priority of any interest in any collateral security for the Obligations.
Section 13.10    No Representations; Banks’ Credit Decisions.
(a)    Each Bank acknowledges and agrees that Agent has not made any representations or warranties, express or implied, with respect to any aspect of the Loan, Borrower, Guarantor or the Project, including, without limitation (i) the existing or future solvency or financial condition or responsibility of Borrower or Guarantor, (ii) the payment or collectability of the Loan, (iii) the validity, enforceability or legal effect of the Loan Documents, or the title policy or the survey furnished by Borrower, or (iv) the validity or effectiveness of the Lien created by the Deed of Trust or the other security interests contemplated by the Loan Documents.
(b)    Each Bank has made or caused to be made an independent investigation of the Project, Borrower and Guarantor and their creditworthiness, and all other matters affecting such Bank’s decision to make its Ratable Share of the Loan. Each Bank acknowledges that Agent or its Affiliates is (or may be) a lender to the Guarantor or its Affiliates under other credit facilities and as a result may from time to time have information regarding the Guarantor or its Affiliates that is not (and will not be made) available to the Banks under the Loan. Each Bank acknowledges that notwithstanding the fact that Agent may have made available to such Bank certain information contained in Agent’s files and certain memoranda prepared by Agent for its general use with respect to the Loan, Agent has made no representations or warranties, oral or written, upon which such Bank has relied or is entitled to rely and such Bank has not relied in any manner upon any such materials which may have been made available to it by Agent or upon any judgment, determination or statements of Agent in entering into this Agreement or in making its Ratable Share of the Loan.
(c)    Each Bank acknowledges that it has, independently and without reliance upon Agent or any other Bank, and based on the financial statements and other information prepared by or on behalf of Borrower or Guarantor and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges and agrees that it will, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for notices, reports and other documents and information actually received by Agent and expressly required to be furnished to Banks by Agent hereunder, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, business, prospects, operations, properties, financial and other condition or creditworthiness of Borrower, Guarantor, any other Borrower Party, any asset manager or any Affiliate thereof which may come into the possession of Agent or any of its Affiliates. Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.
(d)    Agent maintains internal policies and procedures, standards and/or other documentation that address requirements placed on federally regulated lenders under the federal laws and regulations regarding flood insurance, including the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as amended (the “Flood Laws”). Agent, as administrative agent, will post on the applicable electronic platform (or otherwise distribute to each Bank in the syndicate) documents that it receives in connection with the Flood Laws. However, Agent reminds each Bank and Participant in the Loan that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a Bank or Participant in the Loan) is responsible for assuring its own compliance with the flood insurance requirements.
Section 13.11    Successor Agents.
(a)    Resignation and Removal of Agent. While an Event of Default exists or in the event that Agent (i) is no longer able or willing to agent mortgage loans in the United States (provided Agent also resigns as agent under all or substantially all of its other similar loan transactions under which it is permitted to resign as agent) or (ii) withdraws entirely or substantially from the U.S. real estate finance market, Agent may resign at any time from the performance of all its functions and duties hereunder by giving notice thereof to the Banks and Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, the later of (x) thirty (30) days after the retiring Agent gives notice of its intention to resign or (y) on the date set forth in such notice. Additionally, if Agent is grossly negligent or commits willful misconduct or if Agent sells or assigns the entirety of Agent’s interest in the Loan, the Required Banks may remove Agent from its role as Agent for the Banks, without affecting Agent’s rights or obligations as a Bank, such removal to be effective on the date specified by the Required Banks. Any resignation by Agent hereunder shall not affect its obligations and rights hereunder as a Bank.
(b)    Appointment of Successor. Upon the resignation or removal of Agent, or any successor Agent, the Required Banks shall appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no consent of Borrower shall be required if (i) the successor Agent is also a Bank as of the date hereof or (ii) an Event of Default then exists. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within sixty (60) days after delivery of notice of resignation or removal, then the departing Agent may, after consultation with the Banks and Borrower, appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no consent of Borrower shall be required if (x) the successor Agent is a Bank as of the date hereof or (y) an Event of Default then exists. Borrower shall grant or deny its consent within ten (10) Business Days after request therefor (and if denying consent, shall specify in reasonable detail the basis of its denial) and Borrower shall be deemed to have consented if (1) Borrower shall fail to reply within such ten (10) Business Day period and (2) a second written request thereof is sent to Borrower not less than ten (10) Business Days after Agent’s initial request therefor shall have been sent to Borrower and (3) within five (5) Business Days after Borrower’s receipt of such second request (which shall state in bold, upper case letters that failure to respond thereto within five (5) Business Days after receipt shall constitute deemed approval), Borrower shall have failed to deny such approval in writing. Upon the request of Borrower, Agent shall provide to Borrower copies of all documentation and information reasonably required by Borrower. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent and upon the execution of a written designation and acceptance, such Agent’s resignation shall become effective and such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations and liabilities hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents. The successor Agent shall promptly deliver to Borrower a copy of the designation and acceptance.
(c)    Failure to Appoint Successor. If no successor Agent has accepted appointment as Agent by the effective date of the retiring Agent’s resignation or removal, the retiring Agent’s resignation or removal shall nevertheless be effective and Banks shall perform all of the duties of Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Banks and for all purposes deal directly with the Banks, until such time, if any, as the Required Banks appoint a successor Agent as provided above.
Section 13.12    Pro Rata Treatment. Except to the extent otherwise expressly provided herein, (i) the respective interests of the Banks in the Loan shall be of equal priority with one another and no party shall have priority over the other and (ii) all payments received from Borrower or Guarantor from and after the date hereof on account of principal or interest under the Loan, shall be allocated by Agent pro rata among the Banks in accordance with their respective Ratable Shares.
Section 13.13    Sharing of Payments. Each Bank agrees that, in the event a Bank (or any of its Participants) shall obtain payment of any principal of its Notes or of interest thereon or any other sum through the exercise of a right of set-off, banker’s lien, counterclaim, or by any other means (including, without limitation, direct payment or pursuant to any Creditors’ Rights Law, including, without limitation the Bankruptcy Code), and such payment results in such Bank (or any such Participant) receiving a greater payment than it would have been entitled to had such payment been paid directly to Agent for disbursement to the Banks, then such Bank (or any such Participant) shall promptly remit to Agent such excess amounts, and Agent shall promptly remit to the other Banks, such amounts as shall be equitable, to the end that all Banks shall share ratably the benefit of such payment, but only to the extent that Agent has received such amounts. Borrower agrees that any Bank purchasing a Participation may, to the fullest extent permitted by Legal Requirements, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such Participations as fully as if such Bank were a holder of the Loan or other obligation in the amount of such Participation. Except as otherwise expressly provided in this Agreement, if any Bank shall fail to remit to Agent or any other Bank an amount payable by such Bank to Agent or such other Banks pursuant to this Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to Agent or such other Bank, at the Default Rate. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NO BANK MAY EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, COUNTERCLAIM OR OTHER RIGHT OR REMEDY WITH RESPECT TO BORROWER OR ANY BORROWER PARTY OR ANY PROPERTY WITHOUT AGENT’S CONSENT, WHICH CONSENT SHALL BE GIVEN OR WITHHELD IN AGENT’S SOLE AND ABSOLUTE DISCRETION.
Section 13.14    Non-Receipt of Funds by Agent. Unless Borrower notifies Agent prior to the date on which Borrower is scheduled to make payment to Agent of a payment of principal, interest or fees for the account of the Banks, that it does not intend to make such payment, Agent may assume that such payment has been made. Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If Borrower has not in fact made such payment to Agent, the recipient of such payment shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to the Prime Rate for such day.
Section 13.15    Payments Received. All payments actually received by Agent from Borrower for the account of the Banks shall be disbursed by Agent to the applicable Banks no later than the next Business Day following the day such payment is received on or before 2:00 p.m. (New York time) on such next Business Day. If payments received by Agent from Borrower are not disbursed to the applicable Banks the same day as they are received, Agent will use good-faith efforts to cause such funds to be invested overnight and each Bank will receive its Ratable Share of any interest so earned. The Banks acknowledge that Agent does not guarantee any particular level of return on the overnight funds and that Agent will invest such funds as it deems prudent from time to time.
Section 13.16    Borrower Default.
(a)    Agent shall not be deemed to have knowledge of the occurrence of a default or of an Event of Default unless Agent has actual knowledge thereof or has received notice from a Bank, Borrower or a Borrower Party specifying such default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Agent has actual knowledge of an Event of Default or receives a notice of the occurrence of an Event of Default, Agent shall give prompt notice thereof to the Banks. In the event that Agent sends a default notice to Borrower under the terms of the Loan Documents, Agent will promptly deliver to the Banks copies of the same.
(b)    Agent, following consultation with the Banks if required under this Agreement or any of the other Loan Documents, shall take such action (or refrain from taking such action) with respect to such Event of Default as it is directed to do so by the Required Bank and, if it receives no such direction within thirty (30) days after its request to the Banks, then as it shall deem appropriate and in the best interest of the Banks in Agent’s sole and absolute discretion. In no event shall Agent be required to take any action which it determines to be contrary to Legal Requirements or to the Loan Documents. Anything to the contrary contained elsewhere in this Agreement or in any of the other Loan Documents notwithstanding, each of the Banks acknowledges and agrees that no individual Bank may separately enforce or exercise any of the provisions, rights or remedies of or under any of the Loan Documents, including, without limitation, the Notes, other than by and through Agent.
(c)    The Banks agree to cooperate in good faith and in a commercially reasonable manner in connection with the exercise by Agent of the rights granted to the Banks by Legal Requirements and the Loan Documents, including, but not limited to, providing necessary information to Agent with respect to the Obligations, preparing and executing necessary affidavits, certificates, notices, instruments and documents and participating in the organization of applicable entities to hold title to the Project. Each Bank agrees that it shall subscribe to and accept its Ratable Share of the ownership interests in any entity organized to hold title to the Project and each such Bank agrees that the nature of such entity shall be determined by Agent.
Section 13.17    Agency Provisions Relating to Collateral.
(a)    Actions to Preserve Collateral. Agent is hereby authorized by the Banks on behalf of all Banks, without the necessity of any notice to or further consent from any Bank, at any time and from time to time, to take any action with respect to any collateral securing any of the Obligations which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the Liens upon such collateral; provided that Agent shall not, without the reasonable consent of the Required Banks, make protective advances (other than to pay real estate taxes and insurance premiums) in an aggregate amount in excess of $5,000,000 in any twelve (12)-month period.
(b)    No Other Obligations With Respect To Collateral. Except as expressly provided in this Agreement, Agent shall have no obligation whatsoever to any Bank or to any other Person to assure that any collateral securing any of the Obligations exists or is owned by Borrower or any Borrower Party or is cared for, protected or insured or has been encumbered or that the Liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.
(c)    Cost and Expenses of Enforcement. Should Agent commence any proceeding or in any way seek to enforce Agent’s or the Banks’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof Agent shall acquire title to any collateral securing any of the Obligations, each Bank, upon demand therefor from time to time, shall contribute its share (based on its Ratable Share) of the costs and/or expenses of any such enforcement or acquisition, as more fully set forth in Section 13.7.

(d)    Post-Default Plan. In the event that all or any portion of the collateral securing any of the Obligations is acquired by Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of the Obligations, title to any such collateral or any portion thereof shall be held in the name of Agent or a nominee or subsidiary of Agent and the Banks, as agent, for the ratable benefit of the Banks. Agent shall prepare a recommended course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Banks. Agent shall administer such collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Bank will contribute its Ratable Share of all costs and expenses incurred by Agent pursuant to the Post-Default Plan, including, without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such collateral, Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to the Banks. All such distributions shall be made to the Banks in accordance with their respective Ratable Shares. In no event shall the provisions of this Section 13.17(d) or the Post-Default Plan require Agent or any Bank to take any action which would cause Agent or such Bank to be in violation of any applicable Legal Requirement.
Section 13.18    Rights and Remedies Against a Defaulting Bank. If any Defaulting Bank fails to fund all or any portion of such Bank’s Commitment of the Loan or fails to reimburse Agent for its ratable portion of Agent’s costs and expenses pursuant to the terms of this Agreement or any of the other Loan Documents, within five (5) days of demand (the aggregate amount which the Defaulting Bank fails to pay or fund is referred to as the “Defaulted Amount”), then, in addition to the rights and remedies that may be available to the other Banks (the “Non-Defaulting Banks”) at law and in equity:
(a)    Suspension of Rights. Such Defaulting Bank’s right to participate in the administration of the Loan and the Loan Documents, including without limitation, any rights to vote upon, consent to or direct any action of Agent or Banks shall be suspended and such rights shall not be reinstated unless and until such default is cured (and for purposes of determining approval or disapproval by the Required Banks or all the Banks, the portion of the outstanding principal amount of the Loan allocated to any Defaulting Bank shall be disregarded for such determination); provided, however, that if Agent, in its capacity as a Bank, is a Defaulting Bank, Agent shall continue to have all rights provided for in this Agreement and the other Loan Documents with respect to the administration of the Loan unless and until it is removed as Agent pursuant to Section 13.11;
(b)    Funding and Subordination of Defaulted Amount.
(i)    Any or all of the Non-Defaulting Banks shall be entitled (but shall not be obligated) to fund the Defaulted Amount, and collect interest at the Default Rate on the Defaulted Amount from a Defaulting Bank (after crediting all interest actually paid by Borrower on the Defaulted Amount from time to time) from amounts otherwise payable to such Defaulting Bank for the period from the date on which the payment was due until the date on which payment is made. If more than one Bank elects to advance a portion of the Defaulted Amount, such Banks’ advances shall be made based on the relative Ratable Shares of the Loan of each advancing Bank or as otherwise agreed to by such Banks. Each Defaulting

Bank agrees to repay on demand each of the Non-Defaulting Banks who have advanced a portion of such Defaulting Bank’s Defaulted Amount;
(ii)    In the event a Defaulted Amount is funded by any Non Defaulting Banks pursuant to subsection (b)(i) above, the relevant Defaulting Bank’s interest in the Loan and the Loan Documents and the proceeds thereof shall be subordinated to any Defaulted Amount funded by any Non-Defaulting Banks pursuant to subsection (b)(i) above, plus interest which may be due in accordance with subsection (b)(i) above (to be applied pari passu among the Non-Defaulting Banks funding such Defaulted Amount), without necessity for executing any further documents, provided that such Defaulting Bank’s interest in the Loan and the Loan Documents and the proceeds thereof shall no longer be so subordinated if such Defaulted Amount funded by the Non-Defaulting Banks (and all interest which has accrued pursuant to subsection (b)(i) above) shall be repaid in full;
(iii)    To achieve such subordination, (x) Agent shall deduct from the interest due to the relevant Defaulting Bank on its subordinated interest in the Loan the excess of interest on the relevant Defaulted Amount at the rate specified in subsection (b)(i) above over the interest actually received from Borrower by the Non-Defaulting Banks which funded such Defaulted Amount on account of their portion of such Defaulted Amount for the same time period and (y) all amounts received by Agent on account of principal (or reimbursement for amounts otherwise advanced) which would otherwise be payable to such Defaulting Bank shall be paid pari passu to the Non-Defaulting Banks until such Defaulted Amount and all interest thereon has been repaid in full, and
(iv)    If, following the payment in full of all amounts due pursuant to subsection (b)(ii) above to the Non-Defaulting Banks who have funded all or any portion of any Defaulted Amount, there remains any Defaulted Amount which has not been funded by the Non-Defaulting Banks or the relevant Defaulting Bank (an “Unfunded Defaulted Amount”), then a portion of such Defaulting Bank’s interest in the Loan and the Loan Documents and the proceeds thereof equal to the amount of such Unfunded Defaulted Amount (together with interest thereon at the rate applicable to such Defaulted Amount from time to time pursuant to the Loan Documents) shall be subordinated to the interests of the Non-Defaulting Banks unless and until such Unfunded Defaulted Amount is funded either by one or more Non-Defaulting Banks or by such Defaulting Bank. Such portion of such Defaulting Bank’s interest, including any proceeds or distributions related thereto, may be used to fund to Borrower the relevant Unfunded Defaulted Amount if and when needed for Project costs.
(c)    Continuing Obligation. The failure of any Bank (including a Defaulting Bank) to pay any Defaulted Amount shall not relieve any other Bank of its obligation, if any, hereunder to advance its Ratable Share on the date such advance is required to be made, but no Bank shall be responsible for the failure of any Defaulting Bank to make its Ratable Share on such date.

(d)    Replacement of Defaulting Bank.
(i)    Borrower, upon three (3) Business Days’ written notice to the applicable Defaulting Bank and Agent, may, at any time prior to such time as such Defaulting Bank ceases being a Defaulting Bank, require that such Defaulting Bank transfer all of its right, title and interest under this Agreement and the other Loan Documents, such Defaulting Bank’s Notes and the other Loan Documents to a proposed Bank identified by Borrower that is satisfactory to Agent in its sole discretion if (x) such proposed Bank agrees to assume all of the obligations of such Defaulting Bank hereunder, and to purchase all of such Defaulting Bank’s Ratable Share of the Loan for an aggregate consideration equal to the sum (the “Defaulting Bank Purchase Price”) of (A) the aggregate outstanding principal amount of such Defaulting Bank’s Ratable Share of the Loan, together with interest thereon to the date of such purchase (to the extent not paid by Borrower), and (B) the applicable Defaulted Amount, together with interest thereon at the non-default rate due from Borrower to the date of such purchase (to the extent not paid by Borrower), and (y) reasonably satisfactory arrangements are made for payment to (1) the Bank(s) who funded the applicable Defaulted Amount and (2) such Defaulting Bank the balance of the Defaulting Bank Purchase Price.
(ii)    Notwithstanding anything to the contrary contained herein, a Bank that is not a Defaulting Bank (a “Replacement Bank”) shall have the right to replace a Defaulting Bank and the rights of such Defaulting Bank shall be assigned to the Replacement Bank, provided that, if more than one Bank elects to replace a Defaulting Bank, then the Required Banks shall select the Replacement Bank from the nominated Replacement Banks.
Nothing herein contained shall be deemed or construed to waive, diminish or limit, or prevent or estop Agent, any Bank or Borrower from exercising or enforcing any rights or remedies which may be available at law or in equity as a result of or in connection with any default under this Agreement or the other Loan Documents by a Defaulting Bank. In addition, no Bank shall be deemed to be a Defaulting Bank if such Bank refuses to fund its Ratable Share of any advance being made after any Event of Default under Sections 9.7 or 9.8 due to the lack of court approval for such advance.
Section 13.19    No Relation. Neither the relationship between Agent and the Banks, nor the relationship among the Banks, is intended by the parties to create, and neither shall create, any trust, joint venture or partnership relation between them.
Section 13.20    Amendments Affecting Agent as Agent. Notwithstanding anything to the contrary contained in this Agreement, Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights and/or obligations hereunder or thereunder unless it shall have given its prior written consent thereto.
Section 13.21    No Third-Party Beneficiary. The provisions of this Article 13 (other than Section 13.2, the last sentence of Section 13.4(d), Section 13.11(b), Section 13.18(d) and the penultimate sentence of Section 13.18) are solely for the benefit of Agent and Banks, and neither

Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof (except for the specified provisions). Borrower acknowledges and agrees that the provisions of this Article 13 are primarily intended to govern the relationship among the Banks and Agent, and the provisions of this Article 13 may accordingly be modified without Borrower’s consent, written or otherwise (except for the specified provisions and provided, that no such modification shall in any manner increase the obligations or liabilities of Borrower hereunder, decrease the rights of Borrower hereunder or cause any costs to Borrower except de minimis costs).
ARTICLE 14

ANTI-TERRORISM AND ANTI-MONEY LAUNDERING PROVISIONS
Section 14.1    Embargoed Persons. Borrower represents and warrants to Agent and the Banks as of the Closing Date that:
(a)    none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by, any Person that is the target of trade restrictions under U.S. Legal Requirements, including, without limitation, those who are covered by the International Emergency Economic Powers Act, 50 U.S.C. §§1701 et. seq. and The Trading with the Enemy Act, 50 U.S.C. App. 1 et. seq., as each of the same may be amended, modified, replaced and/or supplemented from time to time, and any Executive Orders, rules and/or regulations promulgated thereunder (an “Embargoed Person”) with the result that Bank/AA Exposure could occur;
(b)    to Borrower’s knowledge, no Embargoed Person has any interest of any nature whatsoever (whether directly or indirectly) in Borrower with the result that Bank/AA Exposure could occur; and
(c)    none of the funds of Borrower have been derived from any unlawful activity with the result that Bank/AA Exposure could occur. “Bank/AA Exposure”: shall mean any one or more of the following: (i) the Loan is in violation of Legal Requirements, or (ii) the Project or any other collateral for the Loan or any portion thereof (including the Rents (as defined in the Deed of Trust) or other income to be derived therefrom) is subject to forfeiture or to being frozen, seized, sequestered or otherwise impaired by a Governmental Authority, or (iii) the Loan or any payments made or to be made in respect thereof (including principal and interest) is subject to forfeiture or to being frozen, seized, sequestered or otherwise impaired by a Governmental Authority or (iv) Agent or the Banks or any of their collateral for the Loan or the Lien priority thereof or any of Agent’s or Banks’ rights or remedies in respect of the Loan or the collateral therefor is otherwise impaired or adversely affected, or (v) any of the Banks or Agent or any of their respective officers, directors, employees or agents is subject to criminal or civil liability or penalty.
Section 14.2    Patriot Act; OFAC. Borrower represents and warrants to Agent and the Banks as of the Closing Date that neither Borrower nor, to Borrower’s knowledge, any of its direct or indirect owners (excluding shareholders of publicly traded entities) is a Person who is in violation of the U.S. Federal Bank Secrecy Act and its implementing rules and/or regulations (31 CFR part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56 and the regulations promulgated thereunder, as each of the same may be amended, modified, replaced and/or supplemented from time to time (collectively, the “Patriot Act”), any order, rule and/or regulation issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other anti-money laundering Legal Requirements with the result that Bank/AA Exposure could occur.
Section 14.3    Restricted Persons. Borrower represents and warrants to Agent and the Banks as of the Closing Date that (a) neither Borrower nor, to Borrower’s knowledge, any of its direct or indirect owners (excluding shareholders of publicly traded entities) is a Person (i) with whom U.S. Persons are restricted from doing business under (x) rules and/or regulations issued by OFAC (including those Persons named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any U.S. Legal Requirements (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or (y) any other Legal Requirements, (ii) who appears on the OFAC List, World Check, the Dow Jones Watch List, the Special Reference List or any other comparable list, domestic or foreign, used by Agent and/or any of the Banks from time to time, or (iii) operating, organized or resident in a Sanctioned Country or is owned or controlled by any such Person, if, with respect to either clause (i), (ii) or (iii) , Bank/AA Exposure could occur, if Bank/AA Exposure could occur, and (b) without limiting the foregoing, Borrower is not presently funding its obligations hereunder with funds from any of the Persons referred to in this Section 14.3, if Bank/AA Exposure could occur. Borrower and its subsidiaries and their respective directors, officers, employees and agents are in compliance with any of the Legal Requirements referred to in this Article 14 and applicable Sanctions. Borrower shall not use, and shall direct that its subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any of the Legal Requirements referred to in this Article 14, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Embargoed Person or Restricted Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to Borrower or its subsidiaries.
Section 14.4    Certain Transfers.
(a)    Anything to the contrary contained in this Agreement or the other Loan Documents notwithstanding, in no event shall a Transfer (excluding any transfer of securities that are publicly traded on a national exchange (regardless whether such transfer or issuance is of publicly traded securities or interests)) (1) to an Embargoed Person occur if the result of an Embargoed Person holding any direct or indirect interest in Borrower (at any level) is that Bank/AA Exposure will occur, or (2) be made or suffered to occur if, as a result of such Transfer, there would result a violation of (A) the U.S. Federal Bank Secrecy Act, as amended, modified, replaced and/or supplemented from time to time, and its implementing rules and/or regulations (31 CFR part 103), including, without limitation, with respect to those Persons named on OFAC’s Specially Designated Nationals and Blocked Persons list, (B) the Patriot Act, (C) any order issued with respect to anti-money laundering by OFAC, (D) the Executive Order or (E) any other Legal Requirements which, or the subject matter of which, relates to matters similar to those matters which are addressed by the Legal Requirements referred to in clauses (A) through (D) above if, with respect to clauses (A), (B), (C), (D) or (E), Bank/AA Exposure could occur.
(b)    If requested by Agent in connection with any Transfer (excluding any transfer of securities that are publicly traded on a national exchange (regardless whether such transfer or issuance is of publicly traded securities or interests)), Borrower shall certify to Agent and the Banks that, as a result of such Transfer, there will be no violation of Section 14.4(a) above.
ARTICLE 15

ASSIGNMENT AND PARTICIPATION
Section 15.1    Assignments. (A) Agent may at any time assign (i) to its Affiliate, to any of the Banks or any Approved Lender or (ii) to any Person with the reasonable consent of Borrower and (B) with the consent of Agent (not to be unreasonably withheld), any of the Banks may at any time assign (x) to its Affiliate, any of the Banks or to an Approved Lender or (y) to any Person, while no Event of Default exists, with the consent of Borrower (not to be unreasonably withheld), which consent shall be deemed given if not objected to within five (5) Business Days after requested (each, an “Assignment” and each such assignee, an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Note and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement in the form of Exhibit F and executed by such Assignee and the assigning Bank (and accompanied by a processing fee of $4,500.00 payable by such Assignee to Agent); provided, that, in each case, after giving effect to such Assignment, the Assignee’s Commitment, and, in the case of a partial assignment, the assigning Bank’s Commitment, each will be equal to or greater than $20,000,000.00 and, in the case of an assignment by United Overseas Bank Limited, New York Agency, such assigning Bank shall continue to hold a Commitment equal to at least twelve percent (12%) of the Principal Balance. Upon (i) execution and delivery of such instrument, (ii) payment by such Assignee to the assigning Bank of an amount equal to the purchase price agreed upon between such Bank and such Assignee, and (iii) payment by the assigning Bank of Agent’s processing fee and Agent’s counsel’s fees and expenses in connection with such assignment, such Assignee shall be deemed a “Bank” under this Agreement and shall have all the rights and obligations of a Bank as set forth in such assignment and assumption agreement, and the assigning Bank shall be released from its obligations hereunder to a corresponding extent accruing from the date of such Assignment, and no further consent or action by any party shall be required. Upon the consummation of any Assignment pursuant to this Section 15.1, Borrower agrees at no cost or expense to Borrower (provided, however, that Borrower shall be responsible for its attorneys’ fees and expenses, if any) to issue substitute Note(s) to the Assignee with respect to the Loan, in exchange for the return of the original(s) thereof issued to such assigning Bank (or for an affidavit of lost note in the event such Bank is unable to locate the same). Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Agent a duly completed and signed certification as to exemption from any U.S. federal Withholding Taxes or U.S. federal backup Withholding Taxes in accordance with Section 2.5. No Bank shall be permitted to assign any portion of the Loan to Borrower or an Affiliate of Borrower. Anything in this Agreement to the contrary notwithstanding, while an Event of Default exists, Agent and/or any of the Banks may assign all or any portion of its interest in the Loan and the Loan Documents to any third party that it wishes to assign to without consent of Borrower, provided that no such assignment shall be permitted to Borrower or an Affiliate of Borrower. Notwithstanding anything herein, it is acknowledged and agreed that it shall be reasonable of Borrower, while no Event of Default exists, to withhold its consent with respect to a sale or assignment to, or Participation to, any of the Excluded Transferees.
Section 15.2    Participations.
(a)    Any of the Banks may at any time grant to one or more Banks or other financial institutions or Affiliates thereof (each, a “Participant”) participating interests in its Loan (each a “Participation”); provided that, while no Event of Default exists, no Participation may be granted to any Excluded Transferee. In the event of any such grant by a Bank of a Participation to a Participant, whether or not Borrower or Agent was given notice, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder. Any agreement pursuant to which any of the Banks may grant such a Participation shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any of the other Loan Documents; provided, that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement or any of the other Loan Documents without the consent of the Participant.
(b)    Each Bank agrees to provide Borrower and Agent with notice of all Participations sold by such Bank, and shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (whether in one or more systems or collections, collectively, the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.3(d) and 2.5 (subject to the requirements and limitations therein, including the requirements under Section 2.5 (it being understood that the documentation required under Section 2.5 shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 15.2(b), provided that such Participant (A) agrees to be subject to the provisions of Section 2.5(h) as if it were an assignee under Section 15.2(b), and (B) shall not be entitled to receive any greater payment under Section 2.5, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change that occurs after the Participant acquired the applicable participation.

Section 15.3    Cooperation. Borrower recognizes that in connection with Banks’ selling of Participations or making of Assignments with respect to the Loan, any or all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower, Guarantor or the Loan, may be exhibited to and retained by any such Participant or Assignee or prospective Participant or Assignee. In connection with a Bank’s delivery of any financial statements, other data (such as Borrower’s rent (including percentage rent) receipts and tenant sales information) and appraisals to any such Participant or Assignee or prospective Participant or Assignee, such Bank shall also obtain a confidentiality agreement in the form of Exhibit G. Each of Borrower and Guarantor agrees to provide all assistance reasonably requested by a Bank at no cost to Borrower or Guarantor (provided, however, that Borrower and Guarantor shall be responsible for their attorneys’ fees and expenses, if any), in order to enable such Bank to sell Participations or make Assignments of its Commitment for the Loan as permitted by this Article 15.
Section 15.4    Federal Reserve Bank or Other National Equivalent. Any of the Banks may at any time (without notice to Borrower, Agent or any other Bank and without payment of any fee) assign all or any portion of its rights under this Agreement and the Note to (a) a Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by the Board of Governors of the Federal Reserve System, or (b) any Bank’s central bank, and in either event, such rights shall be fully transferable as provided therein. No such assignment shall release the assigning Bank from its obligations hereunder.
Section 15.5    Agent’s Register. Agent shall, acting solely for this purpose as an agent of Borrower, maintain a copy of each assignment and assumption agreement delivered to it and a register showing the names and addresses of the Banks and the Commitment of, and principal amount (and stated interest) of the Loan owing to, each Bank pursuant to the terms hereof from time to time (the “Agent’s Register”). The entries in Agent’s Register shall be conclusive in the absence of manifest error, and Borrower, Agent and the Banks shall treat each Person whose name is recorded in Agent’s Register as the owner of such portion of the Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any Assignment of any portion of the Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in Agent’s Register. Agent’s Register shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice thereto. Upon satisfaction of all conditions set forth in Section 15.1, Agent shall: (a) promptly accept the relevant Assignment; and (b) on the effective date determined pursuant thereto, record the information contained therein in Agent’s Register and give notice of such Assignment and recordation to the Banks and Borrower.
Section 15.6    [Reserved].
Section 15.7    Prohibition of Assignments by Borrower. Borrower may not assign or attempt to assign its rights under this Agreement or the other Loan Documents.
Section 15.8    Severance. Agent (with the consent of all of the Banks) shall have the one-time right, at any time prior to an Assignment or Participation pursuant to this Article 15, to modify the Loan in order to create one or more notes of equal or varying priority and/or interest rates

(including, without limitation, so-called “A/B Notes”); provided, that: (a) the Principal Balance of the Loan as of the effective date of such modification equals the Principal Balance of the Loan immediately prior to such modification; and (b) the weighted average stated interest rate of all such notes on the date created and throughout the term of the Loan shall equal the stated interest rates that were applicable to the Loan immediately prior to such modification of the Loan. Agent shall have the right to modify the Loan in accordance with this Section 15.8 upon notice to Borrower in which event such modification shall then be deemed effective. If requested by Agent, Borrower shall promptly execute an amendment to this Agreement, the Note and the other Loan Documents to evidence such modification; provided that such amendment shall have no materially adverse tax consequences to Borrower or any of its direct or indirect owners. Borrower shall, at no cost or expense to Borrower (provided, however, that Borrower shall be responsible for its attorneys’ fees and expenses, if any), cooperate with all reasonable requests of Agent in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Agent in connection therewith.
[signature pages follow]

EXECUTED as of the date first written above.

AGENT:	UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY

By:    /s/ William A. Sinsigalli
William A. Sinsigalli
Executive Director

By:    /s/ Eriberto De Guzman
Eriberto De Guzman
Managing Director

[signatures continue on following pages]

BORROWER:
WYNN/CA PLAZA PROPERTY OWNER, LLC,
a Nevada limited liability company
By:    Wynn/CA Plaza JV, LLC,
a Nevada limited liability company,
its sole member
By:    Wynn Plaza, LLC,
a Nevada limited liability company,
its managing member
By:    Wynn Resorts, Limited,
a Nevada corporation,
its sole member
By:    /s/ Craig Billings
Name: Craig Billings
Title: Chief Financial Officer and Treasurer
[signatures continue on following pages]

BORROWER:
WYNN/CA PROPERTY OWNER, LLC,
a Nevada limited liability company
By:    Wynn/CA JV, LLC,
a Nevada limited liability company,
its sole member
By:    Wynn Retail, LLC,
a Nevada limited liability company,
its managing member
By:    Wynn Resorts, Limited,
a Nevada corporation,
its sole member
By:    /s/ Craig Billings
Name: Craig Billings
Title: Chief Financial Officer and Treasurer
[signatures continue on following page]

THE BANKS:

$338,500,000.00	UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY

By:    /s/ William A. Sinsigalli
William A. Sinsigalli
Executive Director

By:    /s/ Eriberto De Guzman
Eriberto De Guzman
Managing Director

[signatures continue on following page]

$115,000,000.00	FIFTH THIRD BANK, an Ohio banking corporation
By:    /s/ Michael Perillo
Michael Perillo
Vice President
[signatures continue on following page]

$100,000,000.00	SUMITOMO MITSUI BANKING CORPORATION,
as a Lender
By:    /s/ William G. Karl
Name: William G. Karl
Title: Executive Officer
[signatures continue on following page]

$61,500,000.00	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a banking corporation organized under the laws of the Republic of France
By:    /s/ Adam Jenner
Name: Adam Jenner
Title: Director
By:    /s/ Jason Chrein
Name: Jason Chrein
Title: Managing Director